As filed with the Securities and Exchange Commission on June 17, 2008
Registration No. 333-151136

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
on
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zhongpin Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2011	54-2100419
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 Changshe Road, Changge City
Henan Province, The People’s Republic of China
011 86 374-6216633
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Eric M. Hellige, Esq.
Pryor Cashman LLP
410 Park Avenue
New York, NY 10022-4441
Telephone: (212) 421-4100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Eric M. Hellige, Esq.
Pryor Cashman LLP
410 Park Avenue
New York, New York 10022-4441
Telephone: (212) 421-4100
Facsimile: (212) 326-0806

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
__________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.001 par value	7,188,346 shares	$12.50	$89,854,325	$3,532
Common Stock, $.001 par value(2)	3,125,000 shares	$12.50	$39,062,500	$1,535
Common Stock, $.001 par value(3)	1,049,582 shares	$12.50	$13,119,775	$516
Common Stock, $.001 par value(4)	646,770 shares	$12.50	$8,084,625	$318
Total Registration Fee				$5,901	*

**
Pursuant to Rule 429, the prospectus included in this registration statement relates to 12,009,698 shares of common stock previously registered under the registrant’s registration statements on Form S-1, File Nos. 333-140190, 333-142239, 333-144573 and 333-147639, for which registration fees totaling an aggregate of $7,179 were previously paid. Accordingly, as provided by Rule 429(b), this registration statement is also intended to be deemed a post-effective amendment to each of the registrant’s registration statements on Form S-1, File Nos. 333-140190, 333-142239, 333-144573 and 333-147639.

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price on The NASDAQ Stock Market on June 11, 2008.

(2)	The shares of common stock being registered hereunder are being registered for resale by selling stockholders named in the prospectus upon conversion of shares of Series A convertible preferred stock.

(3)	The shares of common stock being registered hereunder are being registered for resale by selling stockholders named in the prospectus upon the exercise of outstanding common stock purchase warrants.

(4)
The shares of common stock being registered hereunder are being registered for resale by selling stockholders named in the prospectus upon the exercise and conversion of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

_________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

Explanatory Note

This Registration Statement on Form S-1 relates to an aggregate of 12,009,698 shares of the Registrant’s common stock that was previously registered on the Registrant’s Registration Statements on Form S-1, File Nos. 333-140190, 333-142239, 333-144573 and 333-147639 (the “Registration Statements”), as amended, originally filed with the Securities and Exchange Commission on January 24, 2007, April 19, 2007, July 13, 2007 and November 24, 2007, respectively, and subsequently declared effective. In accordance with the provisions of Rule 429 under the Securities Act of 1933, the prospectuses included in the Registration Statements are being combined with the prospectus included in this Form S-1. Accordingly, the Selling Stockholders identified in the Registration Statements are included herein.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2008

PROSPECTUS

12,009,698 Shares

Zhongpin Inc.

Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 12,009,698 shares of common stock, of which (i) 7,188,346 shares are issued and outstanding, (ii) 3,125,000 shares are issuable upon the conversion of shares of our Series A convertible preferred stock, (iii) 1,049,582 shares are issuable upon the exercise of our outstanding common stock purchase warrants and (iv) 646,770 shares of common stock are issuable upon the exercise and conversion of our outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HOGS.” On June 11, 2008, the last reported sale price of our common stock, as report by The NASDAQ Stock Market, was $12.50 per share.

See “Risk Factors” beginning on page 5 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2008

We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, our company or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this prospectus in its entirety, including the information under “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the one-for-35.349 reverse split of our common stock effected on February 16, 2006.

Our Company

We are principally engaged in the meat and food processing business in The People’s Republic of China (the “PRC”). Our product line includes over 270 unique meat products, including chilled pork, frozen pork, pig by-products and prepared meats, that are sold on a wholesale basis and on a retail basis through an exclusive network of showcase stores, network stores and supermarket counters under our “Zhongpin” brand. Our nine processing plants, which are located in Henan, Heilongjiang and Sichuan Provinces and in the Economic Development Zone in Tianjin City in the PRC, have a total of 15 production lines with an aggregate processing capacity of approximately 963 metric tons per day, based on an eight-hour working day, or approximately 346,680 metric tons on an annual basis. We also produce and sell vegetables and fruits, and have contracts with more than 100 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. Our products are sold under the “Zhongpin” brand name.

According to an October 2006 report of the United States Department of Agriculture, the PRC is the largest food consuming nation in the world and is the world’s largest pork producer and consumer. The meat and meat processing industry in the PRC is regarded by the central government as a “key” industry and certain participants in the industry, including our company, receive special tax incentives and technology subsidies. According to a market analysis of the fresh and processed meat industry in the PRC published in June 2005 by Access Asia Limited, an independent research organization (“Access Asia”):

•	In 2004, domestic demand for meat and related products in the PRC totaled 72,360,000 metric tons and such demand is expected to reach 100,000,000 metric tons by 2010;

•	The total domestic production value of meat and related products in the PRC in 2004 was US$84 billion and the estimated production value in 2010 is expected to reach US$120 billion;

•	Domestic per capita meat consumption in the PRC was estimated to be approximately 49 kg in 2004 and is expected to increase to 70-80 kg by 2010; and

•	Per capita consumption of meat in urban areas in the PRC is twice the amount of the national average.

At March 31, 2008, our customers included 17 international or domestic fast food companies in the PRC, 39 export-registered processing factories and 1,621 school cafeterias, factory canteens, army posts and national departments. At such date, we also sold directly to 2,946 retail outlets, including supermarkets, within the PRC.

To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines. At March 31, 2008, we had a total of 114 showcase stores, 929 network stores and 1,903 supermarket counter locations.

We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

•	We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

•	We have a wide distribution network through major areas of the PRC;

•	The “Zhongpin” brand name is well recognized in major areas of the PRC as an established and leading brand;

•	We have advanced production equipment for the packaging of meat and food;

•	Our customers include some of the largest supermarket chains, such as Lianhua Supermarket Group, Carrefour China and Metro (China) Group;

•
We have implemented a comprehensive logistics management program and have an efficient delivery system that, at March 31, 2008, utilized 267 temperature-controlled container trucks and public railway services;

•	Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

•	We have an emphasis on quality assurance systems;

•	We have a comprehensive brand building strategy and brand equity management;

•	We have an innovative product development program, with approximately 171 new products under development at March 31, 2008; and

•
We experienced compound annual revenue growth of 77% (cumulative growth of 985%) and compound annual profit growth of 86% (cumulative growth of 1,206%) during the five-year period ended December 31, 2007.

Our principal executive offices are located at 21 Changshe Road, Changge City, Henan Province, The People’s Republic of China, and our telephone number at that address is 011 86 374-6216633. We maintain Internet websites at www.zhongpin.com (Chinese language) and www.zpfood.com (English language). Information on our websites is not part of this prospectus.

About This Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 12,009,698 shares of common stock, of which (i) 7,188,346 shares are issued and outstanding, (ii) 3,125,000 shares are issuable upon the conversion of shares of our Series A convertible preferred stock, (iii) 1,049,582 shares are issuable upon the exercise of our outstanding common stock purchase warrants and (iv) and 646,770 shares of common stock issuable upon the exercise and conversion of our outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered	12,009,698 shares

Common Stock Outstanding at June 1, 2008	27,125,560 shares

Preferred Stock Outstanding at June 1, 2008	2,359,600 shares, which shares are convertible into 2,359,600 shares of common stock

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Nasdaq Ticker Symbol	HOGS

Selected Financial Information

The following selected consolidated income statement data for the three years ended December 31, 2005, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2006 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated income statement data for the three months ended March 31, 2007 and 2008 and the selected consolidated balance sheet data as of March 31, 2007 and 2008 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. These consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. Our selected consolidated income statement data for the years ended December 31, 2003 and 2004 and our selected consolidated balance sheet data as of December 31, 2003, 2004 and 2005 have been derived from the audited financial statements of Henan Zhongpin, our deemed predecessor, which are not included in this prospectus. The historical results presented below are not necessarily indicative of the results that may be expected in any future period.

	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
		(Restated)		(Restated)
	(In thousands, except per share amounts)
Selected Income Statement Data:
Net Sales	$108,728	$55,792	$291,373	$143,812	$73,400	$42,787	$29,593
Gross Profit	14,192	7,742	37,504	20,616	12,179	6,117	3,449
Income From Operations	7,803	4,649	21,917	3,537	7,484	3,058	1,736
Net Income	7,288	4,010	18,525	4,109	5,914	2,768	1,536
Net Income per Common Share:
Basic	0.25	0.21	0.84	0.23	0.50	0.24	0.13
Diluted	0.24	0.19	0.80	0.20	0.50	0.24	0.13
Cash Dividends	-	-	-	-	-	-	0.005

		December 31,
	March 31, 2008	2007	2006	2005	2004	2003
Selected Balance Sheet Data:
Property, Plant, Equipment	$79,705	$66,430	$32,597	$10,213	$10,072	$5,805
Total Assets	241,290	216,901	102,222	53,254	32,167	27,528
Long-Term Debt (Less Current Maturities)	1,635	1,635	1,912	2,264	4,329	7,638
Stockholders’ Equity	157,886	143,018	52,697	14,516	8,183	5,414

RISK FACTORS

An investment in our in our common stock involves a high degree of risk. The risks described below include all material risks to our company or to investors in this offering that are known to our company. You should carefully consider such risks before participating in this offering. You should pay particular attention to the fact that we conduct all of our operations in the PRC and our business is governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus.

Risks Relating To Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. While Henan Zhongpin was established as a state-owned meat processing factory in 1993, the current management team purchased the business via a privatization scheme and commenced a restructuring of the enterprise in 1997. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing market for fresh meats and processed meat products in the PRC. Some of these risks and uncertainties relate to our ability to:

•	offer additional food products to attract and retain a larger customer base;

•	attract additional customers and increased spending per customer;

•	increase awareness of our brand and continue to develop customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new food products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If there are any interruptions to or a decline in the amount or quality of our live pigs, raw pork or other major raw material supply, our production or sales could be materially and adversely affected.

Live pigs and raw pork are the principal raw materials used in our production. We procure all of our live pigs and some of our raw pork from a number of third-party suppliers. Our third-party suppliers may not continue to be able to supply an adequate number of live pigs and raw pork to satisfy our present and future production needs. The supply of pork is dependent on the output of pig farms, which may be affected by outbreaks of diseases or epidemics. Our current suppliers may not be able to provide live pigs or raw pork of sufficient quality to meet our stringent quality control requirements. Any interruptions to or decline in the amount or quality of our live pigs or raw pork supply could materially disrupt our production and adversely affect our business. In addition to live pigs and raw pork, we also use additives and packaging in our production, which we source from third-party suppliers, and resell a wide variety of fruits and vegetables, which we purchase from third-party farms. Any interruptions to or decline in the amount or quality of our additives or packaging supply, or in the fruits or vegetables we procure, could also disrupt our production or sales and adversely affect our business. We are vulnerable to further increases in the price of raw materials (particularly of live pigs and raw pork) and other operating costs, and we may not be able to entirely offset these increasing costs by increasing the prices of our products, particularly our processed meat products.

We purchase agricultural products, such as live pigs, raw pork and a wide variety of fruits and vegetables, for use in our production process and for resale. The price of such raw materials is subject to fluctuations that are attributable to a number of factors, such as the price of animal feed, diseases and infections, and weather conditions. For example, during 2006 and 2007, prices of live pigs rose sharply. The average selling price of live pigs purchased by our company rose by approximately 8% and 41% in 2006 and 2007, respectively. If the costs of raw materials or other costs of production and distribution of our products increase further, and we are unable to entirely offset these increases by raising prices of our products, our profit margins and financial condition could be adversely affected.

We may be unable to anticipate changes in consumer preferences for processed meat products, which may result in decreased demand for our products.

Our continued success in the processed meat products market is in large part dependent on our ability to anticipate and develop products that appeal to the changing tastes, dietary habits and preferences of customers. If we are not able to anticipate and identify new consumer trends and develop new products accordingly, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs relating to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated.

If the chilled and frozen pork market in the PRC does not grow as we expect, our results of operations and financial condition may be adversely affected.

We believe chilled and frozen pork products have strong growth potential in the PRC and, accordingly, we have continuously increased our sales of chilled and frozen pork. If the chilled and frozen pork market in the PRC does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business, including, without limitation, a slaughtering permit in respect of each of our chilled and frozen pork production facilities and a permit for production of industrial products in respect of each of our processed meat production facilities. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Our ability to export may be restricted if we cannot maintain current licenses or obtain additional licenses in other countries and regions.

For the three years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008, revenue attributable to our export business as a percentage of our total revenue was approximately 10.2%, 8.5%, 5.5% and 2.1%, respectively. We must maintain certain licenses from applicable foreign governments in order to continue to export to those jurisdictions. In addition, we must apply for licenses from applicable foreign governments should we desire to export our products to countries with which we currently do not have business relations. We cannot assure you that we can maintain our current licenses for export or obtain licenses to export to countries with which we do not currently have business relations. The loss of any licenses or the inability to obtain new licenses to export may adversely affect the aggregate amount of our export sales and the profitability of our business.

The loss of senior management or key research and development personnel or our inability to recruit additional personnel may harm our business.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new processing technologies and food products and the enhancement of our existing products. In particular, we rely substantially on our chairman and chief executive officer, Mr. Xianfu Zhu, and our executive vice president, Mr. Baoke Ben, to manage our operations. We also depend on our key research personnel. In addition, we also rely on information technology and logistics personnel for the production, storage and shipment of our products and on marketing and sales personnel, engineers and other personnel with technical and industry knowledge to transport, market and sell our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, in particular Mr. Zhu or Mr. Ben, would have a material adverse effect on our business and operations. Competition for senior management and research and development personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key research and development personnel that we lose. In addition, if any member of our senior management or key research and development personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key research and development personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key research and development personnel.

We compete for qualified personnel with other food processing companies, food retailers, logistics companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

Our growth strategy may prove to be disruptive and divert management resources, which could adversely affect our existing businesses.

In November 2006, we leased a production facility located in Hailun City, Heilongjiang Province in the PRC, in June 2007, we acquired a production facility located in Deyang City, Sichuan Province and in September 2007, we leased a production facility located in the Economic Development Zone in Tianjin City in the PRC. Our growth strategy also includes the expansion of our manufacturing operations to include new production plants located within Henan Province. In addition, we intend to expand our network of sales offices and warehouses to additional cities in the PRC and may include acquisitions of additional products, manufacturing or production capabilities or sources of supply. The implementation of such strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes. We also could experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Our operations are cash intensive and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our raw material procurement. Our suppliers, in particular, suppliers of pigs, typically require payment in full within seven days after delivery, although some of our suppliers provide us with credit. In turn, we typically require our customers of chilled and frozen pork to make payment in full on delivery, although we offer some of our long-standing customers credit terms. We generally fund most of our working capital requirements out of cashflow generated from operations. If we fail to generate sufficient revenues from our sales, or if we experience difficulties collecting our accounts receivable, we may not have sufficient cashflow to fund our operating costs and our profitability could be adversely affected.

We may be unable to maintain our profitability in the face of a consolidating retail environment in the PRC.

We sell substantial amounts of our products to supermarkets and large retailers. The supermarket and food retail industry in the PRC has been, and is expected to continue, undergoing a trend of development and consolidation. As the retail food trade continues to consolidate and our retail customers grow larger and become more sophisticated, they may demand lower pricing and increased promotional programs. Furthermore, larger customers may be better able to operate on reduced inventories and potentially develop or increase their focus on private label products. If we fail to maintain a good relationship with our large retail customers, or maintain a wide offering of quality products, or if we lower our prices or increase promotional support of our products in response to pressure from our customers and are unable to increase the volume of our products sold, our profitability could decline.

Our operating results may fluctuate from period to period and if we fail to meet market expectations for a particular period, our share price may decline.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in live pig supply and processed meat products consumption. For example, demand for our products in general is relatively high before the Chinese New Year in January or February each year and lower thereafter. Our production and sales of chilled and frozen pork are generally lower in the summer, due to a lower supply of live pigs. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control. We cannot assure you that our operating results will meet the expectations of market analysts or our investors. If we fail to meet their expectations, there may be a decline in our share price.

We derive a substantial portion of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

Substantially all of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent a substantial proportion of our total revenues in the near future. Any significant decline in the condition of the PRC economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our revenues and profitability.

We rely on our exclusive network of showcase stores, network stores and supermarket brand counters for the success of our sales and our brand image, and should they perform poorly, our revenues and brand image could be materially and adversely affected.

In addition to our sales to wholesale customers, we sell our products through showcase stores, network stores and supermarket brand counters. All of these retail-based stores exclusively sell our pork products and display the Zhongpin logo on the fascia of the stores. For the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008, these retail outlets accounted for approximately 48.0%, 45.0%, 44.0% and 41.2%, respectively, of our total revenue. Any significant deterioration in the sales performance of our retail-based stores could adversely affect our financial results. In addition, any sanitation, hygiene or food quality problems that might arise from the retail-based stores could adversely affect our brand image and lead to a loss of sales. We do not own or franchise any of the retail-based stores.

We rely on the performance of our wholesale retailer and mass merchant customers for the success of our sales, and should they perform poorly or give priority to our competitors’ products, our sales performance and branding image could be materially and adversely affected.

In addition to our retail sales channel, we sell our products to supermarkets and large retailers, which in turn sell the products to end consumers. Any significant deterioration in the sales performance of our wholesale customers could adversely affect the performance of our products. Furthermore, our wholesale customers also carry products that directly compete with our products for retail space and consumer purchases. There is a risk that our wholesale customers may give higher priority to products of, or form alliances with, our competitors. If our wholesale customers do not continue to purchase our products, or provide our products with similar levels of promotional support, our sales performance and brand imaging could be adversely affected.

The loss of any of our significant customers could reduce our revenues and our profitability.

Our key customers are principally supermarkets and large retailers in the PRC. For the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008, sales to our five largest customers amounted in the aggregate to approximately $15.5 million, $28.76 million, $48.37 million and $16.31 million, respectively, accounting for approximately 22%, 20%, 17% and 15%, respectively, of our total revenue. We have not entered into long-term supply contracts with any of these major customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with our major customers, the loss of a significant portion of our sales to them could have an adverse effect on our business, financial condition and results of operations.

Recent regulatory enforcement crackdowns on food processing companies in the PRC could increase our compliance costs and reduce our profitability.

We believe we are in compliance in all material respects with all applicable regulatory requirements of the PRC and all local jurisdictions in which we operate. However, the PRC government authorities recently have taken certain measures to maintain the PRC food market in good order and to improve the integrity of the PRC food industry, such as enforcing full compliance with industry standards and closing certain food processing companies in the PRC that did not meet regulatory standards. While the closing of competing meat processing plants that do not meet regulatory standards could increase our revenues in the long term, we may also experience increased regulatory compliance costs that could reduce our profitability. We also cannot assure you that our businesses and operations will not be affected as a result of the deteriorating reputation of the food industry in the PRC due to recent scandals regarding food products.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Our largest stockholder has significant influence over our management and affairs and could exercise this influence against your best interests.

At March 1, 2008, Mr. Xianfu Zhu, our founder, Chairman of the Board and Chief Executive Officer and our largest stockholder, beneficially owned approximately 24.2% of our outstanding shares of common stock (22.0% including shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock), and our other executive officers and directors collectively beneficially owned an additional 5.5% of our outstanding shares of common stock (5.0% including shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock). As a result, pursuant to our By-laws and applicable laws and regulations, our controlling shareholder and our other executive officers and directors are able to exercise significant influence over our Company, including, but not limited to, any stockholder approvals for the election of our directors and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our By-laws. Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares.

Deterioration of our perishable products may occur due to delivery delays, malfunctioning of freezer facilities or poor handling during transportation, which could adversely affect our revenues and the goodwill of our business.

The condition of our food products (being perishable goods) may deteriorate due to shipment or delivery delays, malfunctioning of freezer facilities or poor handling during delivery by shippers or intermediaries. We are not aware of any instances whereby we were made to compensate for delivery delays, malfunctioning of freezer facilities or poor handling during transportation. However, there is no assurance that such incidents will not occur in the future. In the event of any delivery delays, malfunctioning of freezer facilities or poor handling during transportation, we may have to make compensation payments and our reputation, business goodwill and revenue will be adversely affected.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We plan to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have only recently undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the national securities exchanges and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Risks Relating To Our Industry

The pig slaughtering and processed meat industries in the PRC are subject to extensive government regulation, which is still evolving and could adversely affect our ability to sell products in the PRC or increase our production costs.

The pig slaughtering and processed meat industries in the PRC are heavily regulated by a number of governmental agencies, including primarily the Ministry of Agriculture, the Ministry of Commerce, the Ministry of Health, the General Administration of Quality Supervision, Inspection and Quarantine and the State Environmental Protection Administration. These regulatory bodies have broad discretion and authority to regulate many aspects of the pig slaughtering and processed meat industries in the PRC, including, without limitation, setting hygiene standards for production and quality standards for processed meat products. In addition, the pig slaughtering and processed meat products regulatory framework in the PRC is still in the process of being developed. If the relevant regulatory authorities set standards with which we are unable to comply or which increase our production costs and hence our prices so as to render our products non-competitive, our ability to sell products in the PRC may be limited.

The pig slaughtering and processed meat industries in the PRC may face increasing competition from both domestic and foreign companies, as well as increasing industry consolidation, which may affect our market share and profit margin.

The pig slaughtering and processed meat industries in the PRC are highly competitive. Our processed meat products are targeted at mid- to high-end consumers, a market in which we face increasing competition, particularly from foreign suppliers. In addition, the evolving government regulations in relation to the pig slaughtering industry has driven a trend of consolidation through the industry, with smaller operators unable to meet the increasing costs of regulatory compliance and therefore at a competitive disadvantage. We believe that our ability to maintain our market share and grow our operations within this landscape of changing and increasing competition is largely dependant upon our ability to distinguish our products and services.

In addition, prior to the entry of the PRC into the World Trade Organization (“WTO”), high barriers to entry existed for many potential competitors in our business through the use of tariffs and restrictive import licensing and distribution practices. The admission of the PRC to the WTO has lowered some of the tariffs and other barriers to entry so we can expect that competition will increase.

We cannot assure you that our current or potential competitors will not develop products of a comparable or superior quality to ours, or adapt more quickly than we do to evolving consumer preferences or market trends. In addition, our competitors in the raw meat market may merge or form alliances to achieve a scale of operations or sales network which would make it difficult for us to compete. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margin. We cannot assure you that we will be able to compete effectively with our current or potential competitors.

The outbreak of animal diseases, including the recent outbreak affecting those in contact with streptococcus suis-infected pigs in Sichuan and Guangdong Provinces, PRC, or other epidemics could adversely affect our operations.

An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and turnover. Recently, there has been an outbreak of streptococcus suis in pigs, principally in Sichuan Province, PRC, with a large number of cases of human infection following contact with diseased pigs. There also have been unrelated reports of diseased pigs in Guangdong Province, PRC. Our procurement and production facilities are located in Henan Province, PRC and were not affected by the streptococcus suis infection. However, there can be no assurance that our facilities or products will not be affected by an outbreak of this disease or similar ones in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness and, unlike most food processing companies in the United States, we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of the procurement and production process. While we are subject to governmental inspections and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. Unlike most food processing companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance. Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products. Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our revenues, profitability and business reputation.

Our product and company name may be subject to counterfeiting and/or imitation, which could have an adverse impact upon our reputation and brand image, as well as lead to higher administrative costs.

We regard brand positioning as the core of our competitive strategy, and intend to position our “Zhongpin” brand to create the perception and image of “health, nutrition, freshness and quality” in the minds of our customers. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

Risks Relating To Conducting Business in the PRC

Substantially all of our assets and operations are located in the PRC, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in the PRC, including the following risks:

Changes in the political and economic policies of the PRC government could have a material adverse effect on our operations.

Our business operations may be adversely affected by the political and economic environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. As such, the economy of the PRC differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure	•	capital re-investment
•	government involvement	•	allocation of resources
•	level of development	•	control of foreign exchange
•	growth rate	•	rate of inflation

In recent years, however, the government has introduced measures aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Nonetheless, a substantial portion of productive assets in the PRC is still owned by the PRC government. Changes in the political leadership of the PRC may have a significant affect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces in the PRC than in others, and the continuation or increases of such disparities could affect the political or social stability in the PRC.

Although we believe the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development in the PRC, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

Social Conditions in the PRC could have a material adverse effect on our operations as the PRC government continues to exert substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe our operations in China are in compliance with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Were the PRC government, or local municipalities, to limit our ability to develop, produce, import or sell our products in the PRC, or to finance and operate our business in the PRC, our business could be adversely affected.

Recent regulatory reforms in the PRC may limit our ability as an offshore company controlled by PRC residents to acquire additional companies or businesses in the PRC, which could hinder our ability to expand in the PRC and adversely affect our long-term profitability.

Our long-term business plan may include an acquisition strategy to increase the number or types of products we offer, increase our manufacturing or production capabilities, strengthen our sources of supply or broaden our geographic reach. Recent PRC regulations relating to acquisitions of PRC companies by foreign entities controlled by PRC residents may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration of Commerce, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange jointly promulgated a new rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), which became effective on September 8, 2006, relating to acquisitions by foreign investors of businesses and entities in the PRC. The M&A Rules provide the basic framework in the PRC for the approval and registration of acquisitions of domestic enterprises in the PRC by foreign investors.

In general, the M&A Rules provide that if an offshore company controlled by PRC residents intends to acquire or take control of a PRC company, such acquisition or transaction will be subject to strict examination by the relevant foreign exchange authorities. The M&A Rules also state that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

The M&A Rules also stress the necessity of protecting national economic security in the PRC in the context of foreign acquisitions of domestic enterprises. Foreign investors must comply with comprehensive reporting requirements in connection with acquisitions of domestic companies in key industrial sectors that may affect the security of the “national economy” or in connection with acquisitions of domestic companies holding well-known trademarks or traditional brands in the PRC. Failure to comply with such reporting requirements that cause, or may cause, significant impact on national economic security may be terminated by the relevant ministries or be subject to other measures as are deemed necessary to mitigate any adverse impact.

Our business operations or future strategy could be adversely affected by the interpretations of the M&A Rules. For example, if we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

The failure of the PRC residents that control our company to comply with various reporting obligations under PRC regulations governing the investment by foreign entities in domestic enterprises may restrict our foreign exchange activities and our ability to receive dividends from our subsidiaries located in the PRC.

In the formation of Falcon Link as an offshore special purpose vehicle controlled by PRC residents, the six individual shareholders of Henan Zhongpin were required to comply with various PRC regulations governing the financing of a domestic enterprise by a foreign entity or special purpose vehicle, and each submitted a registration form with the local SAFE branch with respect to his respective ownership interests in Falcon Link. Each of such shareholders is required to file an amendment to such registration if Falcon Link or our company experiences certain material events, such as changes in share capital, share transfers, mergers or acquisitions, spin-off transactions or the use of assets in the PRC to guarantee offshore obligations. While we believe our PRC stockholders are in compliance with all applicable rules and regulations governing the financing by foreign entities of domestic enterprises, the failure to comply with such rules and regulations, including compliance with the registration procedures, may result in restrictions on our PRC resident stockholders or Henan Zhongpin or may subject our PRC subsidiaries to more stringent review and approval processes, including the respect to their foreign exchange activities and their ability to remit dividends to our company and to make foreign-currency-denominated borrowings.

Further movements in exchange rates may have a material adverse effect on our financial condition and results of operations.

At present, almost all of our domestic sales are denominated in Renminbi and our export sales are denominated primarily in U.S. dollars. In addition, we incur a portion of our cost of sales in Euros, U.S. dollars and Japanese yen in the course of our purchase of imported production equipment and raw materials. Since 1994, the conversion of the Renminbi into foreign currencies has been based on rates set by the People’s Bank of China, and the exchange rate for the conversion of the Renminbi to U.S. dollars had generally been stable. However, starting from July 21, 2005, the PRC government moved the Renminbi to a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As a result, the Renminbi is no longer directly pegged to the U.S. dollar. On March 31, 2008, the exchange rate of the U.S. dollar against the Renminbi was RMB 7.019 per U.S. dollar. The exchange rate may become volatile, the Renminbi may be revalued further against the U.S. dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies, any of which could have a material adverse effect on our financial condition and results of operations.

Governmental control of currency conversion may affect the ability of our company to obtain working capital from our subsidiaries located in the PRC and the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under our current structure, our income is primarily derived from the operations of Henan Zhongpin. Shortages in the availability of foreign currency may restrict the ability of Henan Zhongpin to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Henan Zhongpin is subject to restrictions on making payments to us, which could adversely affect our cash flow and our ability to pay dividends on our capital stock.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investment in our operating subsidiary in the PRC, Henan Zhongpin. As a result of our holding company structure, we will rely entirely on contractual payments or dividends from Henan Zhongpin for our cash flow to fund our corporate overhead and regulatory obligations. The PRC government imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, as Henan Zhongpin has in the past, and Henan Zhongpin and our other subsidiaries in the PRC may in the future, incur debt on its or their own, the instruments governing such debt may restrict such subsidiary’s ability to make contractual or dividend payments to any parent corporation or other affiliated entity. If we are unable to receive all of the funds we require for our operations through contractual or dividend arrangements with our PRC subsidiaries, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

Uncertainties with respect to the PRC legal system could adversely affect our ability to enforce our legal rights.

We conduct our business primarily through Henan Zhongpin, our subsidiary in the PRC. Our operations in the PRC are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in the PRC and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully-integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and adversely affected. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention.

It may be difficult to effect service of process upon us or our Directors or senior management who live in the PRC or to enforce any judgments obtained from non-PRC courts.

Our operations are conducted and our assets are located within the PRC. In addition, a majority of our directors and all of our senior management personnel reside in the PRC, where substantially all of their assets are located. You may experience difficulties in effecting service of process upon us, our directors or our senior management as it may not be possible to effect such service of process outside the PRC. In addition, our PRC counsel, DeHeng Law Office, has advised us that the PRC does not have treaties with the United States and many other countries providing for reciprocal recognition and enforcement of court judgments. Therefore, recognition and enforcement in the PRC of judgments of a court in the United States or certain other jurisdictions may be difficult or impossible.

Recent amendments to the corporate income tax law in the PRC may increase the income taxes payable by our operating subsidiaries located in the PRC, which could adversely affect our profitability.

On March 16, 2007, the National People’s Congress of the PRC adopted a new corporate income tax law in its fifth plenary session that became effective on January 1, 2008. The new corporate income tax law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises. According to the new corporate income tax law, we continuously benefited from income tax free policy for agricultural products initial processing and the tax rate decreased from 33% to 25% for the prepared meat products.

Recent changes in the PRC’s labor law restricts our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our productions costs.

          In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. It formalizes workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for 10 consecutive years or more or has had two consecutive fixed term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of implementing rules for the new law and the precedents for the enforcement of such a law, the standards and procedures set forth under the law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the new law, downsizing of either more than 20 people or more than 10% of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract not possible. Again, there has been very little guidance and precedents as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the new law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, this new law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

Risk Relating to an Investment in Our Securities

While cash dividends were paid by a deemed predecessor to our company in 2003 and 2002, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

Henan Zhongpin, a deemed predecessor to our company and our subsidiary in the PRC, paid cash dividends to its stockholders in 2002 and 2003. However, we do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay, or may be unable to pay, any dividends. We intend to retain all earnings for our company’s operations.

The market price for our stock may be volatile and subject to wide fluctuations, which may adversely affect the price at which you can sell our shares.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operations results;

•	changes in financial estimates by securities research analysts;

•	conditions in foreign or domestic meat processing or agricultural markets;

•	changes in the economic performance or market valuations of other meat processing companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in the PRC.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

Our shares began trading on the NASDAQ Global Select Market on December 27, 2007 under the symbol “HOGS.” From January 31, 2006 to December 26, 2007, our shares traded on the OTC Bulletin Board under the symbol “ZHNP.” Prior to January 30, 2006, the date on which our reverse acquisition of Falcon Link was consummated, our common stock was traded on the OTC Bulletin Board under the symbol “STGH.” During the period March 30, 2005 to January 30, 2006, we operated as a public “shell” corporation with no significant revenues or assets. During such period, there was only a limited public market for our common stock and our common stock traded only sporadically on the OTC Bulletin Board.

The following table contains information about the range of high and low prices for our common stock for each full quarterly period during the period January 1, 2006 to March 31, 2008 and for our second fiscal quarter (through June 11, 2008). Information for the period from January 1, 2006 to December 26, 2007 is based on the high and low bid prices of our common stock based upon reports of transactions on June 11, 2008 is the high and low closing sales price of our common stock based upon reports of transactions on the NASDAQ Global Select Market.

	High	Low
Fiscal 2006

First Quarter	$54.79	$5.11
Second Quarter	8.00	5.00
Third Quarter	10.00	8.00
Fourth Quarter	8.50	7.50

Fiscal 2007

First Quarter	$8.50	$6.75
Second Quarter	11.34	6.75
Third Quarter	11.75	8.63
Fourth Quarter	14.39	9.45

Fiscal 2008

First Quarter	$14.24	$8.50
Second Quarter (through June 11)	13.05	9.55

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places. In addition, such prices have been adjusted to give effect to the one-for-35.349 reverse stock split of all issued and outstanding shares of our common stock, which became effective on February 16, 2006.

As of June 11, 2008, there were approximately 111 holders of record of our common stock. On June 11, 2008, the closing sale price of our common stock as reported by the NASDAQ Global Select Market was $12.50 per share.

While cash dividends were paid in 2003 and 2002 by Henan Zhongpin, which is a deemed predecessor to our company and our subsidiary in the PRC, we have never paid or declared any dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. As a result of our holding company structure, we would rely entirely on contractual or dividend payments from Henan Zhongpin for our cash flow to pay dividends on our common stock. The PRC government imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC, which also may affect our ability to pay cash dividends in the future. See Note 1 to our audited consolidated financial statements.

The holders of our Series A convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, dividends in such amounts as may be determined by our Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of our common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of our Series A convertible preferred stock a dividend in an amount per share that the holders would have got for the shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock.

Securities authorized for issuance under equity compensation plans

On April 30, 2007, our Board of Directors and stockholders adopted and approved our Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan allows for awards of stock options, restricted stock grants and share appreciation rights for up to 1,800,000 shares of common stock.

As of June 1, 2008, options to purchase an aggregate of 710,000 shares of common stock had been granted under the 2006 Plan. Options granted in the future under the 2006 Plan are within the discretion of our board of directors. The following table summarizes the number of shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted- Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	710,000	$11.29	1,090,000
Equity compensation plans not approved by security holders	0	N/A	0
Total	710,000	$11.29	1,090,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions, intense competition for the acquisition of businesses, and domestic and foreign government regulations.

Overview

We are principally engaged in the meat and food processing and distribution business in the PRC. Currently, we have nine processing plants located in Henan, Heilongjiang and Sichuan Provinces and in Tianjin City in the PRC, with a total of 15 production lines. Our current total production capacity for chilled pork and frozen pork is 997 metric tons per day, including the average production capacity of approximately 104 metric tons per day from OEM partners, based on an eight-hour working day, or approximately 359,000 metric tons on an annual basis. We also have production capacity for prepared meats of 70 metric tons per eight-hour day (or approximately 25,200 metric tons on an annual basis) and for fruits and vegetables of 73 metric tons per eight-hour day, including the average production capacity of approximately eight metric tons per day supplied by OEM partners, or approximately 26,280 metric tons on an annual basis. We utilize state-of-the-art equipment in all of our abattoirs and processing facilities.

On April 26, 2007, Henan Zhongpin formed a new wholly-owned subsidiary, Luoyang Zhongpin Food Company Limited, for the purpose of constructing a production facility to be located in western Henan Province. We plan to invest approximately $14.5 million to construct this facility, which is planned to have a production capacity of 195 metric tons per eight-hour working day, or approximately 70,000 metric tons on an annual basis. Approximately 60% of the production capacity will be designed for the chilled pork and the remaining approximately 40% will be designed for the frozen pork. We plan to put the new facility into operation by the end of the second quarter of fiscal 2008.

On June 30, 2007, Henan Zhongpin formed a wholly-owned subsidiary, Yongcheng Zhongpin Food Company Limited, through which we plan to invest approximately $15 million to construct a new production facility in eastern Henan Province that will be designed with a production capacity for chilled or frozen pork of 222 metric tons per eight-hour working day, or approximately 80,000 metric tons on an annual basis. Approximately 75% of the production capacity will be designed for the production of chilled pork and approximately 25% will be designed for the production of frozen pork. We plan to put this new plant into production in the fourth quarter of fiscal 2008.

We also plan to invest approximately $13.2 million to expand the production line for prepared meat products at our production facilities in Changge City, Henan Province. The new production line will be designed with a production capacity of 80 metric tons per eight-hour working day, or approximately 28,800 metric tons on an annual basis. We plan to put this new production line into operation in the third quarter of fiscal 2008.

In addition, we are investing a total of $11 million to expand and upgrade our production line for fruits and vegetables in our production facilities located in Changge City, Henan Province. The additional lines are expected to cost $6 million and the remaining $5 million will be invested in a refrigerated storage warehouse for our fruit and vegetables as well as frozen pork and intermediate products for prepared meat. This new production line will be designed to expand our production capacity for fruits and vegetables by 83 metric tons per eight-hour day, or approximately 30,000 metric tons on an annual basis, and is expected to be put into operation in the fourth quarter of fiscal 2008.

Our products are sold under the “Zhongpin” brand name. At March 31, 2008, our customers included 17 international or domestic fast food companies in the PRC, 39 export-registered processing factories and 1,621 school cafeterias, factory canteens, army posts and national departments. At such date, we also sold directly to 2,946 retail outlets, including supermarkets, within the PRC.

Since 2001, we have been one of the “leading agricultural industrial enterprises” in the PRC. Over the past five fiscal years, we achieved a compound annual growth rate of 77% in terms of revenues and 86% in terms of net profits. We have established distribution networks in 24 provinces, including four cities with special legal status, in the North, East, South and South Midland of the PRC, and also have formed strategic partnerships with leading supermarket chains and the catering industry in the PRC. In addition, we export products to the European Union, Southeast Asia, Russia and South Africa.

With the recent increases in pork prices in the PRC and the appreciation of the RMB against the U.S. dollar and other foreign currencies, we believe the dynamics of the international pork trade have changed over the past year, with exports of pork and pork products declining and imports of such products starting to increase. We believe we are well positioned to benefit from this change, both in the domestic market in the PRC and in the international market. In response to these changes in the marketplace, we are seeking to establish relationships with several multinational companies, including some of the leading pork processing companies in North America, as we believe there are now opportunities to import certain kinds of frozen pork and deep-processing pig by-products. We also have recently commenced selling raw pork products to the PRC-based subsidiaries of two U.S. meat processing companies.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate, on an on-going basis, our estimates for reasonableness as changes occur in our business environment. We base our estimates on experience, the use of independent third-party specialists, and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments, estimates and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe the following are our critical accounting policies:

Accounts Receivable. We state accounts receivable at cost, net of allowance for doubtful accounts. Based on our past experience and current practice in the PRC, management provides for an allowance for doubtful accounts in an amount equal to the aggregate amount of those accounts that have not been collected within one year plus an amount equal to the sum of 10% of the aggregate amount of the accounts receivable of our wholly-owned subsidiary, Henan Zhongpin Food Share Co., Ltd., plus 5% of the aggregate amount of the accounts receivable less than one year old for all of our other subsidiaries. As of March 31, 2008, we were successful in collecting $30,000, or approximately 38%, of our doubtful accounts that were outstanding at December 31, 2007 for longer than one year, and $13.76 million, or approximately 73%, of our doubtful accounts that were outstanding at December 31, 2007 for one year or less. It is management’s belief that the current bad debt allowance adequately reflects an appropriate estimate based on management’s judgment.

Inventory Valuation. We value our pork inventories at the lower of cost, determined on a weighted average basis, and net realizable value (the estimated market price). When the carcasses are disassembled and transferred from primary processing to various manufacturing departments, we adjust the net realizable value for product specifications and further processing, which becomes the basis for calculating inventory values. In addition, substantially all inventory expenses, packaging and supplies are valued by the weighted average method.

Income Taxes. We account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes.” We compute our provision for income taxes based on the statutory tax rates and tax planning opportunities available to us in the PRC. Significant judgment is required in evaluating our tax positions and determining our annual tax position.

Results of Operations

In fiscal 2008, we intend to continue to focus on the implementation of our strategic plan to continue the growth we have experienced in the last five years. The construction of our new plant in western Henan Province will be completed as scheduled by the end of the second quarter of fiscal 2008 while the construction of our new plant in eastern Henan Province might be delayed because of issues related to the environmental control system in that facility. Management, however, still believes that the construction of this plant should be finished in the fourth quarter of 2008. The construction of our new prepared meat facility with 28,800 tons of capacity should be completed as scheduled in the third quarter of 2008, and production at that facility should begin by the end of that quarter. The construction of our new fruit and vegetable facility with 30,000 tons of capacity is also expected to be completed as scheduled, and production at that facility should begin by the end of the fourth quarter of 2008. In fiscal 2008, we expect to continue to expand our distribution channel and develop new markets. Through our aggressive marketing campaign, we also expect to increase our brand awareness and customer loyalty. We also intend to further streamline our supply chain management to build a unified, safe and efficient cold-chain logistics system. In addition, we will continue the development of our information technology systems, increase our research and development capability and invest in training and human resources development so that we will be able to sustain a rapid and healthy growth while maintaining a satisfactory profit margin.

In the remaining three quarters of fiscal 2008, we expect the demand for our pork and pork products to remain strong. While the supply of live hogs in the PRC is currently relatively tight, we believe this condition is slowly recovering and expect to experience a noticeable improvement in the hog supply in the second half of fiscal 2008. Based on our results for the first quarter of fiscal 2008, we remain confident in our ability to reach our 2008 earnings guidance we disclosed earlier this year. We also expect to increase our market share in the meat and meat products segment in our target markets in fiscal 2008.

The following table sets forth, for the periods indicated, certain statement of operations data:

	Three Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
		(Restated)		(Restated)
	(U.S. dollars in thousands)
Revenues:
Sales revenues	$108,728	$55,792	$291,373	$143,812	$73,400
Cost of sales	94,536	48,050	253,869	123,196	61,221
Gross Profit	14,192	7,742	37,504	20,616	12,179

Operating expenses:
General and administrative expenses	4,405	1,967	10,549	5,239	2,396
Operating expenses	1,984	1,126	5,037	3,485	2,300
Liquidated damages	—	—	—	8,354	—
Total operating expenses	6,389	3,093	15,586	17,079	4,696

Income from operations	7,803	4,649	21,917	3,537	7,483

Other income (expense):
Interest income	636	22	338	316	183
Other income	66	(4)	274	50	167
Allowances income	140	---	200	2,365	86
Exchange gain (loss)	(24)	3	28	(21)	226
Interest expense	(806)	(443)	(2,799)	(1,556)	(1,802)
Total other income (expense)	11	(422)	(1,960)	1,154	(1,140)

Net income before taxes	7,814	4,227	19,957	4,692	6,343
Provision for income taxes	526	217	1,432	568	353

Net income after taxes	7,288	4,010	18,525	4,124	5,990
Minority interest in gain (loss)	—	—	—	15	76

Net income	7,288	4,010	18,525	4,109	5,914
Foreign currency translation adjustment	5,939	546	6,503	1,379	304
Comprehensive income	$13,227	$4,555	$25,028	$5,488	$6,218

Comparison of Three Months Ended March 31, 2008 and March 31, 2007

Revenue. Total revenue increased from $55.79 million for the three months ended March 31, 2007 to $108.73 million for the three months ended March 31, 2008, which represented an increase of $52.94 million, or approximately 95%. The increase in revenues was primarily due to increased prices for pork and pork products, combined with increased sales in our pork and pork products segment resulting from the effects of the continuing increased sales to food service distributors and to restaurants and non-commercial customers in the PRC during the quarter.

During the three months ended March 31, 2008, we added one additional showcase store, two additional “branded” retail stores and four additional supermarket counters (for a total of 114, 929 and 1,903 showcase stores, “branded” retail stores and supermarket counters, respectively, at March 31, 2008), compared to nine, 29 and 54 additional showcase stores, “branded” retail stores and supermarket counters, respectively (for a total of 105, 885 and 1,823 showcase stores, “branded” retail stores and supermarket counters, respectively, at March 31, 2007), during the three months ended March 31, 2007. In addition, during the three months ended March 31, 2008, we expanded our marketing and sales efforts to include two additional second-tier cities (for a total of 95 second-tier cities at March 31, 2008) and six additional third-tier cities (for a total of 293 third-tier cities at March 31, 2008), compared to the six additional second-tier cities (for a total of 81 second-tier cities at March 31, 2007) and 20 additional third-tier cities (for a total of 246 third-tier cities at March 31, 2007) during the three months ended March 31, 2007.

During the three months ended March 31, 2008, revenues from sales to branded stores increased to $44.80 million, which represented an increase of $18.70 million, or approximately 72%, as compared to the three months ended March 31, 2007. During the three months ended March 31, 2008, revenues from sales to food service distributors increased to $27.62 million, which represented an increase of $17.07 million, or approximately 162%, as compared to the three months ended March 31, 2007. During the three months ended March 31, 2008, revenues from sales to restaurants and non-commercial customers increased to $34.03 million, which represented an increase of $19.75 million, or approximately138%, as compared to the three months ended March 31, 2007. During the three months ended March 31, 2008, revenues from export sales decreased to $2.28 million, which represented a decline of $2.57 million, or approximately 53%, as compared to the three months ended March 31, 2007. The decrease in export sales was primarily due to the reduction of our export sales efforts during the 2008 period due to the higher gross profit margins we could achieve during that period by selling our pork products domestically in the PRC. Within these four distribution channels, the percentage of growth was highest for food service distributors.

Cost of sales. Cost of sales increased from $48.05 million for the three months ended March 31, 2007 to $94.54 million for the three months ended March 31, 2008, which represented an increase of $46.49 million, or approximately 97%. The gross profit margin (total sales revenue divided by cost of sales) decreased from 13.88% for the three months ended March 31, 2007 to 13.05% for the three months ended March 31, 2008. The decrease in gross profit margin was primarily due to an increase in the cost of raw materials, which was offset, in part, by an increase in the market prices for pork products, during the three months ended March 31, 2008.

General and administrative expenses. General and administrative expenses increased from $1.97 million for three months ended March 31, 2007 to $4.40 million for the three months ended March 31, 2008, which represented an increase of $2.43 million, or approximately 123%. As a percentage of revenues, general and administrative expenses increased from 3.53% for the three months ended March 31, 2007 to 4.05% for the three months ended March 31, 2008.

During the three months ended March 31, 2007, we incurred a non-cash compensation expense in the amount of $0.56 million in connection with the release from escrow to certain of our employees of shares of common stock that had been deposited into escrow by such employees in connection with our January 2006 private placement. Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constituted a compensatory plan to such employees, which required us to record a corresponding compensation expense in our financing statements. As we satisfied the performance thresholds for fiscal 2007, a percentage of the escrowed shares were released to employee stockholders in April 2008. There was no such non-cash compensation expense incurred in fiscal 2008.

By deducting the $0.56 million non-cash compensation expense during the three months ended March 31, 2007 discussed above, the percentage of our general and administrative expenses to revenues would have been 2.52%, as compared to 4.05% during three months ended March 31, 2008. The increase of general and administrative expenses during the fiscal 2008 period was primarily the result of significant increases in compensation expenses, advertising expenses, training expenses and amortization and depreciation expenses. As compared to the three months ended March 31, 2007, during the three months ended March 31, 2008, salary and compensation expenses increased approximately $0.82 million from $0.33 million to $1.12 million, or approximately 239%, advertising expenses increased approximately $0.61 million from $0.21 million to $0.82 million, or approximately 290%, training expenses increased approximately $0.29 million from zero to $0.29 million, and the depreciation and amortization expenses increased approximately $0.22 million from $0.09 million to $0.31 million, or approximately 244%.

Operating expenses. Operating expenses increased from $1.13 million for the three months ended March 31, 2007 to $1.98 million for the three months ended March 31, 2008, which represented an increase of $0.85 million, or approximately 75%. As a percentage of revenue, operating expenses decreased from 2.03% for the three months ended March 31, 2007 to 1.82% for the three months ended March 31, 2008. The increase in operating expenses was primarily the result of the increased scale of our operations.

Interest expense. Interest expense increased from $0.44 million for the three months ended March 31, 2007 to $0.81 million for the three months ended March 31, 2008, which represented an increase of $0.37 million, or approximately 84%. The increase in interest expense was primarily a result of increased short-term bank loans. Our average outstanding bank debt increased by approximately $20.77 million from $30.13 million for the three months ended March 31, 2007 to $50.90 million for the three months ended March 31, 2008, primarily due to our increased working capital requirements resulting from our increased sales and our increased production capacities. Our weighted average borrowing rate increased from 5.88% for the three months ended March 31, 2007 to 6.34% for the three months ended March 31, 2008.

Interest income, allowance income, other income and exchange gain. Interest income, allowance income, other income and exchange gain increased from $0.02 million for the three months ended March 31, 2007 to $0.82 million for the three months ended March 31, 2008. This increase was primarily the result of an increase of $0.61 million in interest income and an increase of $0.14 million in allowance income.

Income Taxes. The effective tax rate in the PRC on income generated from the sale of prepared products is 25% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw fruits and vegetable products. The increase of $0.31 million in the provision for income taxes for the three months ended March 31, 2008 over the three months ended March 31, 2007 resulted from an increase of $1.24 million in our net income from the sale of prepared products during the three months ended March 31, 2008.

Comparison of Fiscal Years Ended December 31, 2007 and December 31, 2006

Revenue. Total revenue increased from $143.81 million for the fiscal year ended December 31, 2006 to $291.37 million for the fiscal year ended December 31, 2007, which represented an increase of $147.56 million, or approximately 103%. The increase in revenues was primarily due to increased sales in our meat and meat products segment resulting from the effects of the continuing increases in the number of our branded stores, increased sales to food service distributors and increased market prices for pork products in the PRC during the year. During the year ended December 31, 2007, 218 new showcase stores, “branded” retail stores and supermarket counters were opened, as compared to 621 new showcase stores, “branded” retail stores and supermarket counters opened during the year ended December 31, 2006. As of December 31, 2007, our total number of showcase stores, “branded” retail stores and supermarket counters were 113, 927 and 1,899, respectively, compared to 96, 856 and 1,769, respectively, as of December 31, 2006. In addition, during the year ended December 31, 2007, we expanded our marketing and sales efforts to include 18 additional second-tier cities (for a total of 93 second-tier cities at December 31, 2007) and 61 additional third-tier cities (for a total of 287 third-tier cities at December 31, 2007), compared to the 26 additional second-tier cities (for a total of 75 second-tier cities at December 31, 2006) and 84 additional third-tier cities (for a total of 226 third-tier cities at December 31, 2006) during the year ended December 31, 2006.

During the year ended December 31, 2007, revenues from sales to branded stores increased to $129.29 million, which represented an increase of $64.58 million, or approximately 100%, as compared to the year ended December 31, 2006. During the year ended December 31, 2007, revenues from sales to food service distributors increased to $60.23 million, which represented an increase of $31.75 million, or approximately 111%, as compared to the year ended December 31, 2006. During the year ended December 31, 2007, revenues from sales to restaurants and non-commercial customers increased to $85.79 million, which represented an increase of $47.39 million, or approximately 123%, as compared to the year ended December 31, 2006. During the year ended December 31, 2007, revenues from export sales increased to $16.06 million, which represented an increase of $3.84 million, or approximately 31%, as compared to the year ended December 31, 2006. Within these four distribution channels, the percentage of growth was highest for restaurants and non-commercial customers.

Cost of sales. Cost of sales increased from $123.20 million for the year ended December 31, 2006 to $253.87 million for the year ended December 31, 2007, which represented an increase of $130.67 million, or approximately 106%. The gross profit margin (total sales revenue divided by cost of sales) decreased from 14.34% for the year ended December 31, 2006 to 12.87% for the year ended December 31, 2007. The decrease in gross profit margin was primarily due to an increase in the cost of raw materials, which was offset, in part, by an increase in the market prices for pork products, during the year ended December 31, 2007.

General and administrative expenses. General and administrative expenses increased from $5.24 million for year ended December 31, 2006 to $10.55 million for the year ended December 31, 2007, which represented an increase of $5.31 million, or approximately 101%. As a percentage of revenues, general and administrative expenses decreased from 3.64% for the year ended December 31, 2006 to 3.62% for the year ended December 31, 2007. In each of the years ended December 31, 2007 and 2006, we incurred a non-cash compensation expense in the amount of $2,250,116 in connection with the release from escrow to certain of our employees of shares of common stock that had been deposited into escrow by such employees in connection with our January 2006 private placement. On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. In connection with this financing, nine individuals, including six of our employees, including Mr. Xianfu Zhu, our Chairman of the Board, Chief Executive Officer and President, and Mr. Baoke Ben, our Executive Vice President and a director of our company, deposited into escrow an aggregate of 1,125,056 shares of our common stock. Under the terms of such escrow arrangement, 50% of such shares were to be released to the investors in the private placement if our audited net income for the fiscal year ended December 31, 2006, subject to certain adjustments, was less than $7.927 million, and the remaining 50% are to be released to such investors if our audited net income for the fiscal year ended December 31, 2007, subject to certain adjustments, was less than $15 million. Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constitutes a compensatory plan to such employees, which requires us to record a corresponding compensation expense in our financing statements. As we satisfied the performance thresholds for fiscal 2006 and 2007, 50% of the escrowed shares were released to employee stockholders in April 2007, and the other 50% of the escrowed shares will be released to employee stockholders in April 2008.

During fiscal 2007, we adopted a more conservative doubtful account allowance rate estimate and increased our reserve to an amount equal to the aggregate amount of those accounts that have not been collected within one year plus the sum of 10% of the aggregate amount of the accounts receivable of our wholly-owned subsidiary, Henan Zhongpin Food Share Co., Ltd., plus 5% of the aggregate amount of the accounts receivable less than one year old for all of our other subsidiaries. The increased amount of $0.93 million in our allowance for bad debts in fiscal 2007 was recorded as a general and administrative expense. The net amount of our general and administrative expenses also increased in fiscal 2007 due to the increased scale of our operations.

Operating expenses. Operating expenses increased from $3.49 million for the year ended December 31, 2006 to $5.04 million for the year ended December 31, 2007, which represented an increase of $1.55 million, or approximately 45%. As a percentage of revenue, operating expenses decreased from 2.42% for the year ended December 31, 2006 to 1.73% for the year ended December 31, 2007. The increase in operating expenses was primarily the result of the increased scale of our operations.

Penalty expense. During the year ended December 31, 2006, we incurred a non-recurring expense in the aggregate amount of $8.35 million as a result of payments we made in December 2006 to the holders of our Series A convertible preferred stock and related stock purchase warrants because of our failure to register in a timely manner for resale under the Securities Act of 1933, as amended, the shares of our common stock issuable upon the conversion or exercise of such securities. Such payments included cash payments in the aggregate amount of $1.04 million and our issuance of an aggregate of 379,743 shares of our common stock valued at $2.85 million, and warrants to purchase 884,799 shares of our common stock valued at $4.46 million. We did not incur an expense of this nature in our fiscal year ended December 31, 2007.

Interest expense. Interest expense increased from $1.56 million for the year ended December 31, 2006 to $2.80 million for the year ended December 31, 2007, which represented an increase of $1.24 million, or approximately 80%. The increase in interest expense was primarily a result of increased short-term bank loans. Our average outstanding bank debt increased by approximately $23.01 million from $20.53 million for the year ended December 31, 2006 to $43.54 million for the year ended December 31, 2007, primarily due to our increased working capital requirements. Our weighted average borrowing rate increased from 5.83% for the year ended December 31, 2006 to 6.43% for the year ended December 31, 2007.

Interest income, allowance income, other income and exchange gain. Interest income, allowance income, other income and exchange gain decreased from $2.71 million for the year ended December 31, 2006 to $0.84 million for the year ended December 31, 2007, which represented a decrease of $1.87 million or approximately 69%. This decrease was primarily the result of a decrease of $2.16 million in allowance income.

Income Taxes. The effective tax rate in the PRC on income generated from the sale of prepared products is 33% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw fruits and vegetable products. The increase of $0.86 million in the provision for income taxes for the year ended December 31, 2007 over the year ended December 31, 2006 resulted from an increase of $2.61 million in our net income from the sale of prepared products during the year ended December 31, 2007.

Pro Forma Results of Operations. As discussed above, in each of the fiscal years ended December 31, 2007 and 2006, we incurred a non-cash compensation expense of $2,250,116 in connection with the release from escrow to certain of our employees of shares of common stock that had been deposited into escrow by such employees in connection with our January 2006 private placement of Series A convertible preferred stock and warrants. In addition, during the year ended December 31, 2006, we incurred a non-recurring expense in the aggregate amount of $8.35 million as a result of payments we made in December 2006 to the holders of our Series A convertible preferred stock and related stock purchase warrants because of our failure to register in a timely manner for resale under the Securities Act of 1933, as amended, the shares of our common stock issuable upon the conversion or exercise of such securities. By excluding such non-cash and penalty charges, our pro forma income from operations for the years ended December 31, 2007 and 2006 would have been $24,167,425 and $14,141,787, respectively, and our pro forma net income for the years ended December 31, 2007 and 2006 would have been $20,775,397 and $14,713,255, respectively. In addition, excluding such charges, our pro forma basic earnings per common share and pro forma diluted earnings per common share for the year ended December 31, 2007 would have been $0.94 and $0.90, respectively, and for the year ended December 31, 2006 would have been $0.81 and $0.72, respectively.

Set forth below is certain pro forma statement of operations data for the year ended December 31, 2007 and 2006 assuming no compensation expense relating to the release of escrowed shares to our employees in fiscal 2007 and 2006, and no penalty expense relating to the result of payment because of our failure to register in a timely manner for resale the shares of our common stock issuable upon the conversion or exercise of such securities in fiscal 2006.

	Year Ended December 31,
	2007	2006
	(U.S. dollars in thousands)

Revenues:
Sales revenues	$291,373	$143,812
Cost of sales	253,870	123,196
Gross profit	37,503	20,616

Operating expenses:
General and administrative expenses	8,299	2,989
Operating expenses	5,037	3,485
Total operating expenses	13,336	6,474

Income from operations	24,167	14,142

Other income (expense):
Interest income	338	317
Other income	274	50
Allowance income	200	2,365
Exchange gain (loss)	27	(21)
Interest expense	(2,799)	(1,556)
Total other income (expense)	(1,960)	1,155

Net income before taxes	22,207	15,297
Provision for income taxes	1,432	569

	Year Ended December 31,
	2007	2006
	(U.S. dollars in thousands)

Net income after taxes	20,775	14,728
Minority interest in gain (loss)	—	15
Net income	20,775	14,713
Foreign currency translation adjustment	6,503	1,379
Comprehensive income	$27,278	$16,092
Basic earnings per common share	$0.94	$0.81
Diluted earnings per common share	$0.90	$0.72
Basic weighted average shares outstanding	18,000,437	11,761,932
Diluted weighted average shares outstanding	23,077,864	20,334,260

Comparison of Fiscal Years Ended December 31, 2006 and December 31, 2005

Revenue. Total revenue increased from $73.40 million for the year ended December 31, 2005 to $143.81 million for the year ended December 31, 2006, which represented an increase of $70.41 million, or approximately 96%. The increase in revenues was primarily due to increased sales in our meat and meat products segment resulting from the effects of the continued increase in the amount of branded stores sales and increased sales through food service distributors. During the year ended December 31, 2006, 621 new showcase stores, “branded” retail stores and supermarket counters were opened and we expanded our marketing and sales efforts to include 31 additional second-tier cities and 84 additional third-tier cities domestically.

During the year ended December 31, 2006, revenues from sales to branded stores increased to $64.7 million, which represented an increase of $29.5 million, or approximately 84%, as compared to the year ended December 31, 2005. During the year ended December 31, 2006, revenues from sales to food service distributors increased to $28.5 million, which represented an increase of $16.2 million, or approximately 131%, as compared to the year ended December 31, 2005. During the year ended December 31, 2006, revenues from sales to restaurants and non-commercial customers increased to $38.4 million, which represented an increase of $20.1 million, or approximately 109%, as compared to the year ended December 31, 2005. During the year ended December 31, 2006, revenues from export sales increased to $12.2 million, which represented an increase of $4.7 million, or approximately 63%, as compared to the year ended December 31, 2005. Within these four distribution channels, the percentage of growth was highest for food service distributors. As a percentage of total sales revenue, sales to food service distributors has grown from 17% for the year ended December 31, 2005 to 20% for the year ended December 31, 2006, and sales through branded stores and supermarkets has decreased from 48% for the year ended December 31, 2005 to 45% for the year ended December 31, 2006.

Cost of sales. Cost of sales increased from $61.22 million for the year ended December 31, 2005 to $123.20 million for the year ended December 31, 2006, which represented an increase of $61.98 million, or approximately 101%. The increase in cost of sales was primarily due to the corresponding increase in revenues. The gross profit margin (gross profit divided by total sales revenue) decreased from 16.59% for the year ended December 31, 2005 to 14.34% for the year ended December 31, 2006. The decrease of gross profit margin was primarily due to an increase in average live hog prices for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

General and administrative expenses. General and administrative expenses increased from $2.40 million for the year ended December 31, 2005 to $5.24 million for the year ended December 31, 2006, which represented an increase of $2.84 million, or approximately 119%. As a percentage of revenues, general and administrative expenses increased from 3.26% for the year ended December 31, 2005 to 3.64% for the year ended December 31, 2006. As we mentioned above, during the year ended December 31, 2006, we incurred a non-cash compensation expense in the amount of $2,250,116 in connection with the release from escrow to certain of our employees of shares of common stock that had been deposited into escrow by such employees in connection with our January 2006 private placement. On the other hand, during fiscal 2006, we collected $1.34 million of outstanding accounts receivable for which bad debt allowance had been provided during fiscal 2005. Such collections reduced our general and administrative expenses by $1.34 million in fiscal 2006. Another significant increase in our general and administrative expenses in 2006 resulted from the additional expenses we are incurring as a publicly-traded company that is reporting under the U.S. federal securities laws. During the year ended December 31, 2006, we incurred approximately $1.22 million in legal fees, accounting fees, advisory fees and consulting fees relating to such matters and in preparing to become compliant in a timely manner with our obligations under the Sarbanes-Oxley Act of 2002.

Penalty expense. As discussed above, during the year ended December 31, 2006, we incurred a non-recurring expense in the aggregate amount of $8.35 million as a result of payments we made in December 2006 to the holders of our Series A convertible preferred stock and related stock purchase warrants because of our failure to register in a timely manner for resale under the Securities Act of 1933, as amended, the shares of our common stock issuable upon the conversion or exercise of such securities. Such payments included cash payments in the aggregate amount of $1.04 million and our issuance of an aggregate of 379,743 shares of our common stock valued at $2.85 million, and warrants to purchase 884,796 shares of our common stock valued at $4.46 million. We did not incur an expense of this nature in fiscal 2005.

Operating expenses. Operating expenses increased from $2.30 million for the year ended December 31, 2005 to $3.49 million for the year ended December 31, 2006, which represented an increase of $1.19 million, or approximately 52%. As a percentage of revenue, operating expenses decreased from 3.13% for the year ended December 31, 2005 to 2.42% for the year ended December 31, 2006. The decrease in operating expenses as a percentage of revenue was the result of our increased total sales and operating scale. The increase in the net amount of operating expenses was primarily the result of additional transportation expenses of $0.93 million.

Interest expense. Interest expense decreased from $1.80 million for the year ended December 31, 2005 to $1.56 million for the year ended December 31, 2006, which represented a decrease of $0.24 million, or approximately 13%. The decrease in interest expense was primarily a result of our having adequate cash flow from the equity private placement we consummated in the first quarter of 2006, which enabled us to repay and reduce our higher-interest-bearing bank loans. During the year ended December 31, 2006, our weighted average outstanding bank debt decreased by approximately $1.47 million, from $22.00 million for the year ended December 31, 2005 to $20.53 million for the year ended December 31, 2006. Our weighted average borrowing rate decreased from 7.99% for the year ended December 31, 2005 to 5.83% for the year ended December 31, 2006.

Interest income, allowance income, other income and exchange gain (loss). Interest income, allowances income, other income and exchange gain (loss) increased from $0.66 million for the year ended December 31, 2005 to $2.71 million for the year ended December 31, 2006, which represented an increase of $2.05 million, or approximately 311%. This increase was primarily the result of an increase of $2.28 million in allowance income. The cash grant we received from the Chinese central government for our participation in research and development programs and training programs was recharacterized from a long-term liability to allowance income when the production line was completed and placed into operation during fiscal 2006.

Income Taxes. The effective tax rate in the PRC on income generated from the sale of prepared products is 33% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw fruits and vegetable products. The increase of $0.22 million in the provision for income taxes for the year ended December 31, 2006 over the year ended December 31, 2005 resulted from an increase of $0.67 million in our pre-tax net income from the sale of prepared products in fiscal 2006.

Segment Information

We operate in two business segments: pork and pork products, and vegetables and fruits.

Our pork and pork products segment is involved primarily in the processing of live market hogs into fresh, frozen and processed pork products. Our pork and pork products segment markets its products domestically to our branded stores, food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments, such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets.

Our vegetables and fruits segment is involved primarily in the processing of fresh vegetables and fruits. We contract with more than 100 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. The proximity of the contracted farms to our operations ensures freshness from harvest to processing. We contract to grow more than 20 categories of vegetables and fruits, including asparagus, sweet corn, broccoli, mushrooms, lima beans, strawberries and capsicum.

The following tables set forth our revenues, sales in metric tons, operating income and production processed in metric tons by segment for the fiscal years ended December 31, 2007, 2006 and 2005 and the three month periods ended March 31, 2008 and 2007 and the percentage increases for each segment between fiscal periods.

	Sales by Segment (U.S. dollars in millions)
	Three Months Ended March 31,		Net Change	Percentage Change
	2008	2007	2008/2007	2008/2007
Pork and Pork Products
Chilled Pork	$55.09	$28.48	$26.61	93.43%
Frozen Pork	40.16	20.29	19.87	97.93%
Prepared Pork Products	11.96	5.85	6.11	104.44%
Vegetables and Fruits	1.52	1.17	0.35	29.91%
Total	$108.73	$55.79	$52.94	94.89%

	Sales by Segment (in metric tons)
	Three Months Ended March 31,		Net Change	Percentage Change
	2008	2007	2008/2007	2008/2007
Pork and Pork Products
Chilled Pork	24,119	23,348	771	3.30%
Frozen Pork	18,487	16,803	1,684	10.02%
Prepared Pork Products	5,668	3,338	2,330	69.80%
Vegetables and Fruits	2,281	2,183	98	4.49%
Total	50,555	45,672	4,883	10.69%

	Operating Income by Segment (U.S. dollars in millions)
	Three Months Ended March 31,			Change	Operating Margin Three Months Ended March 31,
	2008	2007		2008/2007	2008	2007
Pork and Pork Products		(Restated	)			(Restated )
Chilled Pork	$3.51	$2.20		$1.31	6.37%	7.72%
Frozen Pork	2.37	1.54		0.83	5.90%	7.59%
Prepared Pork Product	1.74	0.79		0.95	14.56%	13.50%
Vegetables and Fruits	0.18	0.12		0.06	11.84%	10.26%
Total	$7.80	$4.65		$3.15	7.17%	8.33%

	Production by Segment (in metric tons)
	Three Months Ended March 31,		Net Change	Percentage Change
	2008	2007	2008/2007	2008/2007
Pork and Pork Products
Chilled Pork	24,217	23,154	1,063	4.59%
Frozen Pork	18,385	16,805	1,580	9.40%
Prepared Pork Products	5,687	3,357	2,330	69.41%
Vegetables and Fruits	2,546	3,117	(571)	(18.32)%
Total	50,835	46,433	4,402	9.48%

	Sales by Segment (U.S. dollars in millions)
	Years Ended December 31,		Net Change	Percentage Change
	2007	2006	2007/2006	2007/2006
Pork and Pork Products
Chilled Pork	$150.99	$71.76	$79.23	110%
Frozen Pork	102.60	50.88	51.72	102%
Prepared Pork Products	29.23	15.44	13.79	89%
Vegetables and Fruits	8.55	5.73	2.82	49%
Total	$291.37	$143.81	$147.56	103%

	Sales by Segment (in metric tons)
	Year Ended December 31,		Net Change	Percentage Change
	2007	2006	2007/2006	2007/2006
Pork and Pork Products
Chilled Pork	88,665	59,284	29,381	50%
Frozen Pork	62,819	43,785	19,034	43%
Prepared Pork Products	16,416	9,838	6,578	67%
Vegetables and Fruits	11,743	9,504	2,238	24%
Total	179,642	122,412	57,230	47%

	Operating Income by Segment (U.S. dollars in millions)
	Year Ended December 31,		Change	Operating Margin Year Ended December 31,
	2007	2006	2007/2006	2007	2006
Pork and Pork Products
Chilled Pork	$10.36	$1.49	$8.87	6.86%	2.08%
Frozen Pork	6.44	0.72	5.72	6.28%	1.42%
Prepared Pork Product	4.20	1.03	3.17	14.36%	6.67%
Vegetables and Fruits	0.92	0.30	0.62	10.70%	5.18%
Total	$21.92	$3.54	$18.38	7.52%	2.46%

	Production by Segment (in metric tons)
	Year Ended December 31,		Net Change	Percentage Change
	2007	2006	2007/2006	2007/2006
Pork and Pork Products
Chilled Pork	88,673	59,288	29,385	50%
Frozen Pork	65,109	47,219	17,890	38%
Prepared Pork Products	16,380	9,971	6,409	64%
Vegetables and Fruits	12,263	9,342	2,921	31%
Total	182,425	125,819	56,606	45%

	Sales by Segment (U.S. dollars in millions)
	Year Ended December 31,		Net Change	Percentage Change
	2006	2005	2006/2005	2006/2005
Pork and Pork Products
Chilled pork	$71.76	$31.50	$40.26	128%
Frozen pork	50.88	33.03	17.85	54%
Prepared pork products	15.44	6.93	8.51	123%
Vegetables and Fruits	5.73	1.94	3.79	195%
Total	$143.81	$73.40	$70.41	96%

	Sales by Segment (in metric tons)
	Year Ended December 31,		Net Change	Percentage Change
	2006	2005	2006/2005	2006/2005
Pork and Pork Products
Chilled pork	59,284	27,546	31,738	115%
Frozen pork	43,785	30,011	13,774	46%
Prepared pork products	9,838	4,747	5,091	107%
Vegetables and Fruits	9,504	2,681	6,823	254%
Total	122,411	64,985	57,426	88%

	Operating Income by Segment (U.S. dollars in millions)
	Year Ended December 31,		Net Change	Operating Margin Year Ended December 31,
	2006	2005	2006/2005	2006	2005
Pork and Pork Products
Chilled pork	$1.49	$3.31	$(1.82)	2.08%	10.51%
Frozen pork	0.72	3.34	(2.62)	1.42%	10.11%
Prepared pork products	1.03	0.60	0.43	6.67%	8.66%
Vegetables and Fruits	0.30	0.23	0.07	5.24%	11.86%
Total	$3.54	$7.48	$(3.94)	2.46%	10.19%

	Production by Segment (in metric tons)
	Year Ended December 31,		Net Change	Percentage Change
	2006	2005	2006/2005	2006/2005
Pork and Pork Products
Chilled pork	59,288	27,599	31,689	115%
Frozen pork	47,219	29,793	17,426	58%
Prepared pork products	9,971	4,763	5,208	109%
Vegetables and Fruits	9,342	2,713	6,629	244%
Total	125,820	64,868	60,952	94%

Additional Operating Data

In assessing our existing operations and planning our future growth and the development of our business, management considers, among other factors, our revenue growth and growth in sales volume by market segment, as well as our sales by distribution channel and geographic market coverage.

The following table sets forth our revenues by sales channel for the three years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2007 and 2008.

	Sales by Distribution Channel (U.S. dollars in millions)
Distribution	Year Ended December 31,						Three Months Ended March 31,
Channel	2005		2006		2007		2007		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Branded stores	$35.23	48.0%	$64.71	45.0%	$129.29	44.4%	$44.80	41.2%	$26.11	46.8%
Food services distributors	12.33	16.8	28.48	19.8	60.23	20.7	27.62	25.4	10.55	18.9
Restaurants and non-commercial	18.35	25.0	38.40	26.7	85.79	29.4	34.03	31.3	14.28	25.6
Export	7.49	10.2	12.22	8.5	16.06	5.5	2.28	2.1	4.85	8.7
Total	$73.40	100.0%	$143.81	100.0%	$291.37	100.0%	$108.73	100.0%	$55.79	100.0%

The following table sets forth information with respect to the average number of products we offered, the average number of stores in our retail network and the number of provinces and cities in the PRC in which we offered and sold our products for each of the three years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008.

	Year Ended December 31,			Three Months Ended
	2005	2006	2007	March 31, 2008
No. of products	168	229	270	276
No. of retail stores	2,100	2,721	2,939	2,946
Expansion of Market Coverage
No. of Provinces	24	24	24	24
No. of first-tier cities	29	29	29	29
No. of second-tier cities	44	75	93	95
No. of third-tier cities	142	226	287	293

Liquidity and Capital Resources

We have financed our operations over the three years ended December 31, 2007 and three months ended March 31, 2008 primarily through cash from operating activities, borrowings under our lines of credit with various lending banks in the PRC, net proceeds from the sale of our equity securities and the proceeds from the exercise of certain of our outstanding stock purchase warrants. In January 2006, we completed a private placement of our Series A convertible preferred stock and common stock purchase warrants and received net proceeds of approximately $23.11 million. In October 2007, we completed a private placement of our common stock and received net proceeds of approximately $46.40 million. At December 31, 2005, 2006, 2007 and March 31, 2008, we had cash and cash equivalents of $10.14 million, $21.69 million, $48.70 million and $50.02 million, respectively.

Net cash provided by operating activities was $23.39 million in the three months ended March 31, 2008, $0.48 million in fiscal 2007, $9.46 million in fiscal 2006 and $13.08 million in fiscal 2005. Cash provided by operating activities in three months ended March 31, 2008 consisted primarily of net profit of $7.29 million due to increased revenue, an increase of $4.58 million in deposits from clients primarily due to the increased deposit amounts we required for customized orders from our customers, an increase of $1.41 million other payables due to increased payables relating to the construction of our new production facilities and an increase of $1.07 million in accrued liabilities relating primarily to liabilities for employee salaries and benefits, a decrease of $4.51 million in accounts receivable due to our ability to better manage our accounts receivable collection practices, a decrease of $2.67 million in inventory as we intentionally reduced inventories to normal levels following the Chinese New Year holiday season, a decrease of $1.93 million in tax refund receivable and a decrease of $1.27 million in purchase deposits resulting from the recovery during the quarter of the live hog supply which reduced the need for us to furnish purchase deposits. Cash used in operating activities in three months ended March 31, 2008 was primarily attributable to an increase of $2.27 million in other receivables due to increased deposits for construction fees and prepayments of design fees relating to the construction of our new production facilities. Over the three months ended March 31, 2008, management focused on reducing the average age of our accounts receivable. Our average accounts receivable turnover days decreased from approximately 25 days during the three months ended March 31, 2007 to approximately 15 days during the three months ended March 31, 2008. At the same time, our average inventory turnover days increased from approximately 20 days during the three months ended March 31, 2007 to approximately 24 days during the three months ended March 31, 2008 due to the relatively higher inventory levels at December 31, 2007.

Cash provided by operating activities in fiscal 2007 consisted primarily of net profit of $18.53 million due to increased revenue, an increase of $3.56 million in other receivables, an increase of $2.84 million in accounts payable and other payables due to improved payment terms from suppliers, an increase of $2.45 million in non-cash compensation expense adjustment, an increase of $2.09 million in depreciation expense, an increase of $1.27 million in accrued liability and an increase of $1.10 million in deposits from clients. Cash used in operating activities in fiscal 2007 was primarily attributable to an increase of $14.55 million in inventory, an increase of $5.82 million in purchase deposits in order to secure our supply of live hogs, an increase of $4.94 million in accounts receivables, an increase of $4.08 million in taxes payable, an increase of $2.85 in other receivables and an increase of $1.41 million in prepaid expense and deferred charges. The increase in both accounts receivable and inventory levels during the period was primarily due to our increased sales, increased selling prices and increased costs of live hogs. Over the past year, management focused on reducing the average age of our accounts receivable. Our average accounts receivable turnover days decreased from approximately 30 days during the year ended December 31, 2006 to approximately 22 days during the year ended December 31, 2007. At the same time, our average inventory turnover days increased from approximately 18 days during the year ended December 31, 2006 to approximately 26 days during the year ended December 31, 2007.

Net cash provided by operating activities in fiscal 2006 was primarily attributable to the net income of $4.11 million generated in fiscal 2006 and an increase of $9.77 million in accounts payable and other payables due to improved payment terms to suppliers. In addition, due to our failure to have our registration statement filed under the Securities Act of 1933, as amended, declared effective by the Securities and Exchange Commission during fiscal 2006, we accrued $8.35 million of penalty expense, of which $1.04 million was paid by cash and $7.31 million was paid by issuing shares of our common stock and warrants. The net cash provided by operating activities in fiscal 2006 also included $2.25 million in non-cash compensation adjustment. Net cash used in operating activities in fiscal 2006 was primarily attributable to increases in inventories, accounts receivable and taxes payable in the amounts of $7.73 million, $3.43 million and $1.68 million, respectively. During fiscal 2006, management also focused on reducing the average age of our accounts receivable. Our average accounts receivable turnover days decreased from approximately 42 days in fiscal 2005 to approximately 30 days in fiscal 2006. In addition, our average inventory turnover days increased from approximately 16 days in fiscal 2005 to approximately 18 days in fiscal 2006. Net cash provided by operating activities in fiscal 2005 consisted primarily of net income of $5.91 million, an increase in accounts payable and accrued liabilities of $7.14 million, and increase in taxes payable of $1.30 million and an increase in the allowance for bad debt of $1.21 million. Cash used in operating activities in fiscal 2005 was primarily due to an increase of $3.79 million in accounts receivable and other receivables.

Net cash used in investing activities was $24.94 million in the three months ended March 31, 2008, $49.76 million in fiscal 2007, $26.28 million in fiscal 2006 and $13.23 million in fiscal 2005. At March 31, 2008, our investment in facilities construction in progress increased by approximately $23.04 million as compared to the amount of such investment at December 31, 2007 due to our new production capacity expansion program. During the three months ended March 31, 2008, a total of $1.56 million was invested in the purchase of fixed assets. In addition, we expended an additional $0.36 million for an investment in land use rights during the three months ended March 31, 2008. During the year ended December 31, 2007, a total of $6.86 million was invested in the purchase of fixed assets. In addition, we expended an additional $13.54 million for an investment in land use rights during the year ended December 31, 2007. In fiscal 2006, construction in progress in the amount of $21.96 million for the construction of Zhongpin Industrial Park II was completed and transferred to fixed assets. During fiscal 2006, we invested an additional $17.05 million in construction in progress and expended $1.82 million for the purchase of fixed assets. In addition, we expended $7.40 million for an investment in land use rights during fiscal 2006. During fiscal 2005, we expended $12.70 million for the construction of additional production facilities and production lines.

Net cash provided by financing activities was $1.09 million in the three months ended March 31, 2008, $74.39 million in fiscal 2007, $26.99 million in fiscal 2006 and $4.88 million in fiscal 2005. During the three months ended March 31, 2008, cash provided by financing activities included net proceeds from short-term loans of $15.77 million and the net proceeds of $1.24 from the exercise of certain of our outstanding stock purchase warrants. The net cash used in financing activities included the repayment of short-term bank loans in the aggregate amount of $14.52 million and the repayment of bank notes in amount of $1.40 million. During the year ended December 31, 2007, cash provided by financing activities included the net proceeds from the issuance of common stock of $46.40 million, net proceeds from short-term loans of $49.68 million and the net proceeds of $16.43 from the exercise of certain of our outstanding stock purchase warrants. The net cash used in financing activities included the repayment of indebtedness in the aggregate amount of $28.39 million. In fiscal 2006, cash provided by financing activities included net proceeds from the issuance of Series A convertible preferred stock and common stock purchase warrants of $23.11 million and net proceeds of short-term loans of $30.08 million, and the net cash used in financing activities included the repayment of short-term indebtedness in the aggregate amount of $25.23 million, the repayment of long-term indebtedness in the amount of $0.35 million and the repayment of bank overdrafts of $0.62 million. During fiscal 2005, we received net proceeds of $9.64 million from short-term bank loans.

At March 31, 2008, Henan Zhongpin had short-term bank and governmental loans in the aggregate amount of $50.89 million with a weighted average interest rate per annum of 6.34%, and lines of credit with aggregate credit availability of $141.47 million, as follows:

Bank	Maximum Credit Availability	Amount Borrowed	Interest Rate	Maturity Date
Agriculture Bank of China	$21,370,566	$2,706,938	7.29%	12/14/2008
		2,849,409	7.47	12/28/2008
		997,293	7.47	01/21/2009

Industrial and Commercial Bank of China	21,370,566	2,137,057	6.84%	07/22/2008

China Construction Bank	7,123,522	-	-

CITIC Industrial Bank	5,698,817	-	-

Bank	Maximum Credit Availability	Amount Borrowed	Interest Rate	Maturity Date
Agriculture Development Bank of China	99,729,306	5,698,817	7.29%	06/26/2008
		14,247,044	7.29	06/28/2008

Shanghai Pudong Development Bank of China	9,972,931	2,991,879	7.47%	03/28/2009

Bank of China	9,972,931	7,835,874	7.10%	01/03/2009

China Merchants Bank	8,548,226	2,849,409	7.47%	06/19/2008
Guangdong Development Bank	4,274,113	4,274,113	7.29%	12/11/2008

China Communication Bank	4,274,113	4,274,113	7.84%	01/03/2009

City Finance - short-term	-	28,494	0.00%	Extendable
Total	$192,335,090	$50,890,440

Canadian Government Transfer Loan		$1,634,769	*	05/15/2043
Canadian Government Transfer Loan - Current portion		$145,671	6.02%	05/15/2008

*
58% of the principal amount of this loan bears interest at the rate of 6.02% per annum and the remaining principal amount of this loan is interest free. All repayments are applied first to the interest-bearing portion of this loan.

Of our outstanding short-term indebtedness at March 31, 2008, $29.49 million aggregate principal amount of loans was secured by our land and plants located in the PRC and $21.37 million aggregate principle amount of loans was guaranteed by some of our wholly-owned subsidiaries.

We believe our existing cash and cash equivalents, together with our available lines of credit, will be sufficient to finance our investment in new facilities, operating requirements and anticipated capital expenditures of approximately $48.83 million over the next 12 months. We intend to use such funds over the next 12 months to fund our capacity expansion and the construction of supporting facilities and to supplement our working capital requirements to enable us to strengthen our market position and accelerate our growth.

Contractual Commitments

The following table summarizes our contractual obligations at March 31, 2008 and the effect those obligations are expected to have on our liquidity and cash flow in future periods.

		Payments Due by Period (in thousands)
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations	$1,780	$146	$291	$291	$1,052
Capital lease obligations	-	-	-	-	-
Operating lease obligations	2,398	1,055	1,343	-	-
Purchase obligations	-	-	-	-	-
Other obligations	-	-	-	-	-
Total	$4,178	$1,201	$1,634	$291	$1,052

Inflation and Seasonality

While demand for our products in general is relatively high before the Chinese New Year in January or February each year and lower thereafter, we do not believe our operations have been materially affected by inflation or seasonality.

Quantitative and Qualitative Disclosures About Market Risk

Disclosures About Market Risk. We may be exposed to changes in financial market conditions in the normal course of business. Market risk generally represents the risk that losses may occur as a result of movements in interest rates and equity prices. We currently do not use financial instruments in the normal course of business that are subject to changes in financial market conditions.

Currency Fluctuations and Foreign Currency Risk. Substantially all of our operations are conducted in the PRC, with the exception of our export business and limited overseas purchases of raw materials. Most of our sales and purchases are conducted within the PRC in Renminbi, which is the official currency of the PRC. As a result, the effect of the fluctuations of exchange rates is considered minimal to our business operations.

Substantially all of our revenues and expenses are denominated in Renminbi. However, we use the United States dollar for financial reporting purposes. Conversion of Renminbi into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the Renminbi, there can be no assurance that such exchange rate will not again become volatile or that the Renminbi will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Interest Rate Risk. We do not have significant interest rate risk, as our debt obligations are primarily short-term in nature, with fixed interest rates.

Credit Risk. We have not experienced significant credit risk, as most of our customers are long-term customers with superior payment records. Our receivables are monitored regularly by our credit managers.

New Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - an amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. T he objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We expect the Statement will have no material impact on our consolidated financial statements.

BUSINESS
Overview

We are principally engaged in the meat and food processing business in The People’s Republic of China (the “PRC”). Our product line includes over 270 unique meat products, including chilled pork, frozen pork, pig by-products and prepared meats, that are sold on a wholesale basis and on a retail basis through an exclusive network of showcase stores, network stores and supermarket counters under our “Zhongpin” brand. Our nine processing plants, which are located in Henan, Heilongjiang and Sichuan Provinces and in the Economic Development Zone in Tianjin City in the PRC, have a total of 15 production lines with an aggregate processing capacity of approximately 963 metric tons per day, based on an eight-hour working day, or approximately 346,680 metric tons on an annual basis. We also produce and sell vegetables and fruits, and have contracts with more than 100 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. Our products are sold under the “Zhongpin” brand name.

According to an October 2006 report of the United States Department of Agriculture, the PRC is the largest food consuming nation in the world and is the world’s largest pork producer and consumer. The meat and meat processing industry in the PRC is regarded by the central government as a “key” industry and certain participants in the industry, including our company, receive special tax incentives and technology subsidies. According to a market analysis of the fresh and processed meat industry in the PRC published in June 2005 by Access Asia Limited, an independent research organization (“Access Asia”):

•	In 2004, domestic demand for meat and related products in the PRC totaled 72,360,000 metric tons and such demand is expected to reach 100,000,000 metric tons by 2010;

•	The total domestic production value of meat and related products in the PRC in 2004 was US$84 billion and the estimated production value in 2010 is expected to reach US$120 billion;

•	Domestic per capita meat consumption in the PRC was estimated to be approximately 49 kg in 2004 and is expected to increase to 70-80 kg by 2010; and

•	Per capita consumption of meat in urban areas in the PRC is twice the amount of the national average.

At March 31, 2008, our customers included 17 international or domestic fast food companies in the PRC, 39 export-registered processing factories and 1,621 school cafeterias, factory canteens, army posts and national departments. At such date, we also sold directly to 2,946 retail outlets, including supermarkets, within the PRC.

To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines. At March 31, 2008, we had a total of 114 showcase stores, 929 network stores and 1,903 supermarket counter locations.

We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

•	We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

•	We have a wide distribution network through major areas of the PRC;

•	The “Zhongpin” brand name is well recognized in major areas of the PRC as an established and leading brand;

•	We have advanced production equipment for the packaging of meat and food;

•	Our customers include some of the largest supermarket chains, such as Lianhua Supermarket Group, Carrefour China and Metro (China) Group;

•
We have implemented a comprehensive logistics management program and have an efficient delivery system that, at March 31, 2008, utilized 267 temperature-controlled container trucks and public railway services;

•	Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

•	We have an emphasis on quality assurance systems;

•	We have a comprehensive brand building strategy and brand equity management;

•	We have an innovative product development program, with approximately 171 new products under development at March 31, 2008; and

•
We experienced compound annual revenue growth of 77% (cumulative growth of 985%) and compound annual profit growth of 86% (cumulative growth of 1,206%) during the five-year period ended December 31, 2007.

Development of Business

We are a holding company and conduct substantially all of our production, marketing, finance, research and development, and administrative activities through our indirect subsidiaries located in the PRC. In 1993, Changge Meat Factory was established in the PRC as a state-owned meat processing factory from a spin off of a larger state-owned enterprise. In 1997, certain members of our current management team purchased the business in connection with a privatization scheme and restructured the enterprise under the name Changge Zhongpin Food Industry Co., Ltd. as a privately-held entity with six shareholders. In 2000, Changge Zhongpin Food Industry Co., Ltd. changed its corporate name to “Henan Zhongpin Food Share Co., Ltd.” (“Henan Zhongpin”) and, in order to comply with regulations under Chinese law regarding the use of the word “Share” in Henan Zhongpin’s corporate name, Henan Zhongpin Food Co., Ltd. was incorporated as a wholly-owned foreign enterprise (“WOFE”). In 2001, Henan Zhongpin purchased Yanling Meat Factory and established a share-holding subsidiary company, Henan Zhongpin Industry Co., Ltd. In 2004, Henan Zhongpin established a subsidiary company, Henan Zhongpin Imports and Exports Trade Co., Ltd., to conduct its international business operations.

To enable Henan Zhongpin Food Co., Ltd. to raise equity capital from investors outside of the PRC, on July 21, 2005, Henan Zhongpin Food Co., Ltd. established a holding company by incorporating Falcon Link in the British Virgin Islands. On September 15, 2005, Falcon Link acquired all of the equity interests in Henan Zhongpin Food Co., Ltd., which is the controlling shareholder of Henan Zhongpin.

Various regulatory bodies in the PRC have issued regulations restricting foreign investment in domestic enterprises. Pursuant to the “Notice of Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purposes Vehicles,” or SAFE Circular No. 75, issued by the PRC State Administration of Foreign Exchange (“SAFE”) on October 21, 2005, (i) a PRC citizen residing in the PRC (a “PRC Resident”) must register with the local branch of SAFE before it establishes or controls an overseas special purpose vehicle (an “SPV”) for the purposes of overseas equity financing (including convertible debts financing); (ii) when a PRC Resident contributes the assets of or its equity interests in a domestic enterprise into an SPV, or engages in overseas financing after contributing assets or equity interests into an SPV, such PRC Resident must register his or her interest in the SPV and the change thereof with the local branch of SAFE; and (iii) when the SPV undergoes a material event outside of the PRC, such as a change in share capital or merger and acquisition, the PRC Resident must, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. PRC Residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006.

In connection with the formation of Falcon Link, the six individual shareholders of Henan Zhongpin each submitted a registration form to the local SAFE branch and received all required regulatory approvals with respect to his respective ownership interests in the offshore company. Such shareholders are required to file an amendment to such registration if Falcon Link or our company experiences material events, such as changes in share capital, share transfers, mergers and acquisitions or the use of assets in the PRC to guarantee offshore obligations. We believe we and our subsidiaries, and the six individual shareholders of Henan Zhongpin, are in compliance with SAFE Circular No. 75 and all other laws and regulations in the PRC involving the formation of an SPV or the financing of a PRC company by an offshore company controlled by PRC residents.

We were incorporated in the State of Delaware under the name “Strong Technical, Inc.” on February 4, 2003. Prior to March 30, 2005, we had been engaged in the business of supplying skilled workers and engineering professionals (engineers, designers and draftspersons) to businesses on a temporary basis. From March 30, 2005 to January 30, 2006, we did not generate any significant revenue and we accumulated no significant assets as we explored business opportunities as a publicly-held “shell” corporation.

On January 30, 2006, we acquired all of the outstanding shares of Falcon Link in exchange for the issuance by us of an aggregate of 11,250,005 restricted shares of our common stock to the shareholders of Falcon Link. In connection with such share exchange, all of our officers and directors at that time resigned as officers and directors of our company, and new directors and executive officers were appointed. As a result of our share exchange with Falcon Link, which is commonly referred to as a “reverse acquisition,” Falcon Link became our wholly-owned subsidiary and we changed our corporate name to Zhongpin Inc.

Our corporate organizational chart is set forth below.

[1]
Under the laws of the PRC, Henan Zhongpin is required to have at least five individual shareholders to use the word “share” in its corporate name. In connection with the formation of Henan Zhongpin, each of the individual shareholders of Henan Zhongpin (Xianfu Zhu (7.16%), Baoke Ben (0.74%), Shuichi Si (0.53%), Qinghe Wang (0.54%), Chaoyang Liu (0.55%) and Juanjuan Wang (0.47%)) entered into an agreement with Henan Zhongpin Food Co., Ltd., the controlling shareholder of Henan Zhongpin, pursuant to which such individual shareholders irrevocably assigned to Henan Zhongpin Food Co., Ltd. all of the economic benefits to which he is or may be entitled as a shareholder of Henan Zhongpin. As a result of such agreements, Henan Zhongpin Food Co., Ltd., which is a wholly-owned indirect subsidiary of our company, is entitled to 100% of any cash dividends declared and paid by Henan Zhongpin and to vote all outstanding shares of capital stock of Henan Zhongpin in any action by the shareholders of Henan Zhongpin.

Industry Overview

The Meat Industry in the PRC. According to an October 2006 report of the United States Department of Agriculture, the market for pork in the PRC is the largest in the world, accounting for approximately 53% of global production and consumption. In value terms, the PRC’s overall meat industry is the second largest sector in the country’s entire retail food market basket. Historically, the vast majority of meat sales in the PRC have taken place in free wet markets, most of which are to be found in open-air markets or on streets. These markets provide a venue through which the customer can buy live poultry or freshly slaughtered meat produce direct from local farmers. However, as a result of new hygiene regulations that were introduced by the Chinese government in 1995, governmental agencies recently have encouraged the replacement of open air markets by supermarkets and convenience stores, and the market share of open air markets has continued to decline. We believe this trend will favorably impact our wholesale business and will add additional customers for the network of showcase stores, branded network stores and supermarket counters that retail our products on an exclusive basis.

The meat industry in the PRC is characterized by fragmentation, sanitation and hygiene issues, as well as social demographic trends. The meat industry is highly fragmented, and supply is extremely localized with limited distribution capability. The PRC’s vast geography and under-developed transport infrastructure have made it difficult to create national or even regional level competition in the industry and thus, there are no genuine market leaders.

According to a market analysis of the fresh and processed meat industry in the PRC prepared in June 2005 by Access Asia,

•	In 2004, the meat sector (fresh, frozen and processed) made up 13.23% of the total value of the PRC’s retail food market basket, a proportion that has remained relatively constant;

•	The total retail value of the PRC’s fresh meat sector was approximately RMB313.33 billion (US$37.86 billion) in 2004; and

•
The fresh meat sector continues to dominate the total meat and meat products market in the PRC, which registered a value of RMB334.96 billion (US$40.47 billion) in 2004. Social and demographic trends have dictated a switching of consumer preference from processed meat in the earlier decades to a growing demand for frozen and fresh/chilled meat.

According to Access Asia, factors that initiated this structural change include:

•
Increasing demand and ownership in the PRC of household appliances, especially refrigerators and microwave ovens. By the early 1990’s, the penetration rate for household ownership of refrigerators was close to 100% in many major cities, depending on the economic prosperity of the region.

•
Improvements in hygiene and sanitation, and the establishment of the cold chain infrastructure, in the PRC have elongated the wholesale and retail process. The cold chain infrastructure refers to the complex network of processes and services used to transport and preserve edible products in a controlled temperature environment. Modern preparation and storage methods in the PRC have resulted in longer life cycles for frozen and fresh/chilled meat products. Superior taste and nutrition, aided by the cold chain infrastructure have allowed fresh/chilled and frozen meat products to become preferences for today’s consumers in the PRC, at the expense of highly processed meat products.

•
Increases in per capita income in the PRC, as well as a proportionate share of such increase spent on food. In the PRC, roughly one-third of every new dollar of income is spent on food, and meat is a major target for much of the new spending.

•
The PRC’s new middle class, defined as those with annual incomes of at least 40,000 RMB (US$5,000), numbered approximately 60 million people in 2002 and, according to Access Asia, is expected to climb sharply to 160 million by 2010.

There are no governmental restrictions on the ability of foreign entities to enter the meat and food processing business in the PRC, which has been designated an encouraged industry for foreign investment.

The Retail Meat Market. According to Access Asia, total volume sales of fresh and processed meat and meat products in the PRC increased to 25.69 million tons (23.30 million metric tons) in 2004, which represented an increase of approximately 46.74% from 1998 sales levels. Access Asia also reported that, as the market matures, total growth is expected to continue its slowdown, eventually settling at approximately 5-6% per annum in volume terms. Consumption volumes are likely to increase as more consumers reach a standard of living that enables them to eat meat and meat products at home on a more frequent basis.

According to Access Asia, in 2004, the meat and meat products sector in the PRC accounted for 13.23% of the national retail food market basket in terms of value, which was second only to the vegetable sector. Prior to the economic reforms that commenced in the PRC in 1978, meat was traditionally eaten in the PRC only when money could allow, or on special occasions. As a result, as recently as 25 years ago, regular meat consumption was out of the reach of approximately 200 million people living under the absolute poverty line. The introduction of economic reforms in the PRC in the late 1970s has allowed the number of citizens living under absolute poverty levels to decline to less than 50 million individuals. This has enabled more consumers to enjoy meat on a regular basis. In the cities, most consumers can afford to eat meat at any time without regard to cost.

As a result, not only are more people buying fresh meat in the PRC, but there also is increasing demand for a wider range of processed meat products. The market has quickly evolved to meet this demand, helped by the emergence and spread of efficiently managed grocery and retail chains – notably supermarkets, convenience stores and hypermarkets.

The retail market for fresh and processed meat and meat products in the PRC has grown strongly over the past ten years due, primarily, to the following key factors:

•
Increased consumer spending power, which has lead to raised consumer aspirations and the ability of consumers to make more frequent purchases of fresh and processed meat and meat products, as well as purchases of more expensive products;

•	Rationalization and consolidation of the PRC’s domestic industry has improved industry productivity and profitability, and has raised the level of market supply;

•	Development of more integrated distribution systems and infrastructure throughout the PRC, which has lead to better distribution around the country from manufacturer to retailer; and

•
Increased market penetration of more organized retail outlets with chilled and frozen produce display cabinets which, in turn, has created a larger overall outlet for fresh and processed meat and meat products.

These factors have led not only to increased consumer demand, but also to improvements in the ability of meat processors and distributors to get their products to consumers in fresher condition. The meat processors also have helped to increase demand by improving the variety of products they are able to supply.

Business Strategy

Our long-term business strategy is to establish our company as the leading provider of meats and fresh foods in the PRC. Our goal is to increase our market presence and to provide our customers with the highest quality, freshest, healthiest, most nutritious and safest meat and food products. The key elements of our growth strategy include the following:

Increase our brand recognition. We believe sustainable growth can best be achieved through a recognizable brand name, and we are focused on building the best nationally-known brand name in the food business in the PRC. We intend to invest heavily in building our “Zhongpin” brand as a unique identity and to position our brand platform to create the perception and image of “health, nutrition, freshness and quality” in the minds of our customers.

We intend to build our brand by building a comprehensive brand awareness program that will focus on advertising and promotion, pricing strategies, distribution channels and packaging design and functionality. In addition, in order to differentiate the quality of our products from those of our competitors and to help foster strong brand recognition with consumers, we have supplemented our wholesale distribution channels by establishing and implementing a network of specialty, high-end boutique grocery stores to showcase our meat, vegetable and fruit products. At March 31, 2008, we had 114 showcase stores, 929 network stores and 1,903 “Zhongpin” supermarket counters. We believe our retail stores will help create additional brand awareness that will benefit our wholesale customers and will showcase all of our products in a manner that will provide the consumer with a broader view of our strategies and goals.

Expand our market presence. In the PRC, the pork industry is highly fragmented and supply is extremely localized with limited distribution capability. The vast geography and under-developed transportation infrastructure in the PRC have made it difficult to create national or even regional competition in the meat and fresh foods industry, and no genuine market leaders have emerged.

We regard our logistics capabilities as the keystone to our growth strategy and believe our comprehensive plan for logistics management, which includes the integration and coordination of our transportation, warehouse management and inventory control systems, as well as the integration of our marketing and manufacturing efforts, will enable us to accelerate our growth by expanding our operations across the PRC and internationally. At March 31, 2008, we operated sales offices in 68 cities in the PRC and had warehouses in 54 of such cities, including Shanghai, Beijing, Guangzhou, Zhengzhou, Wuhan and Xi’an. We plan to expand our network of sales offices and warehouses in up to 12 additional cities in the PRC by the end of 2008, and are targeting cities with more than 500,000 and less than 1,000,000 residents, annual per capita income exceeding 10,000 RMB ($1,369) and good infrastructure, including transportation, telecommunications and a positive commercial environment.

We may also pursue an acquisition strategy to increase the number or type of products we offer, increase our manufacturing or production capabilities, acquire animal or agricultural farms to strengthen our sources of supply, or broaden our geographic reach and our ability to sell and distribute products in domestic and overseas regions in which we do not currently transact business. We believe the industry in which we operate is highly fragmented and that significant opportunities are available to a business that can consolidate production and sales capabilities and the resources of a number of existing producers in the fresh meat and produce markets, including the cost savings that are inherent in a vertically integrated business. In June 2007, we completed the acquisition of the assets of Deyang East China Food Company Limited, including a chilled and frozen pork processing facility in Sichuan Province with an annual production capacity of approximately 45,000 metric tons. The purchase price for the assets acquired was approximately $6.6 million.

Expand our product lines. At March 31, 2008, our product line included 270 unique meat products and over 20 different categories of vegetables and fresh fruits. In 2000, we established a research and development center to help us develop new processing technologies and food products. We also work with 21 unaffiliated scientists and experts who act as our outside technical consultants in the development of new processes and products. Our strategic planning and marketing departments also conduct market studies, seek to spot developing trends in the meat and fresh foods industries and evaluate the ever-changing consumer consumption patterns in the PRC. We intend to strengthen our market position and accelerate our growth by introducing new lines of low temperature meat products with a view to maintaining customer interest and creating new demand. We also believe the introduction of new products will broaden our product range and make it more difficult for new competitors to enter the market or to attain significant sales or market share upon entry into the market. At March 31, 2008, we had approximately 171 new products under development.

Maintain our technological superiority. We have pursued an integrated approach in designing our operations and have formulated a strategy to address the current issues in the meat and fresh foods industry in the PRC, such as hygiene, sanitation and distribution capability, that have hindered the development of national brands by the larger incumbents in the industry. We have purchased state-of-the-art equipment and installed production lines with the most current technology in our processing plants. In addition, our advanced information technology capability furnishes management with real time information flow that enables all of our functional departments, including marketing, sales, strategic planning, logistics management, procurement, retail, trading and export, to exploit and utilize timely information on pricing, demand, transportation and inventory levels. We believe our logistics management capabilities also provide us a competitive advantage by allowing us to implement significant modifications in our logistics systems on a quick response basis. With feedback from our marketing and sales teams, procurement department and strategic planning group, we can modify our systems in response to changes in the marketplace, competition, government regulations and technology, such as the use of bar codes and electronic interchange to enhance the speed and accuracy of information.

Our Products

Our Pork Products. The chilled and frozen pork products we produce are sold as various cuts of meat, such as the shoulder, the ribs, the loin or the leg. Other parts of the pig, such as the head, ears, trotters and internal organs, have a ready market in the PRC and are also distributed and sold by us.

The pork products produced by our abattoirs are sold to a wide variety of customers, such as meat and food distributors, wholesalers and importers, food and food processing companies and markets and supermarkets. Our pork products are distributed and sold locally in the domestic market and also are exported.

Chilled Pork. In our production of chilled pork, meat is chilled but not frozen at a temperature of between 32o F (0oC) and 39.2 oF (4oC), immediately after it is cut and packed, and thereafter maintained at that temperature during storage or transportation. This serves to preserve the freshness and quality of the meat. Chilled pork will usually have to be consumed within one week from the time of slaughter.

While chilled pork generally is more costly than frozen pork, our market research indicates a trend among customers toward chilled pork and away from frozen pork. Most of the chilled pork we produce is distributed and sold to domestic customers who comprise mainly fresh food distributors and wholesalers, markets and supermarkets located within a 500 km delivery radius of our processing facilities.

Frozen Pork. In the production of our frozen pork, the meat is frozen at –31oF (–35oC) to –40oF (–40oC) for 48 hours, after which it is stored or transported at a constant temperature of between –0.4 oF (–18oC) to –13oF (–25oC). Generally, frozen pork can be kept for about six months from the time of slaughter. Frozen pork is cheaper relative to chilled pork at the retail level. Food and food processing companies usually require frozen pork in their production of processed meats such as luncheon meat and canned, stewed meat. In the PRC, most of the pork sold in markets, supermarkets and restaurants is frozen. The domestic customers for our frozen pork include food processing companies and food distributors.

Pig By-Products & Variety Meats. Pig heads, ears and trotters and the internal organs, such as the kidneys, livers, stomachs and intestines, are commonly used in Chinese cuisine and therefore have a ready market. We usually sell these by-products and variety meats to domestic customers. These items are also sold to food processing companies to be used as raw materials for other meat and meat-based products.

Prepared Meats. We also produce a line of prepared meats, such as sausages, hams and Chinese cured hams, that includes more than 150 items that are marketed under our “Zhongpin” brand.

Our Fruit and Vegetable Products. We contract with more than 100 farms in Henan Province and nearby areas to produce high quality vegetable varieties and fruits suitable for export purposes. We have contracted with farms close in proximity to our operations to ensure freshness from harvest to processing. The farms are relatively small, ranging in size from less than 25 acres to 123.5 acres (10-50 hectares), with the largest being approximately 1,358.5 acres (550 hectares). We contract to grow more than 20 categories of vegetables and fruit, including asparagus, sweet corn, broccoli, mushrooms, lima beans, strawberries and capsicum. In recent years, we have worked closely with the Henan Academy of Agricultural Sciences in the PRC to improve the yield and quality of crops.

Since 2001, we have been contracting with farms to produce selected vegetables and fruits. Our technicians are sent to candidate farms to test the soil and water quality and to evaluate local climatic conditions. Vegetables and fruit grown at the candidate farms are evaluated in our laboratories. If the quality of the farm products meets our standards, we enter into a contract with the farm for the purchase of a stated minimum amount of products. Seeds, fertilizer and pesticides are generally provided by us to the contracted farm at wholesale prices. During the growing season, the vegetables or fruit at the contracted farms are monitored and tested. At harvest, produce is tested and purchased based on product criteria stated in the contract.

Manufacturing and Production

For each of the years ended December 31, 2005, 2006 and 2007 and at March 31, 2008 substantially all of our assets, including all of our material assets, were located in the PRC.

We own and operate four abattoirs, one in Changge City, Henan Province, one in Zhumadian City, Henan Province, one in Anyang City, Henan Province and one in Cangshan County, Sichuan Province, and we lease and operate two additional abattoirs, one in Hailun City, Heilongjiang Province and one in the Economic Development Zone in Tianjin City, to carry out the business of slaughtering pigs and the production and sale of chilled and frozen pork products. Our facilities include nine processing plants, with a total of 15 production lines. Our current total production capacity for chilled pork and frozen pork is 893 metric tons per day, based on an eight-hour working day, or approximately 321,480 metric tons on an annual basis. We also have production capacity for prepared meats of 70 metric tons per eight-hour day (or approximately 25,200 metric tons on an annual basis) and for fruits and vegetables of 65 metric tons per eight-hour day (or approximately 23,400 metric tons on an annual basis). We utilize state-of-the-art equipment in all of our abattoirs and processing facilities.

We plan to increase our production capacity as follows:

•
We are investing approximately $14.5 million to construct a new facility in western Henan Province with a production capacity of 195 metric tons per eight-hour working day, or approximately 70,000 metric tons on an annual basis. Approximately 60% of the production capacity will be designed for the production of chilled pork and approximately 40% will be designed for the production of frozen pork. We plan to put this new plant into operation in the second quarter of fiscal 2008.

•
We are investing approximately $15 million to construct a new production facility in eastern Henan Province. This facility is designed with a production capacity for chilled and frozen pork of 222 metric tons per eight-hour working day, or approximately 80,000 metric tons on an annual basis, of which 75% of production capacity is designed for the production of chilled pork and 25% for the production of frozen pork. We plan to put this new plant into operation by the end of the fourth quarter of fiscal 2008.

•
We plan to invest approximately $13.2 million to expand the production line for prepared meat products at our production facilities in Changge City, Henan Province. The new production line will be designed with a production capacity of 80 metric tons per eight-hour working day, or approximately 28,800 metric tons on an annual basis. We plan to put this new production line into operation in the third quarter of fiscal 2008.

•
We plan to invest approximately $11.0 million to expand our production line for fruits and vegetables at our production facilities in Changge City, Henan Province. This new production line will be designed to expand our production capacity for fruits and vegetables by 83 metric tons per eight-hour day, or approximately 30,000 metric tons on an annual basis, and is expected to be put into operation in the fourth quarter of fiscal 2008.

To supplement our existing production capacity, we purchase chilled and frozen pork from third party suppliers. During the year ended December 31, 2007, we supplemented our production by an average production capacity by approximately 104 metric tons per day, based on an eight-hour working day, which equates to approximately 37,440 metric tons on an annual basis. During such period, we also used OEM relationships to supplement our production of fruits and vegetables by an average production capacity of eight metric tons per eight-hour working day, which equates to approximately 2,880 metric tons on an annual basis.

We procure pigs from local pig farms and breeders located in close proximity to our abattoirs. All the pigs we purchase for slaughtering in our abattoirs must have all the health certificates issued by the relevant authorities in the PRC to ensure that the pigs have been under strict and consistent supervision during the rearing period and are in good health when they are purchased by us. In addition, the pigs slaughtered in our abattoirs are also subject to inspections by our own team of certified veterinarians.

Production of Chilled and Frozen Pork Products. Our veterinarians ensure that only healthy pigs are slaughtered at our abattoirs. We maintain all of the required licenses and certificates from the relevant central and local government authorities with regard to our pork production business. In May 2002, we were awarded ISO 9001 certification that covers our production, research and development and sales activities. The ISO 9001 certification indicates that our abattoirs and pork production operations comply with international standards of quality assurance established by the International Organization of Standardization. All of our production lines have also passed HACCP (Hazard Analysis and Critical Control Point) under GMP (Good Manufacturing Practice) and SSOP (Sanitation Standard Operating Procedure in the PRC).

When pigs arrive at the abattoirs, our certified veterinarians, together with the local Animal Husbandry Department inspectors, conduct a physical inspection of the pigs to ascertain whether they are fit for human consumption. Blood and urine samples are obtained from a random sample of pigs which are tested for disease. The pigs are then weighed and are quarantined for approximately 24 hours, during which time only water is provided to the pigs.

After the quarantine period has passed, we conduct another physical inspection of the pigs. This physical inspection is conducted jointly with the inspectors from the Animal Husbandry Department. Pigs that are found fit for human consumption will be slaughtered while those found to be deficient are immediately culled. We shower the pigs with water before and after slaughter to clean them. Instruments used for slaughtering and cutting up the carcasses are sterilized several times a day.

Quality control checks are conducted at all production stages to detect and remove meat that is spoiled or has been infected by bacteria. The appearance of the skin, internal organs and the meat itself is subject to physical observation and laboratory testing to see if the pig is diseased. Every pig that is slaughtered in our abattoirs is assigned a serial number so that a trace can be run on any processed pig. All of these quality control checks are conducted by our veterinarians and quality control staff.

A high level of hygiene is maintained at our abattoirs. All staff and visitors who enter the abattoirs must first put on protective clothing and be sterilized with disinfectant. All packaging materials used for meat also must be sterilized.

At March 31, 2008, a total of 186 employees worked in our quality assurance program, of which 35 were quality control engineers and 151 were staff. The quality control laboratory meets and exceeds all standards set by the authorities and relevant agencies in the PRC.

Storage and Transportation of Pork Products. The pork products from freshly slaughtered pigs at our abattoirs are blast frozen after slaughtering to prevent deterioration of the meat caused by bacteria or chemical changes. Frozen meat is stored in cold storage facilities at a temperature of between –9.4oF (–23oC) and –0.4oF (–18oC) for 24 hours before being transported. Chilled meat is chilled to between 32oF (0oC) and 39.2oF (4oC) before being transported to customers. The chilled and frozen pork is maintained within the requisite temperature ranges during subsequent handling, transportation and distribution to retain freshness and to prevent deterioration of the meat.

Sales, Marketing and Distribution

Our key customers are principally supermarkets and large retailers in the PRC. For the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008, sales to our five largest customers amounted in the aggregate to approximately $15.5 million, $28.76 million, $48.37 million and $16.31 million, respectively, accounting for approximately 22%, 20%, 17% and 15%, respectively, of our total revenue. For the years ended December 31, 2005, 2006 and 2007, no customer accounted for 10% or more of our consolidated revenues. No material amount of our business is dependent on government contracts.

Sales volume for the meat industry typically increases during the period leading to the one-week celebration of the Chinese Spring Festival, which usually takes place in early February. In general, demand for pork tends to be the greatest during the first quarter of the year due to the tendency of consumers to eat greater amounts of meat during the Spring Festival and the colder period of the year. The third quarter typically is the slower season for the industry due to the slight drop in meat consumption during the hot summer months. In general, we do not expect a material seasonal impact on our revenues.

At March 31, 2008, we had sales offices in 68 cities in the PRC, extending from Henan Province, in which our headquarters is located, to South China, East China, North China and the South midland of the PRC, and had warehouses in 54 of such cities. We plan to further expand our network of sales offices and warehouses to 12 other cities in the PRC by the end of 2008 in order to meet consumer demand.

We market our pork products through a sales team and a network of agents in 24 provinces, including four cities with special legal status, throughout the PRC. The sales team is responsible for securing orders for our pork products, maintaining and building relationships with existing customers and for securing new customers. Our sales team is also involved in identifying new markets in line with the existing customer base and our geographical expansion plans.

Our sales teams travel to major cities in the PRC, such as Shanghai, Beijing, Wuhan and Zhengzhou, to market and sell our pork products to wholesale markets and selected retail chains in those cities. We usually transport pork products by refrigerated trucks. Railroads are used for transporting pork products to those cities that are located at a distance from our operations centers in Changge City, Zhumadian City and Anyang City in Henan Province, our facility in Cangshan County in Sichuan Province and our leased facilities in Hailun City in Heilongjiang Province and in the Economic Development Zone in Tianjin City.

In addition, our sales teams travel and market pork products, vegetables and fruits to potential customers in Europe, Russia, Hong Kong and selected countries in Asia and South Africa. During the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008, we exported approximately 4,011 tons (4,076 metric tons), 5,031 tons (5,111 metric tons), 5,334 tons (5,419 metric tons) and 792 tons (805 metric tons), respectively, of pork products, and 1,102 tons (1,120 metric tons), 4,653 tons (4,727 metric tons), 10,099 tons (10,261 metric tons) and 840 tons (853 metric tons), respectively, of vegetables and fruits.

The following table sets forth for the three years ended December 31, 2007 and the three months ended March 31, 2008 the amount and percentage of our revenues derived from our sales of products to customers located in the United States, the PRC and all foreign countries other than the PRC based upon the locations to which our products were shipped.

	Three Months Ended		Year Ended December 31,
	March 31, 2008		2007		2006		2005
	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(U.S. dollars in millions)
The People’s Republic of China	$106.45	97.9%	$275.31	94.5%	$131.59	91.5%	$65.91	89.8%
Other foreign countries	2.28	2.1	16.06	5.5	12.22	8.5	7.49	10.2
United States of America	—	—	—	—	—	—	—	—
Totals	$108.73	100.0%	$291.37	100.0%	$143.81	100.0%	$73.40	100.0%

We also sell directly to selected chains and independent resellers. Some of the major selection criteria we employ to screen resellers are as follows:

•	Market potential of the reseller’s location;

•	Competitiveness of the local market;

•	Location and coverage;

•	Traffic density; and

•	Credibility of the operator and market development capacity.

Retail Operations

We have successfully established a unique, vertically-integrated fresh meat and meat products supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing via an exclusive network of showcase stores, network stores and supermarket brand counters. We believe our unique business model differentiates our company from other major national meat and meat products producers in the PRC. We have supplemented our wholesale channels by establishing a unique retail network to establish a second sales channel while minimizing channel conflict. We believe that by broadening awareness of our entire product line, our retail stores will help drive the revenues of all of our business lines, including the revenues of the retailers that are wholesaling portions of our product line.

Our advertising also generally promotes our brands rather than a particular store, in an effort to drive business to every retailer that carries our products and not just to our network of retail stores. The Company’s marketing goals are not designed to take business from the supermarkets or other partners of our company, but to increase the overall number of buyers of our branded products.

Showcase Stores. Based on market research and evolving consumption trends, we have taken a customer-driven marketing approach and have focused on a core customer segment that consists of the new middle class in the PRC, which generally includes the rapidly increasing number of middle class households with annual income above RMB40,000 (U.S.$5,476). We believe this consumer segment has disposable income and a willingness to spend on quality goods and services. A study conducted by MasterCard International concluded the middle-class segment of the PRC numbered approximately 60 million people in 2002 and is expected to climb sharply to 160 million people by 2010. As a result, we are pursuing a first-mover advantage and have developed the concept of high-end specialty boutique grocery chain stores to offer our products and other merchandise for the convenience of a typical two-income, middle-class family that shops daily after work.

The showcase stores are designed to highlight all of our products, as well as to provide customers with a broad view of our strategies and goals. At March 31, 2008, there were 114 showcase stores, most of which were located at “Main & Main” locations in major cities within Henan Province. The showcase stores are owned and operated by independent operators, but share the same design and physical layout, and are managed in accordance with our operating procedures. All employees of these stores are required to undergo our vigorous three-month training program. In addition, we establish the merchandising and pricing policies of these stores. On average, approximately 84% of all revenues generated in these stores are derived from sales of our products.

Network Stores. In addition to the showcase stores, we sell products through network stores that are owned and operated by independent operators. At March 31, 2008, there were 929 network stores that were generally located in the larger cities in Henan Province and adjoining provinces. We provide the operators of the network stores standardized physical designs and layouts for each store, and the operators of the network stores manage the business following our management guidelines and pricing policies. Each store has the right to use “Zhongpin” logos and brands. On average, approximately 73% of the revenues generated from such stores are derived from the sale of our branded products.

Zhongpin Supermarket Counters. We also have established “Zhongpin” supermarket counters in supermarkets and local markets. At March 31, 2008, there were 1,903 Zhongpin supermarket counters. The counters are exclusive purveyors of our meats and meat products. These counters are owned and operated by the supermarkets and local markets. A majority of the “Zhongpin” counters at supermarkets use our standardized physical design and layout in addition to related rules and guidelines provided by the supermarket partners.

Research and Development

Research and development continues to be a significant component of our strategy to extend our existing brands and product lines and expand into new branded items and product lines. In 1999, Henan Zhongpin founded Zhongpin Technology Research and Development Center, a food research institute in Changge City, Henan Province. In 2000, Henan Zhongpin established a technology center, which has evolved into the technical research center for the entire meat industry in Henan Province. At March 31, 2008, the research center employed 66 scientists and technicians. The mission of the research center is to develop new processing technologies and food products. In addition, our product development team works with the China Meat Processing Research Center, the premier research institute for meat processing technology in the PRC, and we have jointly established a research center in Beijing. We also work with scientists and researchers from Beijing University, China Agricultural University, the Chinese Academy of Agricultural Science, Henan Agricultural University and other universities to develop production technologies and innovative meat products. At March 31, 2008, we had relationships with 23 scientists and experts who act as our outside technical consultants.

The meat and meat processing industry in the PRC is regarded by the central government as a “key” industry and certain participants in the industry, including our company, receive special technology subsidies and research grants for undertaking “technologies plan projects” for the government. To receive these subsidies and grants, the recipients must complete the research and development objectives assigned by the government, and all funds must be used to pay project-related costs, such as training fees, laboratory costs or the costs of importing technology. As a qualified company, we are undertaking research and development projects for both the central government and the Henan provincial government.

During 2007, we launched 19 new products that were developed in our technology center and, at March 31, 2008, we had approximately 171 new products under development. Our expenditures for research and development for the years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2008 were approximately $723,000, $1,057,000, $1,822,000 and $446,000, respectively.

Intellectual Property

We regard brand positioning as the core of our competitive strategy. Since the ultimate aim of our business strategy is to satisfy the customer, gaining a valued position in the minds of customers is of paramount importance. Our branding process seeks to create a unique identity and to properly position our brand platform. We intend to position our “Zhongpin” brand, and to protect our brand identity, in order to create the perception and image of “health, nutrition, freshness and quality” in the minds of our customers.

We have registered our “Zhongpin” trademark in the PRC, Australia, Belgium, France, Germany, Holland, Japan, Luxemburg, Russia, Singapore, South Korea, Spain, the United Kingdom and the United States. We have applied, or are in the process of applying, to register this mark in a number of other significant jurisdictions around the world, including Canada and the Philippines.

We believe we have the right to use our “Zhongpin” trademark for the product categories for which it is currently used. However, there can be no assurance that any application we make to register such mark, or any other tradename or trademark we may seek to register, will be approved and/or that the right to the use of any such trademarks outside of their respective current areas of usage will not be claimed by others. If trademarks are issued, there can be no assurance as to the extent of the protection that will be granted to us as a result of having such trademarks or that we will be able to afford the expenses of any complex litigation that may be necessary to enforce our trademark rights. Our failure to enforce successfully our trademark rights may have a material adverse impact on our business.

Competition

The production and sale of meat and food products in the PRC and internationally are highly competitive. There are numerous producers of processed meat products in the PRC, a number of which market their products under different brand names. We believe most of these producers have only one or two lines of production facilities and sell their products primarily in the areas surrounding their facilities. Due to the lack of logistics capabilities, we believe there are no national market leaders in the meat industry in the PRC. As a result, our products compete with different brands in different areas of the PRC. A number of our competitors, including Henan Shuanghui (Shineway) Food Co., Ltd., Yurun Food Group Limited and People’s Food Holdings Limited, have greater resources, own or control more processing plants and equipment, or offer a larger product line than we do. In addition, a number of the world’s largest food processing companies have recently established joint ventures with food manufacturers or producers in the PRC, and we expect competition from these ventures to increase in the future.

We believe all food segments in the PRC compete on the basis of price, product quality, brand identification and customer service. Through our aggressive marketing and strong quality assurance programs, our competitive strategy is to provide a higher quality of products that possess strong brand recognition, which will in turn support higher value perceptions from customers.

Government Regulation

The PRC government is actively promulgating a plan for “safe meat” and is expected to raise the proportion of slaughtering automation to over 70% of all meat and actively enforce authorized slaughtering and quarantine. Special grants, subsidized financing, preferential tax policies, governmental funding and other subsidies are provided to enterprises in order to acquire state-of-the-art technology and equipment in meat processing. Such government incentives provide competitive advantages and opportunities to well-performing companies because such policies work to raise the bar for entering the industry and to eliminate inefficient companies in the industry. We expect such government support for the processing of agricultural products to continue for a number of years in the foreseeable future. However, the determination as to whether we can continue to benefit from such government programs in the future will depend on how the government administers its incentive programs and how well we perform. If we maintain the current trend in our performance, it is possible we may obtain further government support through such incentive programs.

The 10th Five-Year Development Programming of the China Meat Industry, promulgated in 2001, set the following guidelines.

•
Encourage comprehensive improvements in automation of abattoirs in “First-Tier” and “Second-Tier” cities and key provinces to improve the sanitary condition and the safety of meat products consumption. In the PRC, First-Tier cities refer to provincial capitals, municipalities directly under the Central Government (such as Beijing, Shanghai, Tianjin, and Chongqing), and municipalities directly linked with the Central Government in taxation (i.e., such cities do not need to send revenues to the provincial government) (such as Shenzhen, Ningbo, Qingdao, Dalian and Xiamen), whereas Second-Tier cities refer to cities with a population above 500,000, not including First-Tier cities.

•	Develop efficient scale production of pork, beef, mutton, poultry and eggs;

•	Develop processed meat and poultry products, with emphasis on chilled fresh meat, packaged meat and ready-to-eat meat products;

•	Encourage consolidation of fragmented producers and distributors to form scale enterprises;

•	Foster quality brands and modern chain distribution networks with emphasis on developing cold storage chains;

•	Support the development of a competitive and quality domestic market; and

•	Develop exports to international markets.

Employees

As of March 31, 2008, we employed 3,765 employees, of whom 2,629 were operating personnel, 798 were sales personnel, 66 were research and development personnel and 272 were administrative personnel. We are not subject to any collective bargaining agreement and we believe our relationship with our employees is good.

Properties

The following table sets forth certain information relating to our corporate offices and other facilities.

Location	Approximate Floor Area (Square Feet)	Ownership Status(1)	Principal Uses

21 Changshe Road Changge City, Henan Province	221,241	Owned	Corporate headquarters

South Part, Changxing Road Changge City, Henan Province	622,650	Owned	Meat products processing plant

Location	Approximate Floor Area (Square Feet)	Ownership Status(1)	Principal Uses

South Part, Changxing Road Changge City, Henan Province	676,804	Owned	Meat, fruit and vegetable products processing plant

South Part, Changxing Road Changge City, Henan Province	545,325	Owned	Logistic center and warehouse

South of National Road 311 Yanling, Henan Province	161,204	Owned	Fruits and vegetable products processing plant

Food Industrial Park, Tangyin County Anyang, Henan Province	1,684,589	Owned	Meat products processing plant

No. 8 North Ring Road Hailun City, Heilongjiang Province	894,491	Leased(2)	Meat products processing plant

17 Luogui Road, Cangshan County Zhongjiang City, Sichuan Province	717,604	Owned	Meat products processing plant

Industrial Park Suiping City, Henan Province	1,771,483	Owned	Meat products processing plant

Jinghai Economic Development Zone, Tianjin City	933,339	Leased(3)	Meat products processing plant

(1)
According to the laws of the PRC, the government owns all of the land in the PRC and companies or individuals are authorized to use the land only through land use rights granted by the PRC government. We have long-term leases with the PRC government affording us the right to use the land on which our production facilities are located. With respect to those properties in this table for which our ownership status is “owned,” we own all of the buildings and other land improvements on the land.

(2)
This facility is leased pursuant to a three-year lease that expires in November 2009 and provides for aggregate rental payments of 1,900,000 RMB ($251,116.75) for the first year and 2,100,000 RMB ($266,497.46) per year for the second and third years of the lease term.

(3)	This facility is leased pursuant to a three-year lease that expires in September 2010 and provides for aggregate rental payments of 5,600,000 RMB ($750,638.48) per year for the lease term.

Legal Proceedings

Neither our company nor any of our subsidiaries is a party to any legal proceedings that, individually or in the aggregate, are material to our company as a whole.

MANAGEMENT

Management and Board of Directors

Our current members of the Board of Directors and executive officers are listed below.

Name	Age	Company Title
Xianfu Zhu	45	Chairman of the Board, Chief Executive Officer and President
Baoke Ben	45	Executive Vice President, Secretary and a Director
Yuanmei Ma	37	Chief Financial Officer, Vice President and Treasurer
Chaoyang Liu	36	Vice President – Operations
Min Chen	51	Director
Raymond Leal	67	Director
Yaoguo Pan	52	Director

All directors serve for one year and until their successors are elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our officers and directors.

Information concerning our executive officers and directors is set forth below.

Xianfu Zhu. Mr. Zhu became our Chairman of the Board, Chief Executive Officer and President in January 2006. Mr. Zhu was a founder of Henan Zhongpin in 1993 and has served as the Chairman and Chief Executive Officer of Henan Zhongpin since its inception. Mr. Zhu graduated from Beijing Technology and Business University and received an EMBA from Tsinghua University.

Baoke Ben. Mr. Ben became our Executive Vice President in January 2006, our Secretary in March 2007 and a Director of our company in June 2007. Mr. Ben has been an Executive Vice President of Henan Zhongpin since July 2002 and was Director of Technology of Henan Zhongpin from October 1999 to July 2002. Prior to joining Henan Zhongpin in October 1999, Mr. Ben was a researcher at the Agriculture Research Center. Mr. Ben graduated from Henan Finance & Economy University and received his EMBA from Tsinghua University.

Yuanmei Ma. Ms. Ma became our Vice President and Chief Financial Officer in January 2006 and our Treasurer in March 2007. Ms. Ma has been a Vice President and Chief Financial Officer of Henan Zhongpin since September 2005. From October 2004 to September 2005, Ms. Ma was Senior Operations Manager, Investment Banking for Daton Securities Co., Ltd., an investment banking firm based in the PRC. From March 2002 to September 2004, Ms. Ma was an Accounting Manager with Neotek International Corporation, (USA), an automobile parts import and export company. From December 1998 to January 2002, Ms. Ma was an Operations Manager in the Asian Project Department for Trans-Pacific Venture Investment, Inc., a financial consulting firm based in the United States. Ms. Ma received her Bachelor of Science in Accounting from Arkansas State University and an MBA from Oklahoma City University, Oklahoma. Ms. Ma is a licensed CPA in the United States.

Chaoyang Liu. Mr. Liu became our Vice President – Operations in September 2007. Mr. Liu joined Henan Zhongpin in 1993 and has been responsible for several areas of our operations, including product distribution, market research and product improvement. Prior to joining Henan Zhongpin, Mr. Liu acted as deputy manager of Changge Food Co., Ltd. Mr. Liu graduated from Henan Technology Institute in 1989, where he obtained his Bachelor’s degree in Agricultural Engineering.

Min Chen. Mr. Chen became a Director of our company in October 2007. Since 1996, Mr. Chen has served as Vice President of Corporate Business Development for Asia at Teleflex Inc., a New York Stock Exchange-listed company. From 1992 to 1996, Mr. Chen was a professor of international business at the American Graduate School of International Management at Thunderbird School of Global Management, where he taught competitive strategy, comparative management and negotiation. During that time, he also taught as a guest lecturer at Beijing University and Singapore Nanyang Technology University, among other Asian universities.

Yaoguo Pan. Mr. Pan became a Director of our company in September 2007. Since 1990, Mr. Pan has been employed as a researcher at the Development Research Center, a policy research and consulting institution operating directly under the State Council of the PRC, where he is responsible for conducting research relating to the meat industry in the PRC, including the areas of food supply, animal husbandry and food nutrition.

Raymond Leal. Mr. Leal became a Director of our company in June 2007. Since 1997, Mr. Leal has been an adjunct professor at Coastal Carolina University and Webster University. In addition, from 1990 to 2002, Mr. Leal was a financial advisor to several regional investment banks based in Atlanta, Georgia.

So long as the number of shares of our common stock issuable upon conversion of the outstanding shares of our Series A convertible preferred stock is greater than 10% of the number of our outstanding shares of common stock on a fully diluted basis, the holders of shares of our Series A convertible preferred stock, as a separate class, are entitled to elect one member of our Board of Directors. Any director elected by the holders of Series A convertible preferred stock may be removed without cause only by the affirmative vote of the holders of Series A convertible preferred stock. The holders of our common stock and the holders of our Series A convertible preferred stock, voting together as a single class, are entitled to elect the balance of the total number of directors of our company. The holders of our Series A convertible preferred stock have not yet nominated or elected any person to serve on our Board of Directors.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating committee. The board of directors also will establish such other committees as it deems appropriate, in accordance with applicable law and our certificate of incorporation and bylaws.

Audit Committee. The members of the audit committee are Messrs. Chen, Pan and Leal, with Mr. Leal serving as chair. All of the members of the audit committee are independent, as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations. Our board has determined that Mr. Leal qualifies as an “audit committee financing expert” as defined in the federal securities laws and regulations. The audit committee will assist our board of director in monitoring the integrity of the financial statements, the independence auditors’ qualifications, independence and performance, the performance of our company’s internal audit function and compliance by our company with certain legal and regulatory requirements.

Compensation Committee. The members of the compensation committee are Messrs. Chen, Pan and Leal, with Mr. Pan serving as chair. All of the members of the compensation committee are independent, as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations. The compensation committee will oversee the compensation plans, policies and programs of our company and will have full authority to determine and approve the compensation of our chief executive officer, as well as to make recommendations with respect to compensation of our other executive officers. The compensation committee also will be responsible for producing an annual report on executive compensation for inclusion in our proxy statement.

Nominating Committee. The members of the nominating committee are Messrs. Chen, Pan and Leal, with Mr. Chen serving as chair. All of the members of the nominating committee are independent as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations. The nominating committee will assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices.

The nominating committee will identify individuals qualified to become board members and recommend to our board of directors the director nominees for each annual meeting of stockholders. It also will review the qualifications and independence of the members of our board of directors and its various committees on a regular basis and make any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The nominating committee also will recommend to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to our company and review such guidelines and standards and the provisions of the nominating committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The nominating committee also will monitor our board of directors and our company’s compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and will lead our board of directors in its annual review of our board of directors’ performance.

Compensation Committee Interlocks and Insider Participation. We do no anticipate any interlocking relationships between any member of our compensation committee or our nominating committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Mr. Xianfu Zhu, our Chairman of the Board and Chief Executive Officer, and Ms. Yuanmei Ma, our Vice President and Chief Financial Officer. Mr. Zhu and Ms. Ma are our “Named Executive Officers.” None of our other executive officers had total compensation in excess of $100,000 during 2007.

Executive Officer
Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value Of Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)

Xianfu Zhu(2)	2007	$120,000	—	—	$11,175	—	—	—	$131,175
Chairman and Chief Executive Officer	2006	113,333	—	—	—	—	—	—	113,333

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value Of Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)

Yuanmei Ma(3)	2007	$90,000	—	—	$49,532	—	—	—	$139,532
Chief Financial Officer	2006	73,335	20,000	—	—	—	—	—	93,335

(1)
Represents expense recognized with respect to stock options granted during 2007 in accordance with SFAS 123R. See Note 15 in Notes to Consolidated Financial Statements included herein for the fiscal year ended December 31, 2007 for the relevant assumptions we used to determine the valuation of our stock option awards in 2007.

(2)	Mr. Zhu was elected our Chairman of the Board and Chief Executive Officer on January 30, 2006.

(3)	Ms. Ma was elected our Chief Financial Officer on January 30, 2006.

Compensation Disclosure and Analysis

Our executive compensation to date has been fairly simplistic and less structured than a more mature U.S.-based corporation. As most of our executive officers were founders of our principal operating subsidiary, their ownership in our company has driven their philosophy to provide modest salaries and no annual bonus. As a result, our management compensation primarily has been comprised of a cash base salary and, only recently and to a lesser degree, stock options. The amounts of such cash compensation were initially determined prior to our becoming a public company and, given the stock ownership of our senior management, were based upon our desire to balance the early stage of our development and our need to conserve working capital, on the one hand, and the economic needs of our management, on the other hand. Since we became publicly owned in January 2006, these considerations have continued to drive the appropriate amount and type of compensation we have paid our executives. However, in October 2007, as part of the process of listing our common stock on Nasdaq, our board of directors established the Compensation Committee to assist with the analysis and determination of the compensation structure for our executive officers. We expect that, in the future, the Compensation Committee will work with our Chief Executive Officer and other senior executives in determining management compensation.

Our Compensation Committee’s goals in regards to executive compensation are primarily to recruit, hire, retain, motivate and reward the most talented executives possible by providing annual, short-term and long-term compensation incentives to achieve our specified performance objectives, and to create long-term value for our stockholders. We intend in the future to align the interests of key executives with our stockholders by implementing compensation plans that tie a substantial portion of our executive’s overall compensation to key strategic, operational and financial goals, such as achievement of budgeted levels of revenues and EBITDA, and other non-financial goals that our board of directors may deem important.

Our Compensation Committee intends to adopt a more comprehensive approach to evaluating our management compensation on an annual basis. We expect that our board of directors and the Compensation Committee will evaluate individual executive performance with a goal at setting compensation at levels that will be based on their general business and industry knowledge and experience and that will be comparable with executives in other companies of similar size and stage of development, while taking into account our relative performance and our own strategic goals. We plan to conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which we anticipate will include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is expected to be based on our knowledge of how other similarly-situated companies measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

We are still in the process of reexamining the structure of our management compensation program. We are looking to the compensation programs of similarly-situated companies and are considering other factors, such as performance, length of service, peer evaluations, subjective and objective reviews and other factors. Historically, our compensation structure was based upon prevailing norms in the Peoples Republic of China (the “PRC”), where it is somewhat unusual for executive officers to make significantly more than middle management or executives of subsidiaries in the United States. However, we believe we are now in a position to compensate our executives in cash amounts that better reflect their efforts on behalf of our company and the progress our company has made in terms of revenue and earnings growth. Nevertheless, we believe the cash amounts we intend to pay to our executive officers in fiscal 2008 is significantly less than that paid to executives in the United States for companies of similar size and with similar revenues and profits. This reflects management’s concern over the fairness to our employees in the PRC and avoiding discrepancies between our executive pay and the pay of our middle management and other employees.

We also expect that in the future our management and the Compensation Committee will receive guidance from advisors and consultants in determining the best way to allocate total compensation between cash and equity-based compensation and on benchmarking our management compensation structure to a peer group of similarly-situated companies, while considering the balance between short-term and long-term incentives. We have not yet commenced the process of developing our peer group, which is expected to consist primarily of U.S.-based meat processing companies and other public companies with similar revenues. We also have considered retaining one or more compensation consultants to assist us with information regarding market data for executive compensation in similar industries and situations.

Consistent with our historical practices, the fiscal 2008 compensation for our executive officers was determined after due consideration of the input of our most senior management. In April 2008, the Compensation Committee met with such management and approved the following increases in the base salaries of the Named Executive Officers for fiscal 2008:

		2008 Increase		Base Salary
	2007 Base Salary	Amount	Percentage	Effective April 1, 2008
Xian Zhu	$120,000	$60,000	50.0%	$180,000
Yuanmei Ma	90,000	60,000	66.7	150,000

Stock-Based Compensation

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2007 to the Named Executive Officers.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:
								Number of	Number of	Exercise or
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum ($)(2)	Units (#)	Options (#)	Awards ($/Sh)
Xianfu Zhu	12/14/07	—	—	—	N/A	N/A	$719,795	—	—	$11.76
Yuanmei Ma	8/23/07	—	—	—	N/A	N/A	417,210	—	—	9.20

(1)	All options vest in three equal annual installments, beginning one year following the grant date.

(2)	Estimated future payout amount is calculated by using the Black-Scholes option pricing model.

The following table sets forth certain information with respect to the outstanding equity awards held by the Named Executive Officers at December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Xianfu Zhu(1)	—	—	120,000	$11.76	12/14/12	—	—	—	—
Yuanmei Ma(2)	—	—	100,000	9.20	8/12/12	—	—	—	—

(1)
Mr. Zhu’s options have a term of five years and will vest over a three-year period, with 33.3% of the shares vesting on December 14, 2008, 33.3% of the shares vesting on December 14, 2009 and 33.4% of the shares vesting on December 14, 2010.

(2)
Ms. Ma’s options have a term of five years and will vest over a three-year period, with 33.3% of the shares vesting on August 23, 2008, 33.3% of the shares vesting on August 23, 2009 and 33.4% of the shares vesting on August 23, 2010.

Severance Benefits

Under the laws of the PRC, we must pay severance to all employees who are Chinese nationals and who are terminated without cause, terminate their employment with us for good reason, or whose employment agreement with us expires and with whom we choose not continue their employment.  The severance benefit required to be paid under the laws of the PRC equals the average monthly compensation paid to the terminated employee (including any bonuses or other payments made in the 12 months prior to the employee’s termination) multiplied by the number of years the employee has been employed with us, plus an additional month’s salary if 30 days’ prior notice of such termination has not been given. However, if the average monthly compensation to be received by the terminated employee exceeds three times the average monthly salary of the employee’s local area, as determined and published by the local government, such average monthly compensation shall be capped at three times the average monthly salary of the employee’s local area.  None of our employees, including our executive officers, has any other agreement or arrangement under which he or she may be entitled to severance payments upon termination of employment.

Securities Authorized for Issuance Under Equity Compensation Plans

On January 30, 2006, our board of directors and stockholders adopted and approved, and on February 27, 2007 our board of directors and stockholders approved the amendment and restatement of, our 2006 Amended and Restated Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan allows for awards of stock options, restricted stock grants and share appreciation rights for up to 1,800,000 shares of common stock. On April 21, 2008, the Compensation Committee of our board of directors approved an amendment to the Incentive Plan, subject to stockholders approval, for the purpose of increasing the authorized shares from 1,800,000 shares to 2,500,000 shares.

As of December 31, 2007, options to purchase 710,000 shares of common stock had been granted under the Incentive Plan. Options granted in the future under the Incentive Plan are within the discretion of our board of directors. The following table summarizes the number of shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted- Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	710,000	$11.29	1,090,000

Equity compensation plans not approved by security holders	0	N/A	0

Total	710,000	$11.29	1,090,000

Board of Directors Compensation

Directors who are employees of our company or of any of our subsidiaries receive no additional compensation for serving on our board of directors or any of its committees. All directors who are not employees of our company or of any of our subsidiaries are compensated at the rate of $30,000 per year and are reimbursed for their expenses incurred in attending board and committee meetings.

The following table provides compensation information for all of our non-employee directors during 2007.

Director
Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Min Chen	$30,000		—	—		—	—	—	$30,000
Raymond Leal	45,000	(1)	—	$44,579	(2)	—	—	—	89,579
Yaoguo Pan	30,000		—	—		—	—	—	30,000

(1)	Mr. Leal receives $30,000 annual compensation for his service as a director and $15,000 for his service as chairman of the Audit Committee of our board of directors.

(2)
Mr. Leal was granted options to purchase 30,000 shares of common stock, at an exercise price of $9.20 per share, on August 23, 2007. The expense recognized for this grant was determined in accordance with SFAS 123R. See Note 15 in Notes to Consolidated Financial Statements included herein for the fiscal year ended December 31, 2007 for the relevant assumptions we used to determine the valuation of our stock option awards in 2007.

Certain Relationships And Related Transactions

Our board of directors is committed to maintaining the highest legal and ethical obligations and recognizes that related party transactions can represent a heightened risk of potential or actual conflicts of interest. The charter of the Audit Committee of our board of directors requires that members of the Audit Committee, all of whom are independent directors, review, approve and publicly disclose related party transactions for which such approval is required under applicable law, including the rules of the Commission and of Nasdaq.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth, as of June 1, 2008, the names, addresses and number of shares of our common stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our common stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned). As of June 1, 2008, we had a total of 27,125,560 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Xianfu Zhu c/o Zhongpin Inc. 21 Changshe Road Changge City, Henan Province The People’s Republic of China	6,367,506	(3)	23.5%

Entities and/or persons having securities managed by Barry M. Kitt 4965 Preston Park Blvd Suite 240 Plano, TX 75093	3,646,294	(4)	13.4%

Chaoyang Liu	619,874	(5)	2.3%

Baoke Ben	838,125	(6)	3.1%

Yuanmei Ma	—	(7)	—

Min Chen	—		—

Raymond Leal	—	(8)	—

Yaoguo Pan	—		—

All directors and executive officers as a group (seven persons)	7,825,505		28.9%

(1)
A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(3)	Does not include 120,000 shares of common stock that are issuable upon exercise of unvested stock options granted to Mr. Zhu.

(4)
Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. ("Pinnacle"), which owned 2,060,828 shares of our common stock. Pinnacle Fund Management, LLC ("Management") is the general partner of Advisers. Mr. Barry Kitt is the sole member of Management.  Mr. Kitt may be deemed to be the beneficial owner of the shares of  common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

Mr. Kitt is the manager of Kitt China Management, LLC (“China Manager”).  China Manager is the manger of Pinnacle China Management, LLC (“China Management”).  China Management is the general partner of Pinnacle China Advisers, L.P. (“China Advisers”).   China Advisers is the general partner of Pinnacle China Fund, L.P. ("Pinnacle China").  Pinnacle China is the owner of 1,579,466 shares of our common stock and shares of our Series A convertible preferred stock that are convertible into an aggregate of 1,450,000 shares of common stock.  The Series A convertible preferred stock contains provisions known as “exercise caps,” which prohibit the holder of the shares of Series A convertible preferred stock (and its affiliates) from converting such shares to the extent that giving effect to such conversion, such holder would beneficially own in excess of 9.999% of our outstanding common stock.  In the absence of such caps, Pinnacle China would have the right to fully convert the Series A convertible preferred stock issuable as a result thereof. This would result in Pinnacle China owning, if such conversion were to occur as of April 1, 2008 (and was based on the outstanding amount disclosed above as of April 1, 2008, in which case assuming conversion in full of the Series A convertible preferred stock owned by Pinnacle China, we would have a total of 27,724,470 shares of our common stock outstanding), 10.9% of our common stock. Mr. Kitt may be deemed to be a beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

An aggregate of 6,000 shares of our common stock are held by children of Mr. Kitt.  Mr. Kitt may be deemed to be the beneficial owner of the shares of  common stock beneficially owned by his children. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by his children.

Each of Pinnacle and Pinnacle China expressly disclaim beneficial ownership of all shares of our common stock owned by the other as well as those shares owned by the children of Mr. Kitt.

In the absence of any “exercise caps” on the Series A convertible preferred stock owned by Pinnacle China, when aggregating all of the shares of our common stock issued or issuable to Mr. Kitt’s children, Pinnacle and Pinnacle China, respectively, Mr. Kitt could be deemed to own 5,096,294 shares of our common stock or 18.40% of the shares of our common stock outstanding. Mr. Kitt expressly disclaims beneficial ownership of all shares of our common stock beneficially owned by his children, Pinnacle and Pinnacle China, respectively.

(5)	Does not include 100,000 shares of common stock that are issuable upon the exercise of unvested stock options granted to Mr. Liu.

(6)	Does not include 100,000 shares of common stock that are issuable upon the exercise of unvested stock options granted to Mr. Ben.

(7)	Does not include 100,000 shares of common stock that are issuable upon the exercise of unvested stock options granted to Ms. Ma.

(8)	Does not include 30,000 shares of common stock that are issuable upon the exercise of unvested stock options granted to Mr. Leal.

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. As of June 1, 2008, 27,125,560 shares of common stock were issued and outstanding and 2,359,600 shares of Series A convertible preferred stock were issued and outstanding, each such share convertible into one share of common stock. In addition, at such date, 1,014,626 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase options or warrants, 391,200 shares of Series A convertible preferred stock were reserved for issuance upon the exercise of outstanding unit purchase warrants and 586,800 shares of common stock were reserved for issuance upon the conversion of Series A convertible preferred stock and common stock purchase warrants comprising such unit purchase warrants.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors.  Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 25,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has designated 7,631,250 shares of the authorized but unissued preferred stock as Series A convertible preferred stock.

Series A Convertible Preferred Stock

Dividends. The holders of the Series A convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, dividends in such amounts as may be determined by our Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A convertible preferred stock a dividend in an amount per share equal to the product of (i) the number of shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock and (ii) the amount per share of the dividend to be paid on the common stock.

Preference on Liquidation. In the event of a merger, consolidation or sale of all or substantially all of our assets or other liquidation, holders of the Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such events, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the Series A convertible preferred stock or (ii) the amount the holder would get if he converted all of his Series A convertible preferred stock into common stock.

Voting. The holder of each share of Series A convertible preferred stock (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with our Bylaws.

Appoint and Elect a Director. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

Conversion Right. Subject to the limitation on conversion described below, the holders of Series A convertible preferred stock may convert each share of Series A convertible preferred stock into common stock at an initial conversion price of $4.00. The conversion price will be adjusted for stock dividends, stock splits and similar events.

Automatic Conversion. Subject to the limitation on conversion described below, each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we have an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of the common stock equals or exceeds $10 (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provides notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A Convertible Preferred Stock.

Limitations on Conversion. We will not effect the conversion of any share of Series A convertible preferred stock, and no person who is a holder of Series A convertible preferred stock shall have the right to convert shares of Series A convertible preferred stock into shares of common stock, to the extent that after giving effect to such conversion, such person (together with such person’s affiliates) would beneficially own in excess of 9.999% of the shares of our common stock outstanding immediately after giving effect to such conversion. For purposes of the this limitation, the aggregate number of shares of our common stock beneficially owned by such person and its affiliates shall include, without limitation, the number of shares of common stock issuable upon conversion of Series A convertible preferred stock with respect to which such determination is being made, but shall exclude shares of common stock that would be issuable upon (i) exercise of the remaining unconverted shares of Series A convertible preferred stock beneficially owned by such person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of our company beneficially owned by such person and its affiliates (including, without limitation, shares of convertible stock, any debentures, convertible notes or other convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation on conversion of our Series A convertible preferred stock. Notwithstanding the foregoing, such limitation on conversion shall not be applicable to any person who notifies the Secretary of our company in writing prior to the purchase of any shares of Series A convertible preferred stock that such person irrevocably elects not to have such provisions apply to any shares of Series A convertible preferred stock owned by record by such person.

Protective Provisions. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) liquidation, dissolution or wind up, (2) amend, alter or repeal any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) create a new class of preferred stock or increase the number of shares of Series A convertible preferred stock that can be issued, or (4) purchase or redeem, or pay or declare any dividend or make any distribution on, any securities junior in priority to the Series A convertible preferred stock; or (5) make any change in the size of our Board of Directors.

Potential Dilution of Share Value; Preferences. Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where Delaware law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

Potential Frustration in Change of Control. Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

Warrants and Options

At June 1, 2008, the following warrants were outstanding:

•
Warrants to purchase 412,499 shares of common stock at any time on or prior to January 30, 2011 at an initial exercise price of $5.00 per share. Pursuant to this terms of such warrants, the exercise price of such warrants is, subject to adjustment in the event of stock splits, combinations or the like of our common stock.

•
Warrants to purchase 100,000 shares of common stock at any time on or prior to June 30, 2009 at an initial exercise price of $6.50 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

•
Warrants to purchase 195,600 units at any time on or prior to January 30, 2011 at an initial exercise price of $8.00 per unit. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our Series A convertible preferred stock. The units that may be acquired upon exercise of such warrants consist of two shares of Series A convertible preferred stock and one warrant to purchase one share of common stock at an initial exercise price per share equal to $5.00, subject to adjustment for stock splits, combinations or the like of our common stock.

•
Warrants to purchase 86,814 shares of common stock at any time on or prior to January 30, 2011 at an initial exercise price of $5.50 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

•
Warrants to purchase 365,813 shares of common stock at any time on or prior to October 4, 2012 at an initial exercise price of $8.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

•
Warrants to purchase 50,000 shares of common stock at any time on or prior to September 30, 2010 at an initial exercise price of $10.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

In addition, on April 30, 2007, our Board of Directors and stockholders adopted and approved our Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan allows for awards of stock options, restricted stock grants and share appreciation rights for up to 1,800,000 shares of common stock. As of June 1, 2008, options to purchase an aggregate of 710,000 shares of common stock at a weighted average exercise price of $11.29 per share had been granted under the 2006 Plan.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
Upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is BNY Mellon Investor Services located at 480 Washington Boulevard, 27th Floor, Jersey City, New Jersey 07310.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of May 1, 2008. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%	Offered	Shares	%
Entities Affiliated with RENN Capital Group, Inc.	1,299,414	(3)	4.9%	1,299,414	—	—
Heller Capital Investments, LLC	100,700	(4)	*	65,700	35,000	*
Ancora Greater China Fund, LP	12,000	(5)	*	12,000	—	—
Entities Affiliated with CAMOFI Master LDC.	104,783	(6)	*	104,783	—	—
Entities Affiliated with Pinnacle Fund, L.P.	3,646,294	(7)	13.9%	5,090,294	6,000	*
Sandor Capital Master Fund, L.P.	156,569	(8)	*	156,569	—	—
Cordillera Fund, L.P.	157,076	(9)	*	157,076	—	—

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%	Offered	Shares	%
Entities Affiliated with Straus Partners, LP	305,000	(10)	1.2%	305,000	—	—
Gregory Cook Wedbush Morgan Sec Inc CTDN IRA Contributory 1/16/02	3,125	(11)	*	3,125	—	—
Fred L. Astman Wedbush Morgan Securities Inc CTDN IRA R/O Contributory 10/13/92	15,625	(12)	*	15,625	—	—
John Peter Selda Wedbush Morgan Securities Inc CTDN IRA Contributory 8/27/96	6,250	(13)	*	6,250	—	—
Lake Street Fund, L.P.	125,000	(14)	*	125,000	—	—
Entities Affiliated with Clarus Capital LLC	113,140	(15)	*	100,000	13,140	*
Entities Affiliated with Third Coast Capital Management, L.P.	113,612	(16)	*	58,166	55,446	*
The USX China Fund	65,000	(17)	*	30,000	35,000	*
Entities Affiliated with Guerrilla Partners LP	153,646	(18)	*	100,000	53,646	*
Whitebox Intermarket Partners, LP	336,675	(19)	1.3%	185,000	151,675	*
Southwell Partners, L.P.	755,000	(20)	2.9%	250,000	505,000	1.9%
WS Opportunity Fund International, Ltd.	2,300	(21)	*	2,300	—	—
Entities Affiliated with Centaur Value Fund, L.P.	498,200	(22)	1.9%	70,000	428,200	1.6%
Entities Affiliated with Black River Commodity Select Fund Ltd.	267,220	(23)	1.0%	263,700	3,520	*
Entities Affiliated with Regent Street Fund I, LLC	237,400	(24)	*	215,000	22,400	*
Entities Affiliated with QVT Fund LP	275,000	(25)	1.0%	275,000	—	—
Entities Affiliated with Special Situations Private Equity Fund, L.P.	1,200,564	(26)	4.5%	1,200,564	—	—
Michael P. Ross	129,942	(27)	*	129,942	—	—
Klaus Dieter Paul	25,000		*	25,000	—	—
Yousu Lin	62,500		*	62,500	—	—
Wang Qian	132,500		*	132,500	—	—
Yunchun Wang	312,500		1.2%	312,500	—	1.2%
Roth Capital Partners, LLC	218,750	(28)	*	218,750	—	—
Entities Affiliated with CCG Investor Relations Partners, LLC	150,000	(29)	*	150,000	—	—
European American Equities, Inc.	120,000	(30)	*	120,000	—	—
Norman C. Kristoff	116,765	(31)	*	116,765	—	—
Jian Y. Zhang	45,000	(32)	*	45,000	—	—
John Steinmetz	307,476	(33)	2.2%	307,476	—	—
Theodore H. Swindells	187,473	(34)	*	187,473	—	—
Kathleen McDonnell	53,001	(35)	*	53,001	—	—
Courtney L. Clark	2,375	(36)	*	2,375	—	—

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares Being	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares		%	Offered	Shares	%
Warrant Strategies Fund, LLC	14,850	(37)	*	14,850	—	—
Alliance Financial Inc.	6,050	(38)	*	6,050	—	—
Pryor Cashman LLP	30,000	(30)	*	30,000	—	—
Eric M. Hellige	4,950	(30)	*	4,950	—	—

*  Less than 1.0%.

(1)
This table is based upon information supplied by officers, directors and principal stockholders, and in Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 26,274,470 shares of our common stock outstanding as of May 1, 2008, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

(2)
Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them.

(3)
Consists of (i) 274,707 shares of common stock and 375,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock owned by BFS US Special Opportunities Trust PLC (“BFS”) and (ii) 274,707 shares of common stock and 375,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock owned by Renaissance US Growth Investment Trust PLC (“Renaissance”), all acquired pursuant to the Securities Purchase Agreement dated as of January 30, 2006, as amended. RENN Capital Group, Inc. (“RENN Advisor”) is the investment manager of each of BFS and Renaissance. Russell Cleveland, the President of RENN Advisor, has voting and/or investment control over the shares owned by each of BFS and Renaissance.

(4)	Ronald I. Heller is the managing director of Heller Capital Investments, LLC and has voting and investment control over the shares owned by the selling stockholder.

(5)	John P. Micklitsch is a vice president of Ancora Greater China Fund, LP and has voting and investment control over the selling stockholder.

(6)
Consists of (i) 90,381 shares of common stock owned by CAMOFI Master LDC (“CAMOFI”) and (ii) 14,402 shares of common stock owned by CAMHZN Master LDC (“CAMHZN”). Centrecourt Asset Management LLC is the investment adviser of CAMOFI and CAMHZN. Richard Smithline has voting and/or investment control over the shares owned by the selling stockholders.

(7)
Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. ("Pinnacle"), which owns 2,060,828 shares of our common stock. Pinnacle Fund Management, LLC ("Management") is the general partner of Advisers. Mr. Barry Kitt is the sole member of Management. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

Mr. Kitt is the manager of Kitt China Management, LLC (“China Manager”).  China Manager is the manger of Pinnacle China Management, LLC (“China Management”).  China Management is the general partner of Pinnacle China Advisers, L.P. (“China Advisers”).   China Advisers is the general partner of Pinnacle China Fund, L.P. ("Pinnacle China").  Pinnacle China is the owner of 1,579,466 shares of our common stock and shares of our Series A convertible preferred stock that are convertible into an aggregate of 1,450,000 shares of common stock.  The Series A convertible preferred stock contains provisions known as “exercise caps,” which prohibit the holder of the shares of Series A convertible preferred stock (and its affiliates) from converting such shares to the extent that giving effect to such conversion, such holder would beneficially own in excess of 9.999% of our outstanding common stock.  In the absence of such caps, Pinnacle China would have the right to fully convert the Series A convertible preferred stock issuable as a result thereof. This would result in Pinnacle China owning, if such conversion were to occur as of April 1, 2008 (and was based on the outstanding amount disclosed above as of April 1, 2008, in which case assuming conversion in full of the Series A convertible preferred stock owned by Pinnacle China, we would have a total of 27,724,470 shares of our common stock outstanding), 10.9% of our common stock. Mr. Kitt may be deemed to be a beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by Pinnacle China.

An aggregate of 6,000 shares of our common stock are held by children of Mr. Kitt.  Mr. Kitt may be deemed to be the beneficial owner of the shares of  common stock beneficially owned by his children. Mr. Kitt expressly disclaims beneficial ownership of all shares of common stock beneficially owned by his children.

Each of Pinnacle and Pinnacle China expressly disclaims beneficial ownership of all shares of our common stock owned by the other as well as those shares owned by the children of Mr. Kitt.

In the absence of any “exercise caps” on the Series A convertible preferred stock owned by Pinnacle China, when aggregating all of the shares of our common stock issued or issuable to Mr. Kitt’s children, Pinnacle and Pinnacle China, respectively, Mr. Kitt could be deemed to own 5,096,294 shares of our common stock or 18.40% of the shares of our common stock outstanding. Mr. Kitt expressly disclaims beneficial ownership of all shares of our common stock beneficially owned by his children, Pinnacle and Pinnacle China, respectively.

(8)
Sandor Capital Management, L.P. (“Sandor Management”) and John Lemak are the general partners of the selling stockholder. Sandor Advisors, LLC is the partner of Sandor Management. John Lemak has voting and/or investment control over the shares owned by the selling stockholder.

(9)
Consists of 57,076 shares of common stock and 100,000 shares of common stock issuable upon conversion of Series A Preferred Stock. ACCF GenPar, L.P. is the general partner of the selling stockholder. Andrew Carter Capital, Inc. is the general partner of ACCF GenPar, L.P. James P. Andrew and Stephen J. Carter, Co-Chief Executive Officers of Andrew Carter Capital, Inc., have voting and/or investment control over the shares owned by the selling stockholder.

(10)
Consists of (i) 183,000 shares of common stock owned by Straus Partners, LP and (ii) 122,000 shares of common stock owned by Straus-GEPT Partners LP. Straus Asset Management is the general partner of both Straus Partners LP and Straus-GEPT Partners LP. Neville Strauss is the managing member of the selling stockholders and has voting and investment control over the shares owned by the selling stockholders.

(11)	Gregory Cook has voting and investment control over the shares held by the selling stockholder.

(12)	Fred L. Astman has voting and investment control over the shares held by the selling stockholder.

(13)	John Peter Selda has voting and investment control over the shares held by the selling stockholder.

(14)	Scott W. Hood is the managing director of Lake Street Fund, L.P. Mr. Wood and/or Fred Astman have voting and investment control over the selling stockholder.

(15)
Consists of (i) 85,256 shares of common stock owned by Clarus Capital LLC and (ii) 27,884 shares of common stock owned by Clarus Capital Offshore, Ltd. Clarus Capital Management LP is the general manager of Clarus Capital LLC and Clarus Capital Offshore Ltd. Ephrain Fields is the managing member of Clarus Capital Group Management LP. Mr. Fields has investment and voting control over the selling stockholders.

(16)
Consists of (i) 14,113 shares of common stock owned by Third Coast Capital, L.P. (“Third Coast”), (ii) 14,221 shares of common stock owned by Third Coast Capital Offshore Fund, Ltd. (“Offshore”) and (iii) 85,278 shares of common stock owned by Third Coast Capital QP, L.P. (“QP”). Third Coast Capital Management, L.P. is the general partner of Third Coast, Offshore and QP. Third Coast Capital GP, LLC is the general partner of Third Coast Capital Management, L.P. David D. May is the managing member of Third Coast Capital GP, LLC. Mr. May has voting and investment control over the selling stockholders.

(17)
Parr Financial Group is the general partner of The USX China Fund. Stephen L. Parr is the president and senior partner of Parr Financial Group. Mr. Parr has voting and investment control over the selling stockholder.

(18)
Consists of (i) 72,101 shares of common stock owned by Guerrilla Partners LP and (ii) 81,545 shares of common stock owned by Hua-Mei 21st Century Partners, LP. Peter Siris is managing director of and has voting and investment control over the selling stockholders.

(19)
Consists of (i) 316,957 shares of common stock owned by Whitebox Intermarket Partners, LP (“Whitebox”) and (ii) 19,718 shares of common stock owned by HFR RVA Combined Master Trust (“HFR”). Whitebox Advisors, LLC is the general partner of Whitebox and HFR. Andrew J. Redleaf is the managing member of the general partner and has voting and investment control over the selling stockholder.

(20)
Southwell Management, L.P. is the general partners of the selling stockholder. Wilson Jaeggli is the managing director of the selling stockholder and has voting and investment control over the shares owned by the selling stockholder.

(21)
WS Opportunity Fund International, Ltd. is managed by WS Ventures Management, L.P. (“WS Ventures”) and WSV Management LLC (“WSV”) is the general partner of WS Ventures. Patrick Walker, G. Stacy Smith and Reid S. Walker, members of WSV, have voting and/or investment control over the shares owned by the selling stockholder.

(22)
Consists of (i) 266,100 shares of common stock owned by Centaur Value Fund, L.P. and (ii) 232,100 shares of common stock owned by United Centaur Master Fund, Ltd. Centaur Capital Partners is the general partner of Centaur Value Fund, L.P. and the investment manger to the United Centaur Master Fund, Ltd. Malcolm E. “Zeke” Ashton is the managing partner of Centaur Capital Partners.

(23)
Consists of (i) 263,700 shares of common stock owned by Black River Commodity Select Fund Ltd. and (ii) 3,520 shares of common stock owned by Black River Quantitative Strategies Fund Ltd. Black River Asset Management LLC is the investment adviser of Black River Commodity Select Fund Ltd. Rosamond Borer has voting and/or investment control over the shares owned by the selling stockholder.

(24)
Consists of (i) 215,000 shares of common stock owned by Regent Street Fund I, LLC (“Regent I”) and (ii) 22,400 outstanding shares of common stock owned by Regent Street Fund II, Ltd. (“Regent II”). Regent Street Capital LLC is the investment advisor to Regent I and Regent II. Kent Whitaker owns Regent Street Capital LLC and has investment discretion for both Regent I and Regent II.

(25)
Consists of (i) 250,000 shares of common stock owned by QVT Fund, LP and (ii) 25,000 shares of common stock owned by Quintessence Fund L.P. QVT Financial LP is the general partner of QVT Fund LP and Quintessence Fund L.P.

Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP.  QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP, except to the extent of its pecuniary interest therein.

Management of Quintessence Fund L.P. is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held by Quintessence Fund L.P. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of Quintessence Fund L.P. and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by Quintessence Fund L.P.  QVT Associates GP LLC disclaims beneficial ownership of the securities held by Quintessence Fund L.P., except to the extent of its pecuniary interest therein.

(26)
Consists of (i) 214,500 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 128,861 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Private Equity Fund, L.P., (ii) 492,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 296,020 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Fund III QP, L.P. and (iii) 42,750 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 25,683 shares of common stock issuable upon the exercise of warrants, beneficially owned by Special Situations Fund III, L.P. MGP is the investment advisor and general partner of the selling stockholder. Austin Marxe and David Greenhouse are the principal owners of MGP and have voting and/or investment control over the shares owned by the selling stockholder.

(27)
Consists of 6,192 shares of common stock, 75,000 shares of common stock issuable upon the conversion of Series A convertible preferred stock, and 48,750 shares of common stock issuable upon the exercise of warrants.

(28)
Represents shares of common stock issuable upon the exercise of outstanding warrants. Byron Roth is chief executive officer of Roth Capital Partners, LLC (“Roth”) and Gordon J. Roth is chief financial officer of Roth. Each of Byron Roth and Gordon J. Roth has voting and investment control over the selling stockholder.

(29)
Consists of (i) warrants to purchase 100,000 shares of common stock owned by Coffin Partners and (ii) warrants to purchase 50,000 shares of common stock owned by CCG Investor Relations Partners, LLC. William F. Coffin, CEO of CCG Investor Relations, is the managing partner of both CCG Investor Relations Partners, LLC and Coffin Partners.  Mr. Coffin, Crocker Coulson, Sean Collins, John Marco, Bei Zhang and Guonan Ma have voting and investment control over the shares held by the selling stockholders.

(30)
Represents shares of common stock issuable upon the conversion or exercise of securities issuable upon exercise of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(31)	Consists of 79,577 shares of common stock and 37,188 shares of common stock issuable upon the exercise of outstanding purchase warrants.

(32)	Consists of 10,000 shares of common stock and 35,000 shares of common stock issuable upon the conversion or exercise of outstanding purchase warrants.

(33)
Includes 48,312 shares issuable upon the exercise of outstanding purchase warrants and 259,164 shares of common stock issuable upon the exercise and conversion of 86,388 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. Mr. Steinmetz is the principal stockholder of TerraNova and the Chairman of TerraNova and President of EA.

(34)
Includes 48,312 shares issuable upon the exercise of outstanding purchase warrants and 139,161 shares of common stock issuable upon the exercise and conversion of 46,387 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(35)
Consists of 8,001 shares of common stock issuable upon the exercise of outstanding purchase warrants and 45,000 shares of common stock issuable upon exercise and conversion of 15,000 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant.

(36)	Represents shares of common stock issuable upon the exercise of outstanding purchase warrants.

(37)
Represents shares of common stock issuable upon the exercise and conversion of outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. Hull Capital Management, LLC is the managing member of Warrant Strategies Fund LLC (“Warrant Strategies”). C.E. Unterberg is the sub-adviser and investment manager of that entity. Sean Molloy has voting and investment control over shares owned by Warrant Strategies.

(38)
Consists of 2,375 shares of common stock issuable upon the exercise of outstanding common stock purchase warrants and 3,675 shares of common stock issuable upon exercise and conversion of 1,225 outstanding unit purchase warrants, each unit consisting of two shares of Series A convertible preferred stock and one common stock purchase warrant. Andre Schwegler, the sole manager of Alliance Financial, LLC (“Alliance”), has voting and investment control over the shares of stock held by Alliance.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement with respect to which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC (“Roth Capital Partners”) is a registered broker dealer and FINRA member firm and is listed as a selling stockholder in this prospectus. Roth Capital Partners served as a co-placement agent for our private placement offering that was completed on October 9, 2007. Roth Capital Partners has indicated to us its willingness to act as selling agent on behalf of certain of the selling stockholders named in this prospectus under the section titled “Selling Stockholders” that purchased our privately-placed securities. We have been advised by Roth Capital Partners that all shares sold, if any, on behalf of selling stockholders by Roth Capital Partners will be in transactions executed by Roth Capital Partners on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners does not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Roth Capital Partners. Further, other than any existing brokerage relationship as a customer of Roth Capital Partners, no selling stockholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners to sell their securities through Roth Capital Partners.

NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling stockholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling stockholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling stockholders, which total compensation may not exceed 8%.

We have advised each selling stockholder that it may not use the shares identified in this prospectus to cover short sales of common stock made prior to the date on which the registration statement with which this prospectus is a part shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the shares of common stock identified herein, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares identified in this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. Pryor Cashman LLP holds warrants to purchase 10,000 units, and Eric M. Hellige, a member of Pryor Cashman LLP, owns warrants to purchase 1,650 units, at an initial exercise price of $8.00 per unit, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock at an initial exercise price of $5.00 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2007, 2006 and 2005 included in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, independent registered pubic accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets

Cash and cash equivalents	$50,020,362	$48,701,536
Accounts receivable and other receivables (net)	15,146,289	18,982,312
Purchase deposits	5,010,054	6,059,782
Prepaid expenses and deferred charges	1,854,928	1,680,679
Inventories	24,249,233	25,922,125
Tax refund receivables	2,341,377	4,148,119
Total current assets	98,622,243	105,494,553

Property, plant and equipment (net)	79,705,309	66,429,654
Other receivables	7,341,076	4,826,279
Construction contracts	31,118,712	16,811,740
Intangible assets	24,502,643	23,339,142

Total assets	$241,289,983	$216,901,368

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$8,884,034	$10,306,344
Other payables	10,522,471	8,746,845
Accrued liabilities	4,221,820	3,014,600
Short term loans payable	50,890,440	47,668,592
Deposits from clients	6,625,658	1,876,665
Research and development grants payable	478,776	490,288
Long term loans payable-current portion	145,671	145,671
Total current liabilities	81,768,870	72,249,005

Long term loans payable	1,634,769	1,634,769

Total liabilities	83,403,639	73,883,774

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 3,125,000 and 3,125,000 shares issued and outstanding	3,125	3,125
Common stock: par value $0.001; 100,000,000 authorized; 26,274,470 and 25,891,567 shares issued and outstanding	26,274	25,892
Additional paid in capital	101,711,685	100,070,571
Retained earnings	42,019,809	34,732,049
Accumulated other comprehensive income	14,125,451	8,185,957
Total equity	157,886,344	143,017,594

Total liabilities and equity	$241,289,983	$216,901,368

The accompanying notes are an integral part of these consolidated financial statements

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2008	2007
		(Restated)
Revenues
Sales revenues	$108,727,750	$55,791,778
Cost of sales	94,536,207	48,049,622
Gross profit	14,191,543	7,742,156

Operating expenses
General and administrative expenses	4,404,661	1,967,248
Operating expenses	1,984,233	1,125,945
Total operating expenses	6,388,894	3,093,193

Income from operations	7,802,649	4,648,963

Other income (expense)
Interest income	635,777	21,904
Other income (expenses)	65,893	(4,428)
Allowances income	139,544	—
Exchange gain (loss)	(23,758)	3,484
Interest expense	(806,264)	(442,811)
Total other income (expense)	11,192	(421,851)

Net income before taxes	7,813,841	4,227,112
Provision for income taxes	526,081	217,353

Net income	$7,287,760	$4,009,759

Foreign currency translation adjustment	$5,939,494	$545,541
Comprehensive income	$13,227,254	$4,555,300

Basic earnings per common share	$0.25	$0.21
Diluted earnings per common share	$0.24	$0.19
Basic weighted average shares outstanding	26,208,383	12,627,854
Diluted weighted average shares outstanding	30,748,961	20,982,304

The accompanying notes are an integral part of these consolidated financial statements

ZHONGPIN INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Amount in U.S. dollars) ( Unaudited)

	Preferred Stock		Common Stock		Additional Paid In	Retained	Accumulated Other Comprehensive
	Shares	Par value	Shares	Par value	Capital	Earnings	Income	Total
January 1, 2007	6,900,000	$6,900	12,132,311	$12,133	$34,788,651	$16,206,768	$1,682,767	$52,697,219
Preferred stock converted to common	(3,775,000)	(3,775)	3,775,000	3,775	-	-	-	-
Common Stock and warrants (net of offering cost)	-	-	9,984,256	9,984	62,818,776	-	-	62,828,760
Compensation expense-release of escrow shares	-	-	-	-	2,250,116	-	-	2,250,116
Warrant expense	-	-	-	-	15,950	-	-	15,950
Compensation expense-option granted	-	-	-	-	197,078	-	-	197,078
Net income for the year	-	-	-	-	-	18,525,281	-	18,525,281
Foreign currency translation adjustment	-	-	-	-	-	-	6,503,190	6,503,190
Balance December 31, 2007	3,125,000	3,125	25,891,567	25,982	100,070,571	34,732,049	8,185,957	143,017,594

Common stock and warrants (net of offering cost)	-	-	382,903	382	1,236,541	-	-	1,236,923
Compensation expense-option granted	-	-	-	-	404,573	-	-	404,573
Net income for the period	-	-	-	-	-	7,287,760	-	7,287,760
Foreign currency translation adjustment	-	-	-	-	-	-	5,939,494	5,939,494
Balance March 31, 2008	3,125,000	$3,125	26,274,470	$26,274	$101,711,685	$42,019,809	$14,125,451	$157,886,344

The accompanying notes are an integral part of these consolidated financial statements

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:		(Restated)
Net income	$7,287,760	$4,009,759
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	883,113	415,186
Amortization	145,662	47,177
Warrant expense	—	9,570
Non-cash compensation expense	404,573	562,529

Changes in operating assets and liabilities:
Accounts receivable and other receivables	4,513,744	(3,575,562)
Other receivables	(2,271,651)	(389,352)
Purchase deposits	1,269,671	(336,695)
Prepaid expense and deferred charges	(105,914)	(72,955)
Inventories	2,671,624	(1,387,368)
Tax refunds receivable	1,934,948	(164,275)
Accounts payable	(408,402)	2,779,252
Other payables	1,410,183	382,072
Research and development grants payable	10,504	462
Accrued liabilities	1,071,048	344,605
Taxes payable	—	665,654
Deposits from clients	4,576,652	1,355,831
Net cash provided by operating activities	23,393,515	4,645,890

Cash flows from investing activities:
Construction in progress	(23,039,757)	(9,534,346)
Additions to property and equipment	(1,560,363)	(497,433)
Additional to intangible assets	(355,111)	(87,143)
Proceeds on sale of fixed assets	18,433	—
Net cash used in investing activities	(24,936,798)	(10,118,922)

Cash flows from financing activities:
Repayment of Bank notes	(1,395,440)	—
Proceeds from short-term loans	15,768,468	11,724,610
Repayment of short-term loans	(14,518,378)	(2,573,506)
Proceeds from common stock	1,236,923	1,271
Net cash provided by financing activities	1,091,573	9,152,375

Effect of rate changes on cash	1,770,536	545,541
Increase in cash and cash equivalents	1,318,826	4,224,884
Cash and cash equivalents, beginning of period	48,701,536	21,692,814
Cash and cash equivalents, end of period	$50,020,362	$25,917,698

Supplemental disclosures of cash flow information:
Cash paid for interest	$901,674	$428,320
Cash paid for income taxes	$424,919	$106,925
The accompanying notes are an integral part of these consolidated financial statements

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the financial statements and footnotes thereto included in our Annual Report on Form 10-K for the three years ended December 31, 2007.

1.  ORGANIZATION AND NATURE OF OPERATIONS

Zhongpin Inc. (“Zhongpin”) was incorporated on February 4, 2003 as Strong Technical Inc. in the State of Delaware for the purpose of operating a personnel outsourcing service that provides skilled workers to industry. On March 30, 2005, an 82.4% controlling interest in our company was acquired by Halter Capital Corporation and all previous operations were discontinued. On January 30, 2006, we acquired Falcon Link Investment Limited (“Falcon”) in a stock exchange by issuing 11,250,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Falcon. The acquisition transaction was accounted for as a reverse acquisition resulting in the recapitalization of Falcon. Accordingly, the historical financial statements of Falcon have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the first period presented. Zhongpin and its subsidiaries are collectively referred to herein as “our company,” “we,” “us” and “our.”

Falcon was incorporated in the Territory of the British Virgin Islands (“BVI”) on July 21, 2005 as a holding company for the purpose of owning all of the equity interests of Henan Zhongpin Food Co., Ltd. (“HZFC”), a People’s Republic of China (“PRC”) company. Falcon acquired 100% ownership of HZFC by paying 20,940,000 Renminbi (“RMB”) ($2,528,986) to the stockholders of HZFC, who also were the stockholders of Falcon. The transaction was accounted for as a transfer of entities under common control, wherein HZFC was the continuing entity. The historical financial statements of Falcon are essentially those of HZFC and are shown as if the transfer had taken place at the beginning of the first period presented.

HZFC was established in the PRC on May 20, 2005 for the sole purpose of holding the capital stock of Henan Zhongpin Food Share Company Limited (“Food Share”) and its subsidiaries. The owners of Food Share formed HZFC by investing 16,000,000 RMB ($1,932,367). HZFC acquired Food Share by paying 15,040,000 RMB ($1,816,425) to the stockholders of Food Share, who were also the stockholders of HZFC, in exchange for 100% ownership of Food Share. The transaction was accounted for as a transfer of entities under common control, wherein Food Share was the continuing entity with an increase in registered capital of 960,000 RMB ($115,942). The historical financial statements of HZFC are essentially those of Food Share shown with an increase in capital as if the transfer had taken place at the beginning of the first period presented.

Food Share was incorporated in the PRC. It is headquartered in Henan Province in the PRC and its corporate office is in Changge City. Through our subsidiaries, we are principally engaged in the production of pork, pork products and fruits and vegetables, and the retail sales of pork, processed pork products, fruits and vegetables and other grocery items to customers throughout the PRC and other export countries, either directly or through our subsidiaries.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS (continued)

On January 30, 2006, we consummated an agreement with the shareholders of Falcon whereby we issued 11,250,000 shares of our common stock in exchange for all of the issued and outstanding stock of Falcon. Immediately prior to the transaction there were 502,568 shares outstanding as compared to 11,752,568 shares outstanding immediately following the transaction. Consequently, Falcon became a wholly-owned subsidiary of our company. The transaction was accounted for as a reverse acquisition resulting in a recapitalization of Falcon, wherein Falcon’s historical financial statements became those of our company, retrospectively restated to reflect the adopted capital structure of our company as if the transaction had occurred at the beginning of the first period presented. These financial statements have been adjusted to reflect such restatement.

In conjunction with our acquisition of Falcon, on January 31, 2006, we sold for $8.00 per unit 3.45 million units, each consisting of two shares of Series A convertible preferred stock and a five-year warrant to purchase one common share at a purchase price of $5.00 per share. Each preferred share is convertible into one common share. The outstanding shares of Series A convertible preferred stock are convertible into an aggregate of 6,900,000 common shares and the outstanding warrants are exercisable to purchase an aggregate of 3,450,000 common shares.

On February 16, 2006, we amended our articles of incorporation to change our name from Strong Technical, Inc. to Zhongpin Inc. In the same amendment, we changed our authorized common stock to 100,000,000 shares with a par value of $0.001 per share and our authorized preferred stock to 25,000,000 shares with a par value of $0.001 per share.

On February 16, 2006, we effected a 1:35.349 reverse split of our outstanding common stock. Immediately prior to the split, 415,442,354 common shares were outstanding as compared to 11,752,568 common shares outstanding immediately following the split. The aggregate number of shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock was reduced from 243,908,100 common shares to 6,900,000 common shares, and the aggregate number of shares of our common stock issuable upon the exercise of our outstanding warrants was reduced from 121,954,050 common shares to 3,450,000 common shares. These financial statements have been adjusted to show all stock transactions using post-split amounts.

In June 2006, Zhumadian Zhongpin Food Company Limited was registered with a registered capital of 5,000,000 RMB ($625,344), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In August 2006, Anyang Zhongpin Food Company Limited was registered with a registered capital of 4,800,000 RMB ($606,927), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In September 2006, Henan Zhongpin Fresh Food Logistics Company Limited, Deyang Zhongpin Food Company Limited and Henan Zhongpin Business Development Company Limited were registered with the registered capitals of 1,500,000 RMB ($189,665), 1,000,000 RMB ($126,443) and 5,000,000 RMB ($632,215), respectively, which are all 100%-owned by Henan Zhongpin Food Share Company Limited. In October 2006, Heilongjiang Zhongpin Food Company Limited was registered with a registered capital of 1,000,000 RMB ($126,406), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In April 2007, Luoyang Zhongpin Food Company Limited was registered with a registered capital of 5,000,000 RMB ($647,677), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In June 2007, Yongcheng Zhongpin Food Company Limited was registered with a registered capital of 1,000,000 RMB ($130,724), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In September 2007, Tianjin Zhongpin Food Company Limited was registered with a registered capital of 5,000,000 RMB ($664,699), which is 100%-owned by Henan Zhongpin Food Share Company Limited.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS (continued)

Details of Food Share’s subsidiaries are as follows:

NAME	DOMICILE/DATE OF INCORPORATION	REGISTERED CAPITAL	PERCENTAGE OF OWNERSHIP

Henan Zhongpin Industrial Company Limited	PRC/Jan. 17, 2004	18,000,000 RMB	100.00%
		($2,173,913)

Henan Zhongpin Import and Export Trading Company	PRC/Aug. 11, 2004	5,060,000 RMB ($611,111)	100.00%

Zhumadian Zhongpin Food Company Limited	PRC/June 7, 2006	5,000,000 RMB ($625,344)	100.00%

Anyang Zhongpin Food Company Limited	PRC/Aug. 21, 2006	4,800,000 RMB ($606,927)	100.00%

Henan Zhongpin Fresh Food Logistics Company Limited	PRC/Sept. 14, 2006	1,500,000 RMB ($189,665)	100.00%

Deyang Zhongpin Food Company Limited	PRC/Sept. 25, 2006	15,000,000 RMB ($1,967,799)	100.00%

Henan Zhongpin Business Development Company Limited	PRC/Sept. 27, 2006	5,000,000 RMB ($632,215)	100.00%

Heilongjiang Zhongpin Food Company Limited	PRC/Oct. 17, 2006	1,000,000 RMB ($126,406)	100.00%

Luoyang Zhongpin Food Company Limited	PRC/April 26, 2007	5,000,000 RMB ($647,677)	100.00%

Yongcheng Zhongpin Food Company Limited	PRC/June 1, 2007	1,000,000 RMB ($130,724)	100.00%

Tianjin Zhongpin Food Company Limited	PRC/Sept. 14, 2007	5,000,000 RMB ( $664,699)	100.00%

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Zhongpin Inc. (formerly Strong Technical, Inc.), Falcon Link Investment Limited, Henan Zhongpin Food Co., Ltd., Henan Zhongpin Food Share Company Limited, Henan Zhongpin Industrial Company Limited, Henan Zhongpin Import and Export Trading Company, Zhumadian Zhongpin Food Company Limited, Anyang Zhongpin Food Company Limited, Henan Zhongpin Business Development Company Limited, Henan Zhongpin Fresh Food Logistics Company Limited, Deyang Zhongpin Food Company Limited ,Heilongjiang Zhongpin Food Company Limited, Luoyang Zhongpin Food Company Limited, Yongcheng Zhongpin Food Company Limited and Tianjin Zhongpin Food Company Limited. All material intercompany accounts and transactions have been eliminated in consolidation.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. U.S. GAAP differs from that used in the statutory financial statements of our PRC subsidiaries, which were prepared in accordance with the relevant accounting principles and financial reporting regulations as established by the Ministry of Finance of the PRC.

The Renminbi of the People’s Republic of China (RMB) has been determined to be our functional currency. The balance sheets of our company and our subsidiaries were translated at period end exchange rates. Expenses were translated at moving average exchange rates in effect during the quarter. The effects of rate changes on assets and liabilities are recorded as accumulated other comprehensive income.

FISCAL YEAR

Our financial statements have been prepared using December 31 as the fiscal year end.

RESTRICTIONS ON TRANSFER OF ASSETS OUT OF THE PRC

Dividend payments by HZFC are limited by certain statutory regulations in the PRC. No dividends may be paid by HZFC without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

START-UP COSTS

In accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-up Activities,” we expense all start-up and organizational costs as they are incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SIGNIFICANT ESTIMATES

Several areas require significant management estimates relating to uncertainties for which it is reasonably possible there will be a material change in the near term. The more significant areas requiring the use of management estimates relate to the valuation of receivables, equipment and accrued liabilities, and the useful lives for amortization and depreciation.

CASH EQUIVALENTS

We consider all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on our periodic review of our collection experience, the ability of our customers to pay and current practice and general economic conditions in the PRC, management provides for an allowance for doubtful accounts in an amount equal to the aggregate amount of those accounts that are not collected within one year plus an amount equal to 10% of the aggregate amount of accounts receivable less than one year old for Food Share and an amount equal to 5% of the aggregate amount of accounts receivable less than one year old for our other subsidiaries.

INVENTORIES

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work-in-progress and finished goods are composed of direct material, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

LAND USE RIGHTS

We adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. We have performed the requisite annual impairment tests on intangible assets and determined that no impairment adjustments were necessary.

REVENUE RECOGNITION

We recognize revenue on the sales of our products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when we believe collectibility is reasonably assured. We sell primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

EARNINGS PER SHARE

Basic earnings per common share (“EPS”) are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Our Series A convertible preferred stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of common stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase common stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation.

The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:

	Three Months Ended March 31,
	2008	2007
		(Restated)
NUMERATOR FOR BASIC AND DILUTED EPS
Net income (numerator for Diluted EPS)	$7,287,760	$4,009,759
Net income allocated to preferred stock	(803,111)	(1,349,284)
Net income to common stockholders (Basic)	$6,484,649	$2,660,475

DENOMINATORS FOR BASIC AND DILUTED EPS
Common stock outstanding	26,208,383	12,627,854
DENOMINATOR FOR BASIC EPS	26,208,383	12,627,854
Add: Weighted average preferred as if converted	3,125,000	6,404,457
Add: Weighted average stock warrants outstanding	1,415,578	1,949,993
DENOMINATOR FOR DILUTED EPS	30,748,961	20,982,304

EPS – Basic	$0.25	$0.21
EPS – Diluted	$0.24	$0.19

SHIPPING AND HANDLING COSTS

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. Direct shipping costs, which are included in operating expenses, were approximately $1,218,000 and $575,000 for the three months ended March 31, 2008 and 2007, respectively. Handling costs, which are included in costs of sales, were approximately $790,000 and $261,000 for the three months ended March 31, 2008 and 2007, respectively.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ADVERTISING COSTS

Advertising costs are expensed as incurred and included in general and administrative expenses. Advertising expenses were approximately $819,000 and $207,000 for the three months ended March 31, 2008 and 2007, respectively.

RESEARCH AND DEVELOPMENT COSTS

The PRC government has made a cash grant to our company specifically to fund research and development. We have recorded this grant as a liability titled “Research & development grants payable” on our balance sheet. Qualifying research and development costs reduce the liability while non-qualifying research and development costs are expensed as incurred. Research and development costs were approximately $445,000 and $385,000 for the three months ended March 31, 2008 and 2007, respectively.

PROPERTY AND EQUIPMENT

Impairment of long-lived assets is recognized when events or changes in circumstances indicate the carrying amount of an asset, or related groups of assets, may not be recoverable. Under the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” we recognize an “impairment charge” when the expected net undiscounted future cash flows from an asset’s use and eventual disposition are less than the asset’s carrying value and the asset’s carrying value exceeds its fair value. Measurement of fair value for an asset, or related group of assets, may be based on appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset or assets.

Expenditures for maintenance, repairs and betterments, which do not materially extend the normal useful life of an asset, are charged to operations as incurred. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

Depreciation and amortization are provided for financial reporting purposes primarily on the straight-line method over the estimated useful lives, ranging from five to 50 years.

OPERATING LEASES

Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

INCOME TAXES

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with SFAS No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently-

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

enacted tax laws. We recorded income tax expenses of $526,081 and $217,353 for the three months ended March 31, 2008 and 2007, respectively.

We withhold and pay income taxes on our employees’ wages, which fund the Chinese government’s sponsored health and retirement programs for all of our employees. For our employees, we were obligated to make contributions to the social insurance bureau under the laws of the PRC for pension and retirement benefits.

3. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

We accrue an allowance for bad debts related to our receivables. The receivable and allowance balances at March 31, 2008 and December 31, 2007 were as follows:

	March 31, 2008	December 31, 2007
Accounts receivable	$16,056,324	$19,856,766
Other receivables	7,827,513	5,293,697
Allowance for bad debts	(1,396,472)	(1,341,872)
	$22,487,365	$23,808,591

Current	$15,146,289	$18,982,312
Non-current	7,341,076	4,826,279
	$22,487,365	$23,808,591

Other receivables consist primarily of cash advances to suppliers to ensure preferential pricing and delivery. These advances bear no interest and are expected to be repaid in cash. Repayment is typically required to be made in less than one year. Advances that are not expected to be repaid within one year are classified as non-current.

4.	INVENTORIES

Inventories at March 31, 2008 and December 31, 2007 consisted of:

	March 31, 2008	December 31, 2007
Raw materials	$1,116,265	$1,242,717
Low value consumables & packaging	1,151,096	1,027,223
Work-in-progress	3,665,320	4,899,169
Finished goods	18,316,552	18,753,016
Net inventories	$24,249,233	$25,922,125

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost at March 31, 2008 and December 31, 2007 consisted of:

	March 31, 2008	December 31, 2007
Machinery and equipment	$33,348,104	$26,964,304
Furniture and office equipment	900,561	818,528
Motor vehicles	1,693,978	1,491,544
Buildings	50,426,554	42,711,397
Subtotal	86,369,197	$71,985,773
Less: accumulated depreciation	(6,663,888)	(5,556,119)
Net property and equipment	$79,705,309	$66,429,654
Depreciation expense	$883,113	$2,087,551

6. INTANGIBLE ASSETS

Intangible assets consist of prepaid land use rights. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, we paid in advance for certain land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of 20 to 50 years. Intangible assets at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Land use rights	$25,327,842	$23,989,174
Accumulated amortization	(825,199)	(650,032)
	$24,502,643	$23,339,142
Amortization expense	$145,662	$397,975

7. CONSTRUCTION IN PROGRESS

Construction in progress at March 31, 2008 and December 31, 2007 consisted of:

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. CONSTRUCTION IN PROGRESS (continued)

Project	Date or Estimated Date Put in Service(1)	March 31, 2008	December 31, 2007

Production facility for chilled pork in Zhumadian	July 2008	$356,883	$523,359
Production facility for chilled pork in Anyang	July 2008	4,913,239	2,069,446
Production line for prepared pork (in Changge industrial plant)	Dec. 2008	5,250,087	-
Production facility for chilled pork in Luoyang	Dec. 2008	17,012,206	6,481,730
Production facility for chilled pork in Yongcheng	Dec. 2008	2,226,347	55,347
Waste water solution system	Dec. 2008	564,757	8,214
Cooling storage and logistic hub	May 2008	-	7,673,644
Supplies storage	Oct. 2008	294,143	-
Production line for fruits and vegetables	Feb. 2009	27,723	-
The first phase of residential dormitory construction in Zhongpin Industrial Park	Dec. 2008	473,327	-
		$31,118,712	$16,811,740
___________________

(1)
Represents date all regulatory permits and approvals are received and project is placed in service. In certain cases, construction of a project may be substantially completed and the project may be operational during a testing period prior to such date.

8. LOANS PAYABLE

SHORT-TERM LOANS

Short-term loans are due within one year. Of the $50.89 million aggregate principal amount of short-term loans at March 31, 2008, loans in the principal amount of $29.49 million were secured by our land and plants located in the PRC and loans in the aggregate principal amount of $21.37 million were guaranteed by some of our subsidiaries. These loans bear interest at prevailing lending rates in the PRC ranging from 6.84% to 7.84% per annum. At March 31, 2008, there was approximately $141.47 million in available unused lines of credit.

LONG-TERM LOANS

Our long-term loan bears interest at the rate of 6.02% per annum.

The balances of loans payable at March 31, 2008 and December 31, 2007 were as follows:

	March 31, 2008	December 31, 2007
Short-Term Loans Payable	$50,890,440	$47,668,592
Long-Term Loans Payable	1,780,440	1,780,440
	$52,670,880	$49,449,032

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. LOANS PAYABLE (continued)

Long-Term Repayment Schedule

Payments due in 2008 – current portion	$145,671
Payments due in 2009	145,671
Payments due in 2010	145,671
Payments due in 2011	145,671
Payments due in 2012	145,671
Payments due thereafter	1,052,085
$1,780,440

9. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

From time to time, we have disputes that arise in the ordinary course of our business. As of March 31, 2008, there was no material legal proceedings to which we were a party or to which any of our property was subject that will have a material adverse effect on our financial condition.

10. ALLOWANCES INCOME

“Allowances income” consists of grants from the government of the PRC for our participation in specific programs, such as import and export, branding, and city maintenance and construction. We received allowances income for the three months ended March 31, 2008 and 2007 as follows:

	Three Months Ended March 31,
	2008	2007
Allowances income	$139,544	-

In addition to paying our company for our participation in ongoing programs, the PRC government has made a cash grant to our company specifically to fund research and development. We recorded this grant as a liability titled “Research & development grants payable” on our balance sheet rather than as revenue. As qualifying research and development costs are incurred, we reduce the liability rather than recording an expense.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

As a result of the difficulties presented in the valuation of the loans payable to related entities/parties because of their related party nature, estimating the fair value of these financial instruments is not considered practical. The fair values of all other assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes during the three months ended March 31, 2008 and 2007.

12. NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - an amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. T he objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We expect the Statement will have no material impact on our consolidated financial statements.

13.  PREFERRED STOCK

The principal terms of our Series A convertible preferred stock are as follows.

Dividends. The holders of our Series A convertible preferred stock are entitled to receive, when and as declared by our board of directors, dividends in such amounts as may be determined by our board of directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of our Series A convertible preferred stock a dividend in an amount per share that the holders would have received for the shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  PREFERRED STOCK (continued)

Preference on Liquidation. In the event of our merger or consolidation or the sale of all or substantially all of our assets or other liquidation of our company, holders of our Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such event, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the Series A convertible preferred stock or (ii) the amount the holder would get if such holder converted all of such holder’s Series A convertible preferred stock into common stock.

Voting. The holder of each share of Series A convertible preferred stock (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with our by-laws.

Appoint and Elect a Director. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

Conversion Right. The holders of Series A convertible preferred stock may convert each share of Series A convertible preferred stock into common stock at an initial conversion price of $4.00. The conversion price will be adjusted for stock dividends, stock splits and similar events.

Automatic Conversion. Each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we consummate an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of our common stock equals or exceeds $10.00 (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provide notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) under the Securities Act of 1933, as amended, is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A convertible preferred stock.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  PREFERRED STOCK (continued)

Protective Provisions. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding shares of Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) the liquidation, dissolution or wind up of our company, (2) the amendment, alteration or repeal of any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) the creation of a new class of preferred stock or any increase in the number of shares of Series A convertible preferred stock that can be issued, or (4) the purchase or redemption, or the payment or declaration of any dividend or the making of any distribution on, any securities junior in priority to the Series A convertible preferred stock; or (5) making any change in the size of our board of directors.

14. SHARE-BASED PAYMENT ARRANGEMENTS

In conjunction with the issuance of preferred stock discussed in Note 14, we issued warrants for the purchase of 3,450,000 shares of our common stock.

Also in conjunction with the issuance of such preferred stock, we issued warrants to purchase 345,000 units at an initial exercise price of $8.00 per unit. The units that may be acquired upon exercise of such warrants consist of two shares of Series A convertible preferred stock and one warrant to purchase one share of common stock at an initial exercise price per share of $5.00. These warrants, if fully exercised and converted, would require the issuance of 1,035,000 shares of common stock.

On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. In connection with this financing, nine individuals, including six of our employees, including Mr. Xianfu Zhu, our Chairman of the Board, Chief Executive Officer and President, and Mr. Baoke Ben, our Executive Vice President and a director of our company, deposited into escrow an aggregate of 1,125,056 shares of our common stock. Under the terms of such escrow arrangement, 50% of such shares were to be released to the investors in the private placement if our audited net income for the fiscal year ended December 31, 2006, subject to certain adjustments, was less than $7.927 million, and the remaining 50% were to be released to such investors if our audited net income for the fiscal year ended December 31, 2007, subject to certain adjustments, was less than $15 million. Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constitutes a compensatory plan to such employees, which requires us to record a corresponding compensation expense in our financial statements. The key provisions of SFAS-123R require that share-based compensation awards to employees be measured at the grant-date fair value and the cost recognized over the period during which the employee is required to provide service in exchange for the award. As we have satisfied the performance threshold for fiscal 2006 and fiscal 2007 for the release of the escrowed shares, 50% of such shares were released to employee stockholders in April 2007, and the remaining 50% of such shares were released to employee stockholders in April 2008. A non-cash expense in the amount of $562,528 was recorded in the three months ended March 31, 2007. There was no related expense recorded in the three months ended March 31, 2008.

On June 15, 2006, in conjunction with a one-year consulting agreement, we issued three-year warrants to purchase 100,000 shares of common stock at a price of $6.50 per share. The warrants vest monthly over a one-year period. These warrants were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period of one year. Consulting expense related to the warrants amounted to $9,570 for the three months ended March 31, 2007. There was no further related expense recorded during the three months ended March 31, 2008.

On December 22, 2006, in conjunction with an amendment to a registration rights agreement, we issued to investors warrants to purchase 884,796 shares of common stock at a price of $5.50 per share. The warrants were accounted for using the fair value method. Penalty expense related to the warrants amounted to $4,461,775 for the year ended December 31, 2006. There was no penalty expense accrued for the fiscal year of 2007 and thereafter.

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. SHARE-BASED PAYMENT ARRANGEMENTS (continued)

On August 23, 2007, we issued stock purchase options to an executive officer to purchase 100,000 shares of common stock and to a director to purchase 30,000 shares of common stock, in each case at an initial exercise price of $9.20 per share. These options were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period (three years for the executive officer and one year for the director). The compensation expense for these options amounted to $66,058 for the three months ended March 31, 2008.

On September 30, 2007, in conjunction with a one-year consulting agreement, we issued three-year warrants to purchase 50,000 shares of common stock at an initial exercise price per share of $10.00. The warrants vest monthly over a one-year period. These warrants were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period of one year. The compensation expense for these the warrants amounted to $48,597 for the three months ended March 31, 2008.

On December 14, 2007, we issued stock purchase options to certain executive officers to purchase an aggregate of 580,000 shares of common stock at an initial exercise price of $11.76 per share. These options were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period (three years). The compensation expense for these options amounted to $289,918 for the three months ended March 31, 2008.

The following table provides the information with respect to the above-referenced share-based non-cash compensation at March 31, 2008:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2006	-	-
Granted at January 31, 2006	1,125,056	$4.00
Vested -50%	(562,528)	$4.00
Nonvested at December 31, 2006	562,528	$4.00
Vested - 50%	(562,528)	$4.00
Nonvested at December 31, 2007	-

The following table provides certain information with respect to the above-referenced warrants and options outstanding at March 31, 2008:

	Exercise Price	Number Outstanding	Weighted Average Life - Years
Warrants	$4.00	690,000	2.83
Warrants	$5.00	758,189	2.83
Warrants	$5.50	86,811	3.72
Warrants	$6.50	100,000	1.21
Warrants	$10.00	50,000	2.50
Warrants	$8.00	437,500	4.50
Options	$9.20	130,000	4.40
Options	$11.76	580,000	4.71

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. SHARE-BASED PAYMENT ARRANGEMENTS (continued)

The weighted average fair value at date of grant for warrants and options granted during 2007 and 2006 was $6.00 and $0.38, respectively, and was estimated using the Black-Scholes option valuation model with the following assumptions:

	2006	2007
Expected life in years	3 - 5	3 - 5
Interest rate	4.00% - 4.52%	3.63% - 4.19%
Volatility	6.1% - 68.5%	46% - 55%
Dividend yield	0%	0%

15.  SEGMENT REPORTING

We operate in two business segments: pork and pork products, and vegetables and fruits.

Our pork and pork products segment is involved primarily in the processing of live market hogs into fresh, frozen and processed pork products. Our pork and pork products segment markets its products domestically to our branded stores and to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments, such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets.

Our vegetables and fruits segment is involved primarily in the processing of fresh vegetables and fruits. We contract with more than 100 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. The proximity of the contracted farms to our operations ensures freshness from harvest to processing. We contract to grow more than 20 categories of vegetables and fruits, including asparagus, sweet corn, broccoli, mushrooms, lima beans and strawberries.

	Sales by Segment (U.S. dollars in millions)

	Three Months Ended March 31,		Net Change	Percentage Change
	2008	2007	2008/2007	2008/2007
Pork and Pork Products
Chilled Pork	$55.09	$28.48	$26.61	93.43%
Frozen Pork	40.16	20.29	19.87	97.93%
Prepared Pork Products	11.96	5.85	6.11	104.44%
Vegetables and Fruits	1.52	1.17	0.35	29.91%
Total	$108.73	$55.79	$52.94	94.89%

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  SEGMENT REPORTING (continued)

	Operating Income by Segment (U.S. dollars in millions)
	Three Months Ended March 31,		Net Change	Operating Margin Three Months Ended March 31,
	2008	2007	2008/2007	2008	2007
		(Restated)			(Restated)
Pork and Pork Products
Chilled Pork	$3.51	$2.20	$1.31	6.37%	7.72%
Frozen Pork	2.37	1.54	0.83	5.90%	7.59%
Prepared Pork Product	1.74	0.79	0.95	14.55%	13.50%
Vegetables and Fruits	0.18	0.12	0.06	12.00%	10.26%
Total	$7.80	$4.65	$3.15	7.18%	8.33%

16. RESTATEMENT

On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. In connection with this financing, nine individuals, including six of our employees, including Mr. Xianfu Zhu, our Chairman of the Board, Chief Executive Officer and President, and Mr. Baoke Ben, our Executive Vice President and a director of our company, deposited into escrow an aggregate of 1,125,056 shares of our common stock. Under the terms of such escrow arrangement, 50% of such shares were to be released to the investors in the private placement if our audited net income for the fiscal year ended December 31, 2006, subject to certain adjustments, was less than $7.927 million, and the remaining 50% were to be released to such investors if our audited net income for the fiscal year ended December 31, 2007, subject to certain adjustments, was less than $15 million. After satisfying the performance threshold for fiscal 2006 and 2007, 50% of the escrowed shares were released in April 2007 and 2008, respectively.

Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constituted a compensatory plan to such employees, which required us to record a corresponding compensation expense in our financial statements. We originally recorded a $4.1 million non-cash expense in connection with the initial release of escrowed shares in April 2007 based upon the fair value of the released shares on the date of release. However, the key provisions of SFAS-123R require that share-based compensation awards to employees be measured at the grant-date fair value and the cost recognized over the period during which the employee is required to provide service in exchange for the award. As a result, we have restated our financial statements for the three months ended March 31, 2007 to record a $562,529 non-cash expense for such shares during such period.

The following are the restated consolidated balance sheets as of March 31, 2007, consolidated statement of operations and comprehensive income for the three months ended March 31, 2007 and consolidated statement of cash flows for the three months ended March 31, 2007:

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Balance Sheets
(U.S. dollars) (Unaudited)

	March 31, 2007	March 31, 2007
ASSETS	(Original)	(Restated)
Current assets
Cash and cash equivalents	$25,917,698	$25,917,698
Accounts receivable	17,047,013	17,047,013
Purchase deposits	336,695	336,695
Prepaid expenses and deferred charges	273,391	273,391
Inventories	11,464,847	11,464,847
Tax refund receivables	1,243,277	1,243,277
Total current assets	56,282,921	56,282,921

Property, plant and equipment (net)	32,679,396	32,679,396
Other receivables	2,445,994	2,445,994
Construction contracts	21,551,169	21,551,169
Intangible assets (net)	9,070,043	9,070,043

Total assets	$122,029,523	$122,029,523

LIABILITIES AND EQUITY
Current liabilities
Accounts and other payables	$23,874,118	$23,874,118
Accrued liabilities	1,942,162	1,942,162
Short term loans payable	32,996,302	32,996,302
Taxes payable	1,044,359	1,044,359
Deposits from clients	2,039,645	2,039,645
Research and development grants payable	249,034	249,034
Long-term loans payable-current portion	145,671	145,671
Total current liabilities	62,291,291	62,291,291
Long term loans payable	1,913,614	1,913,614
Total liabilities	64,204,905	64,204,905

Equity
Preferred stock: par value $0.001	5,479	5,479
Common stock: par value $0.001	13,554	13,554
Additional paid in capital	32,548,105	33,110,634
Retained earnings	23,029,172	22,466,643
Accumulated other comprehensive income	2,228,308	2,228,308
Total equity	57,824,618	57,824,618

Total liabilities and equity	$122,029,523	$122,029,523

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Statements Of Operations And Comprehensive Income
(U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2007	2007
	(Original)	(Restated)
Revenues
Sales revenues	$55,791,778	$55,791,778
Cost of sales	48,049,622	48,049,622
Gross profit	7,742,156	7,742,156

Operating expenses
General and administrative expenses	1,404,719	1,967,248
Operating expenses	1,125,945	1,125,945
Total operating expenses	2,530,664	3,093,193

Income from operations	5,211,492	4,648,963

Other income (expense)
Interest income	21,904	21,904
Other income (expenses)	(4,428)	(4,428)
Exchange gain (loss)	3,484	3,484
Interest expense	(442,811)	(442,811)
Total other income (expense)	(421,851)	(421,851)

Net income before taxes	4,789,641	4,227,112
Provision for income taxes	217,353	217,353

Net income	$4,572,288	$4,009,759

Foreign currency translation adjustment	$545,541	$545,541
Comprehensive income	$5,117,829	$4,555,300

Basic earnings per common share	$0.24	$0.21
Diluted earnings per common share	$0.22	$0.19
Basic weighted average shares outstanding	12,627,854	12,627,854
Diluted weighted average shares outstanding	20,982,304	20,982,304

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Statements of Cash Flow
(U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2007	2007
	(Original)	(Restated)
Cash flows from operating activities:
Net income	$4,572,288	$4,009,759
Adjustments to reconcile net income to net case provided by (used in) operations:
Depreciation	415,186	415,186
Amortization	47,177	47,177
Warrant expenses	9,570	9,570
Non-cash compensation adjustment	—	562,529

Changes in operating assets and liabilities:
Accounts receivable	(3,964,914)	(3,575,562)
Other receivable	—	(389,352)
Purchase deposits	(336,695)	(336,695)
Prepaid expense and deferred charges	(72,955)	(72,955)
Inventories	(1,387,368)	(1,387,368)
Tax refunds receivable	(164,275)	(164,275)
Accounts payable	3,161,786	2,779,252
Other payable	—	382,072
Research and development grants payable	—	462
Accrued liabilities	344,605	344,605
Taxes payable	665,654	665,654
Deposits from clients	1,355,831	1,355,831
Net cash provided by (used in) operating activities:	4,645,890	4,645,890

Cash flows from investing activities:
Construction in progress	(9,534,346)	(9,534,346)
Additions to property and equipment	(497,433)	(497,433)
Additions to intangible assets	(87,143)	(87,143)
Net cash used in investing activities	(10,118,922)	(10,118,922)

Cash flows from financing activities:
Proceeds from short-term loans	11,724,610	11,724,610
Repayment of short-term loans	(2,573,506)	(2,573,506)
Proceeds from long-term loans	1,271	1,271

ZHONGPIN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Statements of Cash Flow
(U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2007	2007
	(Original)	(Restated)
Net cash provided by financing activities	9,152,375	9,152,375

Effect of rate changes on cash	545,541	545,541

Increase (decrease) in cash and cash equivalents	4,224,884	4,224,884

Cash and cash equivalents, beginning of period	21,692,814	21,692,814
Cash and cash equivalents, end of period	$25,917,698	$25,917,698

Supplemental disclosures of cash flow information:
Cash paid for interest	$428,320	$428,320
Cash paid for income taxes	$106,925	$106,925

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Zhongpin Inc.
Henan Province, People’s Republic of China

We have audited the consolidated balance sheets of Zhongpin Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zhongpin Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Since our previous report dated March 8, 2007, it was determined that the December 31, 2006 consolidated financial statements needed restatement to make corrections as described in note 17.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 24, 2008

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	December 31, 2007	December 31, 2006
		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$48,701,536	$21,692,814
Accounts receivable	18,982,312	13,471,450
Purchase deposits	6,059,782	-
Prepaid expenses and deferred charges	1,680,679	200,436
Inventories	25,922,125	10,077,479
Tax refund receivables	4,148,119	1,079,002
Total current assets	105,494,553	46,521,181

Property, plant and equipment (net)	66,429,654	32,597,150
Other receivables	4,826,279	2,056,642
Construction contracts	16,811,740	12,016,823
Intangible assets	23,339,142	9,030,077

Total assets	$216,901,368	$102,221,873

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$10,306,344	$15,969,520
Other payables	8,746,845	4,743,274
Accrued liabilities	3,014,600	1,597,557
Short term loans payable	47,668,592	23,845,198
Taxes payable	-	378,705
Deposits from clients	1,876,665	683,814
Research and development grants payable	490,288	248,572
Long-term loans payable-current portion	145,671	145,671
Total current liabilities	72,249,005	47,612,311

Long term loans payable	1,634,769	1,912,343
Total liabilities	73,883,774	49,524,654

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 3,125,000 and 6,900,000 shares issued and outstanding	3,125	6,900
Common stock: par value $0.001; 100,000,000 authorized; 25,891,567 and 12,132,311 shares issued and outstanding	25,892	12,133
Additional paid in capital	100,070,571	34,788,651
Retained earnings	34,732,049	16,206,768
Accumulated other comprehensive income	8,185,957	1,682,767
Total equity	143,017,594	52,697,219
Total liabilities and equity	$216,901,368	$102,221,873

The accompanying notes are an integral part of the consolidated financial statements

ZHONGPIN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars)

	Year Ended December 31,
	2007	2006	2005
		(Restated)
Revenues
Sales revenues	$291,373,424	$143,812,212	$73,399,998
Cost of sales	253,869,543	123,195,870	61,220,499
Gross profit	37,503,88	20,616,342	12,179,499

Operating expenses
General and administrative expenses	10,549,083	5,239,274	2,395,961
Operating expenses	5,037,489	3,485,397	2,299,950
Penalty	-	8,354,205	-
Total operating expenses	15,586,572	17,078,876	4,695,911

Income from operations	21,917,309	3,537,466	7,483,588

Other income (expense)
Interest income	337,593	316,604	182,798
Other income (expenses)	273,583	50,589	166,673
Allowances income	200,005	2,364,803	85,592
Exchange gain (loss)	27,564	(21,377)	226,547
Interest expense	(2,799,194)	(1,555,671)	(1,802,042)
Total other income (expense)	(1,960,449)	1,154,948	(1,140,432)

Net income before taxes	19,956,860	4,692,414	6,343,156
Provision for income taxes	1,431,579	568,433	352,880

Net income after taxes	18,525,281	4,123,981	5,990,276
Less: minority interest in gain	-	15,047	76,429

Net income	$18,525,281	$4,108,934	$5,913,847
Foreign currency translation adjustment	6,503,190	1,379,019	303,748
Comprehensive income	$25,028,471	$5,487,953	$6,217,595

Basic earnings per common share	$0.84	0.23	0.50
Diluted earnings per common share	$0.80	0.20	0.50
Basic weighted average shares outstanding	18,000,437	11,761,932	11,752,568
Diluted weighted average shares outstanding	23,077,864	20,334,260	11,752,268

The accompanying notes are an integral part of the consolidated financial statements

ZHONGPIN INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Amount in U.S. dollars)

	Preferred Stock		Common Stock		Additional		Accumulated Other
	Shares	Par value	Shares	Par value	Paid In Capital	Retained Earnings	Comprehensive Income	Total
Balance at January 1, 2005	-	$-	1	$1,816,425	$182,319	$6,183,987	$-	$8,182,731
Merger on May 20	-	-	-	115,942		-	-	115,942
Recapitalization on September 15	-	-	9,999	(1,922,367)	1,922,367	-	-	-
Net income for the year	-	-	-	-	-	5,913,847		5,913,847
Foreign currency translation adjustment	-	-	-	-	-	-	303,748	303,748
Balance December 31, 2005	-	-	10,000	10,000	2,104,686	12,097,834	303,748	14,516,268

Items applied retroactively:
Recapitalization on January 30, 2006	-	-	415,432,354	405,442	(405,442)	-	-	-
Reverse stock split on February 16, 2006	-	-	(403,689,786)	(403,689)	403,689	-	-	-
Restated Balance December 31, 2005	-	-	11,752,568	11,753	2,102,933	12,097,834	303,748	14,516,268

Preferred stock sold for cash	6,900,000	6,900	-	-	27,593,100	-	-	27,600,000
Cost of issuance	-	-	-	-	(4,489,297)	-	-	(4,489,297)
Warrant expense	-	-	-	-	22,330	-	-	22,330
Common stock issued for damages	-	-	379,743	380	2,847,693	-	-	2,848,073
Warrants issued for damages	-	-	-	-	4,461,776	-	-	4,461,776
Compensation expense-release of escrow shares	-	-	-	-	2,250,116	-	-	2,250,116
Net income for the year-restated	-	-	-	-	-	4,108,934	-	4,108,934
Foreign currency translation adjustment	-	-	-	-	-	-	1,379,019	1,379,019
Balance December 31, 2006-restated	6,900,000	6,900	12,132,311	12,133	34,788,651	16,206,768	1,682,767	52,697,219

Preferred stock converted to common	(3,775,000)	(3,775)	3,775,000	3,775	-	-	-	-
Common Stock and warrants(net of offering cost)	-	-	9,984,256	9,984	62,818,776	-	-	62,828,760
Compensation expense-release of escrow shares	-	-	-	-	2,250,116	-	-	2,250,116
Warrant expense	-	-	-	-	15,950	-	-	15,950
Compensation expense-option granted	-	-	-	-	197,078	-	-	197,078
Net income for the year	-	-	-	-	-	18,525,281	-	18,525,281
Foreign currency translation adjustment	-	-	-	-	-	-	6,503,190	6,503,190
Balance December 31, 2007	3,125,000	$3,125	25,891,567	$25,892	$100,070,571	$34,732,049	$8,185,957	$143,017,594

The accompanying notes are an integral part of the consolidated financial statements

ZHONGPIN INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars)

	Year Ended December 31,
	2007	2006	2005
		(Restated)
Cash flows from operating activities:
Net income	$18,525,281	$4,108,934	$5,913,847
Adjustments to reconcile net income to net case provided by (used in) operations:
Minority interest	-	15,047	76,447
Acquisition gain	-	1,066	-
Depreciation	2,087,551	973,618	602,008
Amortization	397,975	127,449	37,431
Provision for allowance for bad debt	865,487	(1,304,589)	1,214,461
Liquidated damages	-	7,309,848	-
Warrant expenses	15,950	22,330	-
Non-cash compensation adjustment	2,447,194	2,250,116	-

Changes in operating assets and liabilities:
Accounts receivable	(4,938,690)	(3,425,421)	(3,788,597)
Other receivable	(2,849,234)	104,556	-
Purchase deposits	(5,818,276)	220,836	(91,712)
Prepaid expense and deferred charges	(1,412,937)	(101,427)	(4,383)
Inventories	(14,545,432)	(7,730,167)	865,583
Tax refunds receivable	(2,875,306)	(434,770)	(634,793)
Accounts payable	2,836,895	9,766,497	7,135,575
Other receivable	3,555,551	668,899	-
Research and development grants payable	215,612	(2,188,232)	-
Accrued liabilities	1,265,329	838,137	419,194
Taxes payable	(388,705)	(1,677,220)	1,303,773
Deposits from clients	1,100,001	(85,584)	35,676
Net cash provided by (used in) operating activities:	484,246	9,459,923	13,084,510

Cash flows from investing activities:
Construction in progress	(29,429,905)	(17,051,855)	(12,703,414)
Additions to property and equipment	(6,861,585)	(1,820,630)	(527,369)
Additions to intangible assets	(13,538,428)	(7,404,402)	-
Proceeds on sale of fixed assets	72,134	-	-
Net cash used in investing activities	(49,757,784)	(26,276,887)	(13,230,783)

Cash flows from financing activities:
Proceeds from cash overdraft	-	-	610,501
Repayment of Bank overdraft	-	(619,579)	-
Repayments bank notes	(9,332,527)	-	-
Proceeds from short-term loans	49,680,043	30,081,418	9,641,295
Repayment of short-term loans	(28,391,914)	(25,232,072)	-
The accompanying notes are an integral part of the consolidated financial statements

ZHONGPIN INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars)

	Year Ended December 31,
	2007	2006	2005
		(Restated)
Proceeds from long-term loans	(397,072)	(352,105)	(5,490,645)
Proceeds from preferred stock	-	23,110,703	-
Proceeds from common stock	62,828,760	-	-
Capital paid in at acquisition	-	-	117,216
Advanced to related parties	-	-	(190,476)
Investment in sub by minority holder	-	-	190,476
Net cash provided by financing activities	74,387,290	26,988,365	4,878,367

Effect of rate changes on cash	1,894,970	1,379,019	205,663
Increase (decrease) in cash and cash equivalents	$27,008,722	$11,550,420	$4,937,757
Cash and cash equivalents, beginning of period	$21,692,814	$10,142,394	$5,204,637
Cash and cash equivalents, end of period	$48,701,536	$21,692,814	$10,142,394

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,644,347	$1,554,883	$1,699,634
Cash paid for income taxes	$1,606,745	$323,866	$370,696

The accompanying notes are an integral part of these consolidated financial statements.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS

Zhongpin Inc. (“Zhongpin”) was incorporated on February 4, 2003 as Strong Technical Inc. in the State of Delaware for the purpose of operating a personnel outsourcing service that provides skilled workers to industry. On March 30, 2005, an 82.4% controlling interest in our company was acquired by Halter Capital Corporation and all previous operations were discontinued. On January 30, 2006, we acquired Falcon Link Investment Limited (“Falcon”) in a stock exchange by issuing 11,250,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Falcon. The acquisition transaction was accounted for as a reverse acquisition resulting in the recapitalization of Falcon. Accordingly, the historical financial statements of Falcon have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the first period presented. Zhongpin and its subsidiaries are collectively referred to herein as “our company,” “we,” “us” and “our.”

Falcon was incorporated in the Territory of the British Virgin Islands (“BVI”) on July 21, 2005 as a holding company for the purpose of owning all of the equity interests of Henan Zhongpin Food Co., Ltd. (“HZFC”), a People’s Republic of China (“PRC”) company. Falcon acquired 100% ownership of HZFC by paying 20,940,000 Renminbi (“RMB”) ($2,528,986) to the stockholders of HZFC, who also were the stockholders of Falcon. The transaction was accounted for as a transfer of entities under common control, wherein HZFC was the continuing entity. The historical financial statements of Falcon are essentially those of HZFC and are shown as if the transfer had taken place at the beginning of the first period presented.

HZFC was established in the PRC on May 20, 2005 for the sole purpose of holding the capital stock of Henan Zhongpin Food Share Company Limited (“Food Share”) and its subsidiaries. The owners of Food Share formed HZFC by investing 16,000,000 RMB ($1,932,367). HZFC acquired Food Share by paying 15,040,000 RMB ($1,816,425) to the stockholders of Food Share, who were also the stockholders of HZFC, in exchange for 100% ownership of Food Share. The transaction was accounted for as a transfer of entities under common control, wherein Food Share was the continuing entity with an increase in registered capital of 960,000 RMB ($115,942). The historical financial statements of HZFC are essentially those of Food Share shown with an increase in capital as if the transfer had taken place at the beginning of the first period presented.

Food Share was incorporated in the PRC. It is headquartered in Henan Province in the PRC and its corporate office is in Changge City. Through our subsidiaries, we are principally engaged in the production of pork, pork products and vegetables, and the retail sales of pork, processed pork products, vegetables and other grocery items to customers throughout the PRC and other export countries, either directly or through our subsidiaries.

On January 30, 2006, we consummated an agreement with the shareholders of Falcon whereby we issued 11,250,000 shares of our common stock in exchange for all of the issued and outstanding stock of Falcon. Immediately prior to the transaction there were 502,568 shares outstanding as compared to 11,752,568 shares outstanding immediately following the transaction. Consequently, Falcon became a wholly-owned subsidiary of our company. The transaction was accounted for as a reverse acquisition resulting in a recapitalization of Falcon, wherein Falcon’s historical financial statements became those of our company, retrospectively restated to reflect the adopted capital structure of our company as if the transaction had occurred at the beginning of the first period presented. These financial statements have been adjusted to reflect such restatement.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS (continued)

In conjunction with our acquisition of Falcon, on January 31, 2006, we sold for $8.00 per unit 3.45 million units, each consisting of two shares of Series A convertible preferred stock and a five-year warrant to purchase one common share at a purchase price of $5.00 per share. Each preferred share is convertible into one common share. The outstanding shares of Series A convertible preferred stock are convertible into an aggregate of 6,900,000 common shares and the outstanding warrants are exercisable to purchase an aggregate of 3,450,000 common shares.

On February 16, 2006, we amended our articles of incorporation to change our name from Strong Technical, Inc. to Zhongpin Inc. In the same amendment, we changed our authorized common stock to 100,000,000 shares with a par value of $0.001 per share and our authorized preferred stock to 25,000,000 shares with a par value of $0.001 per share.

On February 16, 2006, we effected a 1:35.349 reverse split of our outstanding common stock. Immediately prior to the split, 415,442,354 common shares were outstanding as compared to 11,752,568 common shares outstanding immediately following the split. The aggregate number of shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock was reduced from 243,908,100 common shares to 6,900,000 common shares, and the aggregate number of shares of our common stock issuable upon the exercise of our outstanding warrants was reduced from 121,954,050 common shares to 3,450,000 common shares. These financial statements have been adjusted to show all stock transactions using post-split amounts.

In June 2006, Zhumadian Zhongpin Food Company Limited was registered with a registered capital of 5,000,000 RMB ($625,344), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In August 2006, Anyang Zhongpin Food Company Limited was registered with a registered capital of 4,800,000 RMB ($606,927), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In September 2006, Henan Zhongpin Fresh Food Logistics Company Limited, Deyang Zhongpin Food Company Limited and Henan Zhongpin Business Development Company Limited were registered with the registered capitals of 1,500,000 RMB ($189,665), 1,000,000 RMB ($126,443) and 5,000,000 RMB ($632,215), respectively, which are all 100%-owned by Henan Zhongpin Food Share Company Limited. In October 2006, Heilongjiang Zhongpin Food Company Limited was registered with a registered capital of 1,000,000 RMB ($126,406), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In April 2007, Luoyang Zhongpin Food Company Limited was registered with a registered capital of 5,000,000 RMB ($647,677), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In June 2007, Yongcheng Zhongpin Food Company Limited was registered with a registered capital of 1,000,000 RMB ($130,724), which is 100%-owned by Henan Zhongpin Food Share Company Limited. In September 2007, Tianjin Zhongpin Food Company Limited was registered with a registered capital of 5,000,000 RMB ($664,699), which is 100%-owned by Henan Zhongpin Food Share Company Limited.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS (continued)

Details of Food Share’s subsidiaries are as follows:

NAME	DOMICILE/DATE OF INCORPORATION	REGISTERED CAPITAL	PERCENTAGE OF OWNERSHIP

Henan Zhongpin Industrial Company Limited	PRC/Jan. 17, 2004	18,000,000 RMB	100.00%
		($2,173,913)

Henan Zhongpin Import and Export Trading Company	PRC/Aug. 11, 2004	5,060,000 RMB ($611,111)	100.00%

Zhumadian Zhongpin Food Company Limited	PRC/June 7, 2006	5,000,000 RMB ($625,344)	100.00%

Anyang Zhongpin Food Company Limited	PRC/Aug. 21, 2006	4,800,000 RMB ($606,927)	100.00%

Henan Zhongpin Fresh Food Logistics Company Limited	PRC/Sept. 14, 2006	1,500,000 RMB ($189,665)	100.00%

Deyang Zhongpin Food Company Limited	PRC/Sept. 25, 2006	1,000,000 RMB ($126,443)	100.00%

Henan Zhongpin Business Development Company Limited	PRC/Sept. 27, 2006	5,000,000 RMB ($632,215)	100.00%

Heilongjiang Zhongpin Food Company Limited	PRC/Oct. 17, 2006	1,000,000 RMB ($126,406)	100.00%

Luoyang Zhongpin Food Company Limited	PRC/April 26, 2007	5,000,000 RMB ($647,677)	100.00%

Yongcheng Zhongpin Food Company Limited	PRC/June 1, 2007	1,000,000 RMB ($130,724)	100.00%

Tianjin Zhongpin Food Company Limited	PRC/Sept. 14, 2007	5,000,000 RMB ( $664,699 )	100.00%

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Zhongpin Inc. (formerly Strong Technical, Inc.), Falcon Link Investment Limited, Henan Zhongpin Food Co., Ltd., Henan Zhongpin Food Share Company Limited, Henan Zhongpin Industrial Company Limited, Henan Zhongpin Import and Export Trading Company, Zhumadian Zhongpin Food Company Limited, Anyang Zhongpin Food Company Limited, Henan Zhongpin Business Development Company Limited, Henan Zhongpin Fresh Food Logistics Company Limited, Deyang Zhongpin Food Company Limited ,Heilongjiang Zhongpin Food Company Limited, Luoyang Zhongpin Food Company Limited, Yongcheng Zhongpin Food Company Limited and Tianjin Zhongpin Food Company Limited. All material intercompany accounts and transactions have been eliminated in consolidation.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. U.S. GAAP differs from that used in the statutory financial statements of our PRC subsidiaries, which were prepared in accordance with the relevant accounting principles and financial reporting regulations as established by the Ministry of Finance of the PRC.

The Renminbi of the People’s Republic of China (RMB) has been determined to be our functional currency. The balance sheets of our company and our subsidiaries were translated at year end exchange rates. Expenses were translated at moving average exchange rates in effect during the quarters. The effects of rate changes on assets and liabilities are recorded as accumulated other comprehensive income.

FISCAL YEAR

Our financial statements have been prepared using December 31 as the fiscal year end.

MINORITY INTEREST IN SUBSIDIARIES

We record minority interest expense, which reflects the minority shareholders’ portion of the earnings of Henan Zhongpin Industrial Company Limited and Henan Zhongpin Import and Export Trading Company. During 2004, Henan Zhongpin Industrial Company Limited increased its registered capital from 5,000,000 RMB ($603,864) to 18,000,000 RMB ($2,173,913), which required the minority holders to increase their investment by 1,560,000 RMB ($188,406), effectively increasing the minority interest shown on our balance sheet by $188,406. In November 2006, Henan Zhongpin Food Share Co. Limited acquired the minority interest shares of Henan Zhongpin Industrial Company Limited and Henan Zhongpin Import and Export Trading Company and became the 100% owner of Henan Zhongpin Industrial Company Limited and Henan Import and Export Trading Company.

RESTRICTIONS ON TRANSFER OF ASSETS OUT OF THE PRC

Dividend payments by HZFC are limited by certain statutory regulations in the PRC. No dividends may be paid by HZFC without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

START-UP COSTS

In accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-up Activities,” we expense all start-up and organizational costs as they are incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ESTIMATES

Several areas require significant management estimates relating to uncertainties for which it is reasonably possible there will be a material change in the near term. The more significant areas requiring the use of management estimates relate to the valuation of receivables, equipment and accrued liabilities, and the useful lives for amortization and depreciation.

CASH EQUIVALENTS

We consider all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at cost, net of allowance for doubtful accounts. Based on our periodic review of our collection experience, the ability of our customers to pay and current practice and general economic conditions in the PRC, management provides for an allowance for doubtful accounts in an amount equal to the aggregate amount of those accounts that are not collected within one year plus an amount equal to 10% of the aggregate amount of accounts receivable less than one year old for Food Share and an amount equal to 5% of the aggregate amount of accounts receivable less than one year old for our other subsidiaries.

INVENTORIES

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work-in-progress and finished goods are composed of direct material, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LAND USE RIGHTS

We adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. We have performed the requisite annual impairment tests on intangible assets and determined that no impairment adjustments were necessary.

REVENUE RECOGNITION

We recognize revenue on the sales of our products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when we believe collectibility is reasonably assured. We sell primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

EARNINGS PER SHARE

Basic earnings per common share (“EPS”) are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Our Series A convertible preferred stock is a participating security. Consequently, the two-class method of income allocation is used in determining net income available to common stockholders.

Diluted EPS is calculated by using the treasury stock method, assuming conversion of all potentially dilutive securities, such as stock options and warrants. Under this method, (i) exercise of options and warrants is assumed at the beginning of the period and shares of common stock are assumed to be issued, (ii) the proceeds from exercise are assumed to be used to purchase common stock at the average market price during the period, and (iii) the incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation.

The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:

	Year Ended December 31,
	2007	2006	2005
		(Restated)
NUMERATOR FOR BASIC AND DILUTED EPS
Net income (numerator for Diluted EPS)	$18,525,281	$4,108,934	$5,913,847
Net income allocated to preferred stock	(3,443,850)	(1,438,127)	-

Net income to common stockholders (Basic)	$15,081,431	$2,670,877	$5,913,847

DENOMINATORS FOR BASIC AND DILUTED EPS
Common stock outstanding after recapitalization and 1:35.349 reverse stock split	18,000,437	11,761,932	11,752,568
DENOMINATOR FOR BASIC EPS	18,000,437	11,761,932	11,752,568

Add: Weighted average preferred as if converted	4,111,321	6,332,877	-
Add: Weighted average stock warrants outstanding	966,106	2,239,451	-
DENOMINATOR FOR DILUTED EPS	$23,077,864	$20,334,260	$11,752,568

EPS - Basic	0.84	0.23	0.50
EPS - Diluted	0.80	0.20	0.50

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

SHIPPING AND HANDLING COSTS

Shipping and handling amounts billed to customers in related sales transactions are included in sales revenues. Direct shipping costs are included in operating expenses, which were approximately $2,433,500, $1,885,900 and $933,300 for the years ended December 31, 2007, 2006 and 2005, respectively. Handling costs are included in costs of sales, which were approximately $2,173,200, $1,232,800 and $717,200 for the years ended December 31, 2007, 2006 and 2005, respectively.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expenses were approximately $1,051,300, $327,700 and $225,800 for the years ended December 31, 2007, 2006 and 2005, respectively.

RESEARCH AND DEVELOPMENT COSTS

The PRC government has made a cash grant to our company specifically to fund research and development. We have recorded this grant as a liability titled “Research & development grants payable” on our balance sheet. Qualifying research and development costs reduce the liability while non-qualifying research and development costs are expensed as incurred. Research and development costs were approximately $1,822,300, $1,057,100 and $723,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

PROPERTY AND EQUIPMENT

Impairment of long-lived assets is recognized when events or changes in circumstances indicate the carrying amount of an asset, or related groups of assets, may not be recoverable. Under the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” we recognize an “impairment charge” when the expected net undiscounted future cash flows from an asset’s use and eventual disposition are less than the asset’s carrying value and the asset’s carrying value exceeds its fair value. Measurement of fair value for an asset, or related group of assets, may be based on appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset or assets.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Expenditures for maintenance, repairs and betterments, which do not materially extend the normal useful life of an asset, are charged to operations as incurred. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

Depreciation and amortization are provided for financial reporting purposes primarily on the straight-line method over the estimated useful lives, ranging from five to 50 years.

OPERATING LEASES

Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

INCOME TAXES

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with SFAS No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently-enacted tax laws. We recorded income tax expenses of $1,431,600, $568,400 and $352,900 for the years ended December 31, 2007, 2006 and 2005, respectively.

We withhold and pay income taxes on our employees’ wages, which fund the Chinese government’s sponsored health and retirement programs for all of our employees. For our employees, we were obligated to make contributions to the social insurance bureau under the laws of the PRC for pension and retirement benefits.

3.  BUSINESS ACQUISITIONS

On August 11, 2004, Food Share formed Henan Zhongpin Import and Export Trading Company as a joint venture with Li Jun Wei, an individual, to facilitate exporting of our goods. Initially, Food Share owned 88.93% of Henan Zhongpin Import and Export Trading Company. In November 2006, Food Share acquired Li Jun Wei’s share interest in, and became the 100% owner of, Henan Zhongpin Import and Export Trading Company.

During 2001, Food Share acquired Yanlin Meat Factory and established Zhongpin Industrial Company Limited as a joint venture with three individuals. Initially, Food Share owned 88% of Zhongpin Industrial Company Limited. In November 2006, Food Share acquired the three individuals’ share interests in, and became the 100% owner of, Zhongpin Industrial Company Limited.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

4. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

We accrue an allowance for bad debts related to our receivables. The receivable and allowance balances at December 31, 2007 and 2006 were as follows:

	December 31,
	2007	2006
Accounts receivable	$19,856,766	$13,763,260
Other receivables	5,293,697	2,176,858
Allowance for bad debts	(1,341,872)	(412,026)
	$23,808,591	$15,528,092

Current	$18,982,312	$13,471,450
Non-current	4,826,279	2,056,642
	$23,808,591	$15,528,092

Other receivables consist primarily of cash advances to suppliers to ensure preferential pricing and delivery. These advances bear no interest and are expected to be repaid in cash. Repayment is typically required to be made in less than one year. Advances that are not expected to be repaid within one year are classified as non-current.

5.	INVENTORIES

Inventories at December 31, 2007 and 2006 consisted of:

	December 31,
	2007	2006
Raw materials	$1,242,717	$307,202
Low value consumables & packaging	1,027,223	401,177
Work-in-progress	4,899,169	487,930
Finished goods	18,753,016	8,881,170
Net inventories	$25,922,125	$10,077,479

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost at December 31, 2007 and 2006 consisted of:

	December 31,
	2007	2006
Machinery and equipment	$26,964,304	$12,453,177
Furniture and office equipment	818,528	434,128
Motor vehicles	1,491,544	416,479
Buildings	42,711,397	22,584,113
Subtotal	$71,985,773	35,887,897
Less: accumulated depreciation	(5,556,119)	(3,290,747)
Net property and equipment	$66,429,654	$32,597,150
Depreciation expense	$2,087,551	$973,618

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

7. INTANGIBLE ASSETS

Intangible assets consist of prepaid land use rights. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, we paid in advance for certain land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of 20 to 50 years. Intangible assets at December 31, 2007 and 2006 consisted of the following:

	December 31,
	2007	2006
Land use rights	$23,989,174	$9,250,410
Accumulated amortization	(650,032)	(220,333)
	$23,339,142	$9,030,077
Amortization expense	$397,975	$127,449

8. CONSTRUCTION IN PROGRESS

Construction in progress at December 31, 2007 and 2006 consisted of:

Construction Project	Date or Estimated Date Put in Service(1)	December 31, 2007	December 31, 2006
Production line for chilled and frozen pork (in Zhumadian)	March 2008	$523,359	$9,313,544
Production line for chilled and frozen pork (in Anyang)	March 2008	2,069,446	1,161,339
Land use right of Industrial Park No.4 land	December 2007	0	970,147
Production line for prepared pork (in industrial plant)	November 2007	0	542,493
Logistic software	December 2007	0	29,300
Production Line for chilled and frozen pork (in Luoyang)	December 2008	6,481,730	-
Production Line for chilled and frozen pork (in Yongcheng)	December 2008	55,347	-
Logistic hub and cooling storage	May 2008	7,673,644	-
Water solution Station	December 2008	8,214	-
		$16,811,740	$12,016,823

___________________

(1)
Represents date all regulatory permits and approvals are received and project is placed in service. In certain cases, construction of a project may be substantially completed and the project may be operational during a testing period prior to such date.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

9. LOANS PAYABLE

SHORT-TERM LOANS

Short-term loans are due within one year. Of the $47.67 million aggregate principal amount of short-term loans at December 31, 2007, loans in the principal amount of $7.39 million were secured by our plants located in the PRC and loans in the aggregate principal amount of $18.34 million were guaranteed by Henan Zhongpin Industry Co., Ltd. These loans bear interest at prevailing lending rates in the PRC ranging from 6.12% to 7.47% per annum. At December 31, 2007, there was approximately $129.64 million in available unused lines of credit.

LONG-TERM LOANS

Our long-term loan bears interest at the rate of 6.02% per annum.

9.  LOANS PAYABLE (continued)

The balances of loans payable at December 31, 2007 and 2006 were as follows:

	December 31,
	2007	2006
Short-Term Loans Payable	$47,668,592	$23,845,198
Total Long-Term Loans Payable	1,780,440	2,058,014
	$49,449,032	$25,903,212

Long-Term Repayment Schedule

Payments due in 2008 – current portion	$145,671
Payments due in 2009	145,671
Payments due in 2010	145,671
Payments due in 2011	145,671
Payments due in 2012	145,671
Payments due thereafter	1,052,085
$1,780,440

10. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

From time to time, we have disputes that arise in the ordinary course of our business. As of December 31, 2007, there was no material legal proceeding to which we were a party or to which any of our property was subject that will have a material adverse effect on our financial condition.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

10. COMMITMENTS AND CONTINGENCIES (continued)

REGISTRATION RIGHTS AGREEMENT

In connection with the issuance of our Series A convertible preferred stock and warrants on January 30, 2006, we entered into a registration rights agreement with certain investors. The agreement required us to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”), of our common stock issuable upon the conversion of the Series A convertible preferred stock and the exercise of the warrants. If such registration was not effected by June 29, 2006, we were required to pay the investors liquidated damages in an amount equal to 1-1/2% per month times the amount paid by the investors for the purchase of our Series A convertible preferred stock and warrants (approximately $414,000 per month) until the registration statement we filed with the Securities and Exchange Commission (the “SEC”) to effect such registration was declared effective by the SEC. On June 29, 2006, such registration statement had not become effective, and in July 2006 we began to accrue a liability in the amount of $414,000 per month for this contingency because a loss was reasonably possible and a loss amount could reasonably be estimated.

On December 22, 2006, we amended the registration rights agreement and agreed to pay an aggregate of $1,044,357 in cash and to issue an aggregate of 379,743 shares of our common stock to settle in full our obligations under such agreement to have the registration statement required thereunder declared effective by the SEC in an timely manner. At the same time, in order to obtain the consent of investors to remove from such registration statement certain shares of common stock underlying our stock purchase warrants, we issued to such investors warrants to purchase an aggregate of 884,796 shares of common stock with an exercise price of $5.50 per share. The total expenses related to the penalty were $1,044,357 in cash, $2,848,073 related to the shares of common stock and $4,461,775 related to the warrants. In February and May 2007, the registration statements we filed pursuant to the registration rights agreement to register in full all shares required to be registered pursuant to the registration rights agreement were declared effective by SEC.

In connection with the issuance of our common stock on October 8, 2007, we entered into a registration rights agreement with certain investors that required us to effect the registration of such shares of common stock under the Securities Act. In December 2007, the registration statement we filed pursuant to the registration rights agreement to register in all such shares of common stock was declared effective by SEC.

11. ALLOWANCES INCOME

“Allowances income” consists of grants from the government of the PRC for our participation in specific programs, such as import and export, branding, and city maintenance and construction. We received allowances income for the years ended December 31, 2007, 2006 and 2005 as follows:

	Year Ended December 31,
	2007	2006	2005
Allowances income	$200,005	$2,364,803	$85,592

In addition to paying our company for our participation in ongoing programs, the PRC government has made a cash grant to our company specifically to fund research and development. We recorded this grant as a liability titled “Research & development grants payable” on our balance sheet rather than as revenue. As qualifying research and development costs are incurred, we reduce the liability rather than recording an expense.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

As a result of the difficulties presented in the valuation of the loans payable to related entities/parties because of their related party nature, estimating the fair value of these financial instruments is not considered practical. The fair values of all other assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes during the years ended December 31, 2007, 2006 or 2005.

13. NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We expect the Statement will have no material impact on our consolidated financial statements.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

14.  PREFERRED STOCK

The principal terms of our Series A convertible preferred stock are as follows.

Dividends. The holders of our Series A convertible preferred stock are entitled to receive, when and as declared by our board of directors, dividends in such amounts as may be determined by our board of directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in common stock) will be paid to the holders of common stock until there shall have been paid or declared and set apart during that fiscal year for the holders of our Series A convertible preferred stock a dividend in an amount per share that the holders would have received for the shares of common stock issuable upon conversion of their shares of Series A convertible preferred stock.

Preference on Liquidation. In the event of our merger or consolidation or the sale of all or substantially all of our assets or other liquidation of our company, holders of our Series A convertible preferred stock shall get a priority in payment over all other classes of stock. In such event, the Series A convertible preferred stock would be entitled to receive the greater of (i) the original purchase price of the Series A convertible preferred stock or (ii) the amount the holder would get if such holder converted all of such holder’s Series A convertible preferred stock into common stock.

Voting. The holder of each share of Series A convertible preferred stock (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of common stock into which such share of Series A convertible preferred stock could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with our by-laws.

Appoint and Elect a Director. So long as the number of shares of common stock issuable upon conversion of the outstanding shares of Series A convertible preferred stock is greater than 10% of the number of outstanding shares of common stock (on a fully diluted basis), the holders of record of the shares of Series A convertible preferred stock, exclusively and as a separate class, shall be entitled to elect one of our directors.

Conversion Right. The holders of Series A convertible preferred stock may convert each share of Series A convertible preferred stock into common stock at an initial conversion price of $4.00. The conversion price will be adjusted for stock dividends, stock splits and similar events.

Automatic Conversion. Each share of Series A convertible preferred stock will automatically be converted into shares of common stock at the conversion price at the time in effect if (i) we consummate an underwritten public offering of our common stock giving us at least $30 million in net proceeds, (ii)(A) the closing price of our common stock equals or exceeds $10.00 (as adjusted) for the twenty (20) consecutive-trading-day period ending within two (2) days of the date on which we provide notice of such conversion as hereinafter provided and (B) either a registration statement registering for resale the shares of common stock issuable upon conversion of the Series A convertible preferred stock has been declared effective and remains effective and available for resale for the twenty (20)-day period, or Rule 144(k) under the Securities Act of 1933, as amended, is available for the resale of such shares, or (iii) by consent of at least 67% of the then-outstanding shares of Series A convertible preferred stock.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

14.  PREFERRED STOCK (continued)

Protective Provisions. So long as at least 1,750,000 shares of Series A convertible preferred stock are outstanding (subject to adjustment for stock splits, combinations and the like), the holders of a majority of the outstanding shares of Series A convertible preferred stock shall be required (in addition to any consent or approval otherwise required by law) for us to take certain actions, including (1) the liquidation, dissolution or wind up of our company, (2) the amendment, alteration or repeal of any provision of our certificate of incorporation so as to affect the rights, preferences or privileges of the Series A convertible preferred stock, (3) the creation of a new class of preferred stock or any increase in the number of shares of Series A convertible preferred stock that can be issued, or (4) the purchase or redemption, or the payment or declaration of any dividend or the making of any distribution on, any securities junior in priority to the Series A convertible preferred stock; or (5) making any change in the size of our board of directors.

15. SHARE-BASED PAYMENT ARRANGEMENTS

In conjunction with the issuance of preferred stock discussed in Note 14, we issued warrants for the purchase of 3,450,000 shares of our common stock.

Also in conjunction with the issuance of such preferred stock, we issued warrants to purchase 345,000 units at an initial exercise price of $8.00 per unit. The units that may be acquired upon exercise of such warrants consist of two shares of Series A convertible preferred stock and one warrant to purchase one share of common stock at an initial exercise price per share of $5.00. These warrants, if fully exercised and converted, would require the issuance of 1,035,000 shares of common stock.

On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. In connection with this financing, nine individuals, including six of our employees, including Mr. Xianfu Zhu, our Chairman of the Board, Chief Executive Officer and President, and Mr. Baoke Ben, our Executive Vice President and a director of our company, deposited into escrow an aggregate of 1,125,056 shares of our common stock. Under the terms of such escrow arrangement, 50% of such shares were to be released to the investors in the private placement if our audited net income for the fiscal year ended December 31, 2006, subject to certain adjustments, was less than $7.927 million, and the remaining 50% were to be released to such investors if our audited net income for the fiscal year ended December 31, 2007, subject to certain adjustments, was less than $15 million. Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constitutes a compensatory plan to such employees, which requires us to record a corresponding compensation expense in our financial statements. The key provisions of SFAS-123R require that share-based compensation awards to employees be measured at the grant-date fair value and the cost recognized over the period during which the employee is required to provide service in exchange for the award. As we have satisfied the performance threshold for fiscal 2006 and fiscal 2007 for the release of the escrowed shares, 50% of such shares were released to employee stockholders in April 2007, the remaining 50% of such shares will be released in fiscal 2008 and a $2.25 million non-cash expense was recorded in each of fiscal 2006 and fiscal 2007.

On June 15, 2006, in conjunction with a one-year consulting agreement, we issued three-year warrants to purchase 100,000 shares of common stock at a price of $6.50 per share. The warrants vest monthly over a one-year period. These warrants were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period of one year. Consulting expense related to the warrants amounted to $15,950 and $22,330 for the years ended December 31, 2007 and 2006, respectively.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

15. SHARE-BASED PAYMENT ARRANGEMENTS (continued)

On December 22, 2006, in conjunction with an amendment to a registration rights agreement, we issued to investors warrants to purchase 884,796 shares of common stock at a price of $5.50 per share. The warrants were accounted for using the fair value method. Penalty expense related to the warrants amounted to $4,461,775 for the year ended December 31, 2006. There was no penalty expense accrued for the year ended December 31, 2007.

On August 23, 2007, we issued stock purchase options to an executive officer to purchase 100,000 shares of common stock and to a director to purchase 30,000 shares of common stock, in each case at an initial exercise price of $9.20 per share. These options were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period (three years for the executive officer and one year for the director). The compensation expense for these options amounted to $28,412 for the year ended December 31, 2007.

On September 30, 2007, in conjunction with a one-year consulting agreement, we issued three-year warrants to purchase 50,000 shares of common stock at an initial exercise price per share of $10.00. The warrants vest monthly over a one-year period. These warrants were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period of one year. Consulting expense related to the warrants amounted to $54,371 for the year ended December 31, 2007.

On December 14, 2007, we issued stock purchase options to certain executive officers to purchase an aggregate of 580,000 shares of common stock at an initial exercise price of $11.76 per share. These options were accounted for using the fair value method, with the expense being recognized ratably over the requisite service period (three years). The compensation expense for these options amounted to $54,012 for the year ended December 31, 2007.

The following table provides the information with respect to the above-referenced share-based non-cash compensation at December 31, 2006 and 2007:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2006	-	-
Granted at January 31, 2006	1,125,056	$4.00
Vested -50%	(562,528)	$4.00
Nonvested at December 31, 2006	562,528	$4.00
Vested - 50%	(562,528)	$4.00
Nonvested at December 31, 2007	-

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

15. SHARE-BASED PAYMENT ARRANGEMENTS (continued)

The following table provides certain information with respect to the above-referenced warrants and options outstanding at December 31, 2007:

	Exercise Price	Number Outstanding	Weighted Average Life - Years
Warrants	$4.00	690,000	3.92
Warrants	$5.00	983,189	3.92
Warrants	$5.50	132,149	3.92
Warrants	$6.50	100,000	3.46
Warrants	$10.00	50,000	2.75
Options	$9.20	130,000	4.65
Options	$11.76	580,000	4.96

The weighted average fair value at date of grant for warrants and options granted during 2007 and 2006 was $6.79 and $0.38, respectively, and was estimated using the Black-Scholes option valuation model with the following assumptions:

	2006	2007
Expected life in years	3 - 5	3 - 5
Interest rate	4.00% - 4.52%	3.63% - 4.19%
Volatility	6.1% - 68.5%	46% - 55%
Dividend yield	0%	0%

16.  SEGMENT REPORTING

We operate in two business segments: pork and pork products, and vegetables and fruits.

Our pork and pork products segment is involved primarily in the processing of live market hogs into fresh, frozen and processed pork products. Our pork and pork products segment markets its products domestically to our branded stores and to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments, such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets.

Our vegetables and fruits segment is involved primarily in the processing of fresh vegetables and fruits. We contract with more than 100 farms in Henan Province and nearby areas to produce high-quality vegetable varieties and fruits suitable for export purposes. The proximity of the contracted farms to our operations ensures freshness from harvest to processing. We contract to grow more than 20 categories of vegetables and fruits, including asparagus, sweet corn, broccoli, mushrooms, lima beans and strawberries.

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

16.  SEGMENT REPORTING (continued)

	Sales by Segment (U.S. dollars in millions)
	Years Ended December 31,		Net Change	Percentage Change
	2007	2006	2007/2006	2007/2006
Pork and Pork Products
Chilled Pork	$150.99	$71.76	$79.23	110%
Frozen Pork	102.60	50.88	51.72	102%
Prepared Pork Products	29.23	15.44	13.79	89%
Vegetables and Fruits	8.55	5.73	2.82	49%
Total	$291.37	$143.81	$147.56	103%

	Sales by Segment (U.S. dollars in millions)
	Years Ended December 31,		Net Change	Percentage Change
	2006	2005	2006/2005	2006/2005
Pork and Pork Products
Chilled Pork	$71.76	$31.50	$40.26	128%
Frozen Pork	50.88	33.03	17.85	54%
Prepared Pork Products	15.44	6.93	8.51	123%
Vegetables and Fruits	5.73	1.94	3.79	195%
Total	$143.81	$73.40	$70.41	96%

	Operating Income by Segment (U.S. dollars in millions)
	Years Ended December 31,		Change	Operating Margin Years Ended December 31,
	2007	2006	2007/2006	2007	2006
Pork and Pork Products
Chilled Pork	$10.36	$1.49	$8.87	6.86%	2.08%
Frozen Pork	6.44	0.72	5.72	6.28%	1.42%
Prepared Pork Product	4.20	1.03	3.17	14.36%	6.67%
Vegetables and Fruits	$0.92	$0.30	0.62	10.70%	5.18%
Total	$21.92	$3.54	$18.38	7.52%	2.46%

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

16.  SEGMENT REPORTING (continued)

	Operating Income by Segment (U.S. dollars in millions)
	Years Ended December 31,		Change	Operating Margin Years Ended December 31,
	2006	2005	2006/2005	2006	2005
Pork and Pork Products
Chilled Pork	$1.49	$3.31	$(1.82)	2.08%	10.51%
Frozen Pork	0.72	3.34	(2.62)	1.42%	10.11%
Prepared Pork Product	1.03	0.60	0.43	6.67%	8.66%
Vegetables and Fruits	0.30	0.23	0.07	5.24%	11.86%
Total	$3.54	$7.48	$(3.94)	2.46%	10.19%

17. RESTATEMENT

On January 31, 2006, we completed a private placement in which we sold for an aggregate purchase price of $27.6 million, 3.45 million units, each unit consisting of two shares of our Series A convertible preferred stock and a warrant to purchase one share of our common stock. In connection with this financing, nine individuals, including six of our employees, including Mr. Xianfu Zhu, our Chairman of the Board, Chief Executive Officer and President, and Mr. Baoke Ben, our Executive Vice President and a director of our company, deposited into escrow an aggregate of 1,125,056 shares of our common stock. Under the terms of such escrow arrangement, 50% of such shares were to be released to the investors in the private placement if our audited net income for the fiscal year ended December 31, 2006, subject to certain adjustments, was less than $7.927 million, and the remaining 50% were to be released to such investors if our audited net income for the fiscal year ended December 31, 2007, subject to certain adjustments, was less than $15 million. After satisfying the performance threshold for fiscal 2006, 50% of the escrowed shares were released in April 2007.

Under U.S. generally accepted accounting principles, the release of any of such escrow shares to any of our employees based on our fulfillment of stated performance thresholds constitutes a compensatory plan to such employees, which requires us to record a corresponding compensation expense in our financial statements. We originally recorded a $4.1 million non-cash expense in connection with the initial release of escrowed shares in April 2007 based upon the fair value of the released shares on the date of release. However, the key provisions of SFAS-123R require that share-based compensation awards to employees be measured at the grant-date fair value and the cost recognized over the period during which the employee is required to provide service in exchange for the award. As a result, we have restated our financial statements for fiscal 2006 to record a $2,250,116 non-cash expense for such shares during such period.

The followings are the restated Consolidated Balance Sheets as of December 31, 2006, Consolidated Statement of Operations and Comprehensive Income for the year ended December 31, 2006, and Consolidated Statement of Cash Flows for the year ended December 31, 2006:

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

17. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Balance Sheets
(U.S. dollars)
	December 31, 2006	December 31, 2006
ASSETS	(Original)	(Restated)
Current assets
Cash and cash equivalents	$21,692,814	$21,692,814
Accounts receivable	13,471,450	13,471,450
Purchase deposits	-	-
Prepaid expenses and deferred charges	200,436	200,436
Inventories	10,077,479	10,077,479
Tax refund receivables	1,079,002	1,079,002
Total current assets	46,521,181	46,521,181

Property, plant and equipment (net)	32,597,150	32,597,150
Other receivables	2,056,642	2,056,642
Construction contracts	12,016,823	12,016,823
Intangible assets (net)	9,030,077	9,030,077

Total assets	$102,221,873	$102,221,873

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$-	$15,969,520
Other payables	20,712,794	4,743,274
Accrued liabilities	1,597,557	1,597,557
Short term loans payable	23,845,198	23,845,198
Taxes payable	378,705	378,705
Deposits from clients	683,814	683,814
Research and development grants payable	248,572	248,572
Long-term loans payable-current portion	145,671	145,671
Total current liabilities	47,612,311	47,612,311
Long term loans payable	1,912,343	1,912,343
Total liabilities	49,524,654	49,524,654

Equity
Preferred stock: par value $0.001, 10,000,000 authorized, 6,900,000 issued and outstanding	6,900	6,900
Common stock: par value $0.001, 25,000,000 authorized, 12,132,311 issued and outstanding	12,133	12,133
Additional paid in capital	32,538,535	34,788,651
Retained earnings	18,456,884	16,206,768
Accumulated other comprehensive income	1,682,767	1,682,767
Total equity	52,697,219	52,697,219

Total liabilities and equity	$102,221,873	$102,221,873

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

17. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Statements Of Operations And Comprehensive Income
(U.S. dollars)

	Year Ended December 31,
	2006	2006
	(Original)	(Restated)
Revenues
Sales revenues	$143,812,212	$143,812,212
Cost of sales	123,195,870	123,195,870
Gross profit	20,616,342	20,616,342

Operating expenses
General and administrative expenses	2,989,158	5,239,274
Operating expenses	3,485,397	3,485,397
Penalty	8,354,205	8,354,205
Total operating expenses	14,828,760	17,078,876

Income from operations	5,787,582	3,537,466

Other income (expense)
Interest income	316,604	316,604
Other income (expenses)	50,589	50,589
Allowances income	2,364,803	2,364,803
Exchange gain (loss)	(21,377)	(21,377)
Interest expense	(1,555,671)	(1,555,671)
Total other income (expense)	1,154,948	1,154,948

Net income before taxes	6,942,530	4,692,414
Provision for income taxes	568,433	568,433

Net income after taxes	6,374,097	4,123,981
Less: minority interest in gain	16,113	15,047
Plus: acquisition gain	1,066	-
Net income	$6,359,050	$4,108,934

Foreign currency translation adjustment	1,379,019	1,379,019
Comprehensive income	$7,738,069	$5,487,953

Basic earnings per common share	$0.35	0.23
Diluted earnings per common share	$0.31	0.20
Basic weighted average shares outstanding	11,761,932	11,761,932
Diluted weighted average shares outstanding	20,334,259	20,334,260

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

17. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Statements of Cash Flow
(U.S. dollars)

	Year Ended December 31,
	2006	2006
	(Original)	(Restated)
Cash flows from operating activities:
Net income	$6,359,050	$4,108,934
Adjustments to reconcile net income to net case provided by (used in) operations:
Minority interest	16,113	15,047
Acquisition gain	1,066	1,066
Depreciation	973,618	973,618
Amortization	127,449	127,449
Provision for allowance for bad debt	(1,304,589)	(1,304,589)
Liquidated damages	7,309,848	7,309,848
Warrant expenses	22,330	22,330
Non-cash compensation adjustment	-	2,250,116

Changes in operating assets and liabilities:
Accounts receivable	(3,320,865)	(3,425,421)
Other receivable	-	104,556
Purchase deposits	(101,427)	220,836
Prepaid expense and deferred charges	(1,412,937)	(101,427)
Inventories	(7,730,167)	(7,730,167)
Tax refunds receivable	(434,770)	(434,770)
Accounts payable	8,246,098	9,766,497
Other receivable	-	668,899
Research and development grants payable	-	(2,188,232)
Accrued liabilities	838,137	838,137
Taxes payable	(1,677,220)	(1,677,220)
Deposits from clients	(85,584)	(85,584)
Net cash provided by (used in) operating activities:	9,459,923	9,459,923

Cash flows from investing activities:
Construction in progress	(17,051,855)	(17,051,855)
Additions to property and equipment	(1,820,630)	(1,820,630)
Additions to intangible assets	(7,404,402)	(7,404,402)
Net cash used in investing activities	(26,276,887)	(26,276,887)

Cash flows from financing activities:
Proceeds from cash overdraft	(619,579)	-
Repayment of Bank overdraft	-	(619,579)
Proceeds from short-term loans	30,081,418	30,081,418
Repayment of short-term loans	(25,232,072)	(25,232,072)
Proceeds from long-term loans	(352,105)	(352,105)
Proceeds from preferred stock	23,110,703	23,110,703

ZHONGPIN INC.
NOTES TO FINANCIAL STATEMENTS

17. RESTATEMENT (continued)

Zhongpin Inc.
Consolidated Statements of Cash Flow
(U.S. dollars)

	Year Ended December 31,
	2006	2006
	(Original)	(Restated)
Net cash provided by financing activities	26,988,365	26,988,365

Effect of rate changes on cash	1,379,019	1,379,019

Increase (decrease) in cash and cash equivalents	$11,550,420	$11,550,420

Cash and cash equivalents, beginning of period	10,142,394	10,142,394
Cash and cash equivalents, end of period	21,692,814	21,692,814

Supplemental disclosures of cash flow information:
Cash paid for interest	1,554,883	1,554,883
Cash paid for income taxes	$323,866	$323,866

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold overallotments or subscriptions.

12,009,698 Shares

ZHONGPIN INC.

COMMON STOCK

PROSPECTUS

_________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

Description	Amount
Securities and Exchange Commission registration fee	$-
Accounting fees and expenses	10,000*
Legal fees and expenses	20,000*
Miscellaneous fees and expenses	3,000*
Total	$35,000*

* Estimated

Item 14. Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On January 30, 2006, we entered into a Share Exchange Agreement dated as of January 30, 2006 (the “Share Exchange Agreement”) with Falcon Link Investment Limited (“Falcon Link”) and its shareholders pursuant to which we issued to the shareholders of Falcon Link an aggregate of 11,250,005 shares of common stock in exchange for all of the issued and outstanding shares of capital stock of Falcon Link. Such shares of common stock were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

We entered into a securities purchase agreement, dated as of January 30, 2006, with the investors named therein. Pursuant to such securities purchase agreement, on January 31, 2006, we sold units at $8.00 per unit, with each unit consisting of two shares of Series A convertible preferred stock and a warrant exercisable to purchase one share of our common stock at an initial exercise price of $5.00 per share. We sold 3.45 million units, primarily to institutional investors, and received gross proceeds of $27.6 million. The Series A convertible preferred stock and the warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act on the basis that their issuance did not involve a public offering and each investor represented to us that it was an “accredited investor,” as defined in the Securities Act.

As a result of the sale of such units, we issued 6.9 million shares of Series A convertible preferred stock and 3.45 million warrants. The Series A convertible preferred stock is convertible into 6.9 million shares of common stock (based on an initial conversion price of $4.00). The warrants are exercisable for a five-year period at an exercise price of $5.00 per share.

In connection with the sale of the 3.45 million units, we issued to European American Equities Ltd. (formerly known as TN Capital Equities, Ltd.), the placement agent for the offering, or its designees, warrants to purchase an aggregate of 345,000 units at an initial exercise price of $8.00 per unit, subject to adjustment, at any time prior to January 30, 2011. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

We agreed to register for resale under the Securities Act the shares of common stock issuable upon conversion of the Series A convertible preferred stock and exercise of the warrants comprising the units sold, as well as the units issuable upon exercise of the placement agent warrants.

In connection with our engagement of CCG Partners LLC to perform certain public relations services for our company, in June 2006, we issued to CCG Partners LLC three-year warrants to purchase up to 100,000 shares of our common stock for a purchase price of $6.50 per share. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In December 2006, we issued to certain of the investors that purchased our securities under the securities purchase agreement dated as of January 30, 2006 warrants to purchase an aggregate of 884,796 shares of our common stock at an initial exercise price of $5.50 per share. Such warrants were issued in consideration of the agreement of such investors to permit us to remove from this registration statement 9,348,592 shares of common stock issuable upon conversion of the Series A convertible preferred stock or exercise of the warrants purchased under such securities purchase agreement. Such warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act on the basis that their issuance did not involve public offering and each investor represented to us that it was an “accredited investor” as defined in the Securities Act.

In December 2006, we issued to certain investors that purchased our securities under the securities purchase agreement dated as of January 30, 2006 an aggregate of 379,743 shares of our common stock in consideration of the settlement of certain penalty payments payable to such investors due to our failure to file this registration statement with the Securities and Exchange Commission, and to have this registration statement declared effective by the Commission, within the time periods required by the Registration Rights Agreement filed as Exhibit 10.17 to this registration statement. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act on the basis that their issuance did not involve public offering and each investor represented to us that it was an “accredited investor” as defined in the Securities Act.

We entered into a securities purchase agreement, dated as of September 28, 2007 with the investors named therein. Pursuant to such securities purchase agreement, on October 9, 2007, we sold 6,250,000 shares of common stock at a purchase price of $8.00 per share. The common stock was primarily sold to institutional investors and generated gross proceeds of $50 million. The common stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act on the basis that their issuance did not involve a public offering and each investor represented to us that it was an “accredited investor,” as defined in the Securities Act.

In connection with the sale of the 6.25 million shares of common stock, we issued to European American Equities Ltd. and Roth Capital Partners, LLC, the placement agents for the offering, or their designees, warrants to purchase an aggregate of 437,500 shares of common stock at an initial exercise price of $8.00 per share, subject to adjustment, at any time prior to October 9, 2012. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with our re-engagement of CCG Elite Investor Relations LLC to perform certain public relations services for our company, in September 2007, we issued to CCG Investor Relations LLC three-year warrants to purchase up to 50,000 shares of our common stock for a purchase price of $10.00 per share. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16. – Exhibits and Financial Statement Schedules.

(a)  Documents filed as part of this registration statement:

(1) Consolidated Balance Sheets as of March 31, 2008 (unaudited) and December 31, 2007
Consolidated Statements of Operations and Comprehensive Income for the three months ended March 31, 2008 and March 31, 2007 (unaudited)
Consolidated Statements of Changes in Stockholders’ Equity for the period from January 1, 2007 to March 31, 2008 (unaudited)
Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and March 31, 2007 (unaudited)
Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2007 and 2006
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2007, 2006 and 2005
Consolidated Statements of Changes in Stockholder’s Equity for the years ended December 31, 2007, 2006 and 2005
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005
Notes to Consolidated Financial Statements

(2) Financial Statement Schedules
None.

(b)	Exhibits:
3.1
Certificate of Incorporation of the Registrant filed February 4, 2003 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 22, 2004.

3.2
Amendment to Certificate of Incorporation of the Registrant filed January 30, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 30, 2006.

3.3
Certificate of Designation of Series A Convertible Preferred Stock of the Registrant filed January 30, 2005 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K dated January 30, 2006.

3.4
Amendment to Certificate of Incorporation of the Registrant filed February 16, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated February 16, 2006.

3.5
Amendment to the Certificate of Incorporation of the Registrant filed March 20, 2007 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2006.

	3.6	Amended and Restated By-laws of the Registrant, incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated September 4, 2007.

4.1	Amended and Restated Equity Incentive Plan, incorporated by reference to Annex A to our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2007.

5.1	Opinion of Pryor Cashman LLP regarding legality of securities being registered.

10.1
Loan Agreements between Agricultural Bank of China, Xuchang Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated January 30, 2006.*

10.2
Loan Agreement dated March 31, 2005 between CITIC Industrial Bank, Zhengzhou Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated January 30, 2006.*

10.3
Loan Agreements between Shanghai Pudong Development Bank, Zhengzhou Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated January 30, 2006.*

10.4
Loan Agreements between China Construction Bank, Xuchang Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated January 30, 2006.*

10.5
Transfer Loan Agreement dated May 31, 2002 between Bank of Communications, Zhengzhou Branch and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated January 30, 2006.*

10.6
Equipment Purchase Agreement dated July 18, 2001 between Henan International  Economic Trading Corporation (buyer), Henan Zhongpin Food Share Co., Ltd. (end user) and Berg Chilling Systems Inc.(seller), incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated January 30, 2006.*

10.7
Advisory Agreements dated April 07, 2005 and April 26, 2005 between Greenstone Investment & Consultants Ltd. and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 (Registration No. 333-133226) (translated from Mandarin).

10.8
Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Zhu Xianfu and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K dated January 30, 2006.*

10.9
Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Ben Baoke and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K dated January 30, 2006.*

10.10
Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Si Shuichi and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K dated January 30, 2006.*

10.11
Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Wang Qinghe and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K dated January 30, 2006.*

10.12
Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Liu Chaoyang and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.12 to our Current Report on Form 8-K dated January 30, 2006.*

10.13
Agreement on Transfer of Shares of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Wang Juanjuan and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.13 to our Current Report on Form 8-K dated January 30, 2006.*

10.14
Agreement on Trust of Share Equity of Henan Zhongpin Food Share Co., Ltd. dated May 23, 2005 between Zhu Xianfu, Ben Baoke, Si Shuichi, Wang Qinghe, Liu Chaoyang and Wang Juanjuan and Henan Zhongpin Food Co., Ltd., incorporated by reference to Exhibit 10.14 to our Current Report on Form 8-K dated January 30, 2006.*

10.15
Agreement on Transfer of Equity Interest of Henan Zhongpin Food Co., Ltd. dated August 16, 2005 between Zhu Xianfu, Ben Baoke, Si Shuichi, Wang Qinghe, Liu Chaoyang and Wang Juanjuan (Transferors) and Falcon Link
Investment Ltd., incorporated by reference to Exhibit 10.15 to our Current Report on Form 8-K dated January 30, 2006.*

10.16
Securities Purchase Agreement, dated as of January 30, 2006, by and among the Registrant and the purchasers named therein, incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.17
Registration Rights Agreement, dated as of January 30, 2006, by and among the Registrant and the purchaser named therein, incorporated by reference to Exhibit 10.17 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.18	Form of Warrant to purchase common stock, incorporated by reference to Exhibit 10.18 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.19
Placement Agent Warrant Agreement, dated as of January 30, 2006, between the Registrant and TN Capital Equities, Ltd., incorporated by reference to Exhibit 10.19 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.20
Stock Purchase Agreement, dated as of March 15, 2005, among Richard Armstrong, Halter Capital Corporation and the Registrant, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated March 30, 2005.

10.21
Share Exchange Agreement, dated as of January 30, 2006, among the Registrant, Falcon Link Investment Limited, the stockholders of the Registrant signatory thereto and as to Articles IV, VII and IX only, Kevin Halter, Jr., incorporated by reference to Exhibit 10.21 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.22
Advisory Agreement, dated as of January 30, 2006, between HFG International Limited and Falcon Link Investment Limited, incorporated by reference to Exhibit 10.22 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.23
Amendment dated as of February 21, 2006 [to Securities Purchase Agreement dated as of January 30, 2006,] among the Registrant and the purchasers named therein, incorporated by reference to Exhibit 10.23 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.24
Escrow Agreement dated as of January 30, 2006, among the Registrant, Law Debenture Trust Company of New York, as escrow agent, and the stockholders of the Registrant named therein, incorporated by reference to Exhibit 10.24 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.25
Amendment to Escrow Agreement dated as of February 21, 2006, among the Registrant, Law Debenture Trust Company of New York, as escrow agent, and the stockholders of the Registrant named therein, incorporated by reference to Exhibit 10.25 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.26
Common Stock Purchase Warrant dated June 15, 2006, between the Registrant and CCG Partners LLC, incorporated by reference to Exhibit 10.26 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.27
Leasing Contract, dated as of November 6, 2006, between Heilongjiang Gongzhun Meat and Food Co., Ltd. and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. (Translated from Mandarin)

10.28
Amendment dated as of December 21, 2006 [to Registration Rights Agreement dated as of January 30, 2006,] among the Registrant and the Investors named therein, incorporated by reference to Exhibit 10.28 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.29	Form of Common Stock Purchase Warrant issued in December 2006, incorporated by reference to Exhibit 10.29 to our Registration Statement on Form S-1 (Registration No. 333-133226).

10.30	Asset Acquisition Agreement, dated as of June 29, 2007, between Henan Zhongpin Food Share Co., Ltd. and Deyang East China Food Company Limited. (Translated from Mandarin).

10.31
Leasing Contract, dated as of September 6, 2007 between Tianjin Shuli Enterprise Co., Ltd. and Henan Zhongpin Food Share Co., Ltd., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 6, 2007.  (Translated from Mandarin).

10.32
Securities Purchase Agreement, dated as of September 28, 2007, between the Registrant and the investors listed therein, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 26, 2007.

10.33
Registration Rights Agreement, dated as of September 28, 2007, between the Registrant and the investors listed therein, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 26, 2007.

10.34	Form of Placement Agent Warrant incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated September 26, 2007.

10.35	Amendment to Escrow Agreement dated as of August 15, 2007, among the Registrant and the Stockholders of the Registrant named therein.

14.1	Code of Business Conduct and Ethics of the Registrant, incorporated by reference to Exhibit 14.1 to our Registration Statement on Form S-1 (Registration No. 333-133226).

21.1	List of Subsidiaries of Registrant, incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1 (Registration No. 333-147639).

23.1	Consent of Child, Van Wagoner & Bradshaw, PPLC.

23.2	Consent of Pryor Cashman LLP (included in their opinion filed as Exhibit 5.1).

24.1	Powers of Attorney of certain of our officers and directors (including on the signature page of this Registration Statement as originally filed on May 22, 2008).

99.1
Business License of Henan Zhongpin Food Share Co., Ltd., dated December 16, 2003, incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K dated January 30, 2006.  (Translated from Mandarin)

99.2	By-Laws of Henan Zhongpin Food Share Co., Ltd., dated May 23, 2005, incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K dated January 30, 2006. (Translated from Mandarin)

99.3
Governmental Approval of the Acquisition of Henan Zhongpin Food Co., Ltd. by Falcon  Link Investment Limited, dated September 13, 2005, incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K dated January 30, 2006.  (Translated from Mandarin)

99.4
Certificate of Approval for Establishment of an Enterprise with Foreign Investment [Henan Zhongpin Food Co., Ltd.] in the People’s Republic of China, dated September 15, 2005, incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K dated January 30, 2006. (Translated from Mandarin)

99.5	By-Laws of Henan Zhongpin Food Co., Ltd., dated August, 2005, incorporated by reference to Exhibit 99.5 to our Current Report on Form 8-K dated January 30, 2006. (Translated from Mandarin)

99.6	Certificate of Incorporation of Falcon Link Investment Limited, dated July 21, 2005, incorporated by reference to Exhibit 99.6 to our Current Report on Form 8-K dated January 30, 2006.

99.7	Memorandum of Association of Falcon Link Investment Limited, dated July 21, 2005, incorporated by reference to Exhibit 99.7 to our Registration Statement on Form S-1 (Registration No. 333-133226).

99.8	Articles of Association of Falcon Link Investment Limited, dated July 21, 2005, incorporated by reference to Exhibit 99.8 to our Registration Statement on Form S-1 (Registration No. 333-133226).

99.9	Business License of Henan Zhongpin Food Co., Ltd. dated May 26, 2005, incorporated by reference to Exhibit 99.9 to our Current Report on Form 8-K dated January 30, 2006. (Translated from Mandarin)

* Original agreement in Mandarin, summary of key terms attached.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed information on the plan of distribution.

(2)  For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in Changge City, Henan Province, the People’s Republic of China, on June 17, 2008.

ZHONGPIN INC.

By:	/s/ Xianfu Zhu
Xianfu Zhu
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Xianfu Zhu	Chairman of the Board of Directors	June 17, 2008
Xianfu Zhu	and Chief Executive Officer
(Principal Executive Officer)

/s/ Yuanmei Ma	Chief Financial Officer	June 17, 2008
Yuanmei Ma	(Principal Financial and
Accounting Officer)

/s/ Baoke Ben*	Director	June 17, 2008
Baoke Ben

/s/ Min Chen*	Director	June 17, 2008
Min Chen

/s/ Raymond Leal*	Director	June 17, 2008
Raymond Leal

/s/ Yaoguo Pan*	Director	June 17, 2008
Yaoguo Pan

*
Xianfu Zhu, pursuant to a Power of Attorney executed by each of the directors noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to Registration Statement on behalf of each of the persons noted above, in the capacities indicated.

/s/ Xianfu Zhu
Xianfu Zhu